EXHIBIT 10.28

BORROWING BASE REVOLVING LINE OF CREDIT AGREEMENT

DATED AS OF DECEMBER 23, 2010

BY AND AMONG

INDUSTRIAL INCOME OPERATING PARTNERSHIP LP,

IIT REAL ESTATE HOLDCO LLC,

AND

EACH OF THE PROJECT BORROWERS REFERENCED HEREIN,

JOINTLY AND SEVERALLY AS BORROWER,

AND

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,

AND

THE LENDERS REFERENCED HEREIN,

AND

PNC BANK, NATIONAL ASSOCIATION, AS SYNDICATION AGENT,

U.S. BANK, NATIONAL ASSOCIATION, AS DOCUMENTATION AGENT,

J.P. MORGAN SECURITIES LLC AND PNC CAPITAL MARKETS LLC, AS JOINT BOOK

RUNNERS AND JOINT LEAD ARRANGERS,

AND

J.P. MORGAN SECURITIES LLC AS LEAD LEFT BOOK RUNNER

BORROWING BASE REVOLVING LINE

OF CREDIT AGREEMENT

This BORROWING BASE REVOLVING LINE OF CREDIT AGREEMENT (this “Agreement”) dated as of December 23, 2010 is made and entered into by and among INDUSTRIAL INCOME OPERATING PARTNERSHIP LP, a Delaware limited partnership, IIT REAL ESTATE HOLDCO LLC, a Delaware limited liability company, each of the Project Borrowers (as hereinafter defined) party hereto from time to time, JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as Administrative Agent (as hereinafter defined), and the Lenders (as hereinafter defined).

RECITALS

(A) Borrower has requested that Lenders provide to Borrower a borrowing base revolving line of credit to finance Borrower’s (as hereinafter defined) acquisition and operation of Qualified Properties (as hereinafter defined) and for working capital and general corporate purposes as more fully described in Section 2.15(b).

(B) Lenders are willing to provide such a borrowing base revolving line of credit to Borrower upon the terms and conditions hereinafter set forth.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Administrative Agent and the Lenders agree that:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In this Agreement, the following capitalized terms have the following meanings:

“ABR Applicable Margin” means, as of any date with respect to any ABR Borrowing, the applicable per annum amount then in effect pursuant to Section 2.5(b) hereof.

“ABR Borrowing” refers to each Advance that bears interest at the ABR Rate.

“ABR Rate” means, with respect to an ABR Borrowing, the sum of (a) the Alternate Base Rate, plus (b) the ABR Applicable Margin.

“Accordion Increase” means as defined in Section 2.1(c).

“Acquisition Costs” means the sum of (a) the actual purchase price, (b) all normal and customary third-party costs of closing (including financing costs to the extent payable at closing, but specifically excluding ongoing costs to carry the applicable

Qualified Property (interest, etc.)) paid by Borrower to acquire a Qualified Property, and (c) acquisition fees and other amounts payable under the Advisory Agreement, as reasonably approved by Administrative Agent in its reasonable discretion.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted NOI” means, with respect to any applicable time period for any Qualified Property, an amount, (positive or negative), equal to (a) NOI for such period with respect to such Qualified Property less (b) the sum of (i) the Capital Expenditure Reserve amount for such Qualified Property during such period, plus (ii) an additional management fee in the amount of the Management Fee Percentage applicable to such Qualified Property during such period; provided, that (1) when calculating Debt Service Coverage Ratio, (y) such amount shall be exclusive of any amount for such period attributable to the Straight-Lining of Rents, and (z) for any Lease where the applicable Tenant is in occupancy during a free rent period occurring during the first year of such Lease, NOI shall be determined based on the average rent in the first year of such Lease, exclusive of the amount (if any) of amortization of capitalized lease incentive costs which is recorded as a reduction of revenues under GAAP for any specified period; and (2) for all other calculations, such amount shall be inclusive of any amount for such period attributable to the Straight-Lining of Rents and exclusive of the amount (if any) of amortization of capitalized lease incentive costs which is recorded as a reduction of revenues under GAAP for any specified period.

“Administrative Agent” means JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Advance” means each disbursement of proceeds of the Commitment, including, without limitation, Protective Advances and Swing Line Advances.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement dated May 14, 2010, by and among Guarantor, Operating Borrower and Industrial Income Advisors LLC, as amended from time to time.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with, such Person. For the purposes of this Agreement, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Commitment” means, as of any date of determination, the aggregate of the Commitments of all the Lenders, as such amount may be reduced or increased (by the Accordion Increase) in accordance with this Agreement. As of the Effective Date hereof, the Aggregate Commitment is ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00).

“Agreement” means this Borrowing Base Revolving Line of Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (also referred to as Reuters BBA Libor Rates Page 3750), or on any successor or substitute page, at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Annualized Adjusted NOI” means (a) for each Qualified Property owned for one calendar quarter or more for which financial statements are available, Adjusted NOI for such Qualified Property for such immediately preceding calendar quarter (annualized); (b) for each Qualified Property owned for a period of less than one calendar quarter or for which one calendar quarter of financial statements are not available, NOI as set forth in the applicable Appraisal.

“Applicable Margin” means as set forth in Section 2.5(b).

“Appraisal” means an appraisal of each Qualified Property which meets the following requirements: (a) such appraisal has been independently and impartially prepared by a qualified appraiser reasonably approved and directly engaged by Administrative Agent; (b) such appraisal satisfies all of the requirements set forth in Section 3.6; (c) such appraisal complies with all applicable federal and state laws and regulations dealing with appraisals or valuations of real property; and (d) such appraisal has been reviewed as to form and content and approved by Administrative Agent in its sole and absolute discretion.

“Appraised Value” means the “as-is” appraised value of each Qualified Property set forth in the most recent Appraisal of such Qualified Property reviewed and determined to be acceptable to Administrative Agent, in its sole and absolute discretion; provided, however, (i) with respect to a Stabilized Qualified Property, if the latest Appraisal for such Stabilized Qualified Property is dated more than one (1) year prior to the applicable date of determination, the “Appraised Value” of such Stabilized Qualified Property shall equal the quotient of the Qualified Property NOI for such Stabilized

Qualified Property, divided by the applicable Maximum Capitalization Rate, as determined by Administrative Agent in its sole but reasonable discretion based on the most recent available calendar quarter financial statements of such parties, and (ii) with respect to a Non-Stabilized Qualified Property where the latest Appraisal is dated more than one (1) year prior to the applicable date of determination, the “Appraised Value” for such Non-Stabilized Qualified Property shall equal the “book value (net of impairments)” of such Non-Stabilized Qualified Property, as determined by Administrative Agent in its sole but reasonable discretion based on the most recent available financial statements of such parties .

“Approvals and Permits” means each and all material approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, entitlements and other actions and rights granted by or filings with any Person legally required for acquisition and development of the Qualified Properties, for the sale of Qualified Properties, for occupancy, ownership and use by Persons of the Qualified Properties, or otherwise for the conduct of, or in connection with, the business and operations of Borrower or any other Loan Party.

“Approved Fund” means (a) a commercial bank organized under the laws of the United States of America, or any state thereof, and having total assets in excess of $5,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a tangible net worth of at least $250,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America; or (d) the central bank of any country which is a member of the OECD.

“Approved Leasehold Interest” means as defined in Section 4.2(a).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.1 hereof), and accepted by Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by Administrative Agent.

“Assignment of Ownership Interest” means with respect to any limited liability company, an assignment of membership pledge agreement in the form attached hereto as Exhibit B, and with respect to any limited partnership or other entity, a comparable form for such entity’s organizational structure, executed by the owner of the Ownership Interests in and to the applicable Project Borrower (and if applicable, executed by the applicable Project Borrower), based upon the ownership structure of such Person, from time to time for the benefit of Administrative Agent on behalf of the Lenders, whereby such owner of the Ownership Interests in and to the applicable Project Borrower (and if applicable, the Project Borrower) assigns to Administrative Agent for the benefit of the Lenders one hundred percent (100%) of the Ownership Interests in and to each Project Borrower from time to time, subject to the terms and conditions set forth in the Assignment of Ownership Interest.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorization Documents” means certified copies of all resolutions of the shareholders, members and partners of Borrower, Guarantor and each other Loan Party, authorizing Borrower, Guarantor and each other Loan Party to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by Borrower, Guarantor or any other Loan Party in connection herewith, and certifying the names and signatures thereon of the officers of Borrower, Guarantor and each other Loan Party authorized to execute this Agreement and the other Loan Documents and to request Advances on behalf of Borrower.

“Available Commitment” means at any time, the lesser of:

(a) The Aggregate Commitment; or

(b) The Borrowing Base, as determined by Administrative Agent from time to time pursuant to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor federal statute.

“Borrower” means, individually and collectively, each of the Project Borrowers, Real Estate Holding Company and Operating Borrower, jointly and severally.

“Borrower Assumption Agreement” means, as to each Project Borrower, that certain Project Borrower Assumption Agreement in substantially the form attached hereto as Exhibit C.

“Borrowing” means Advances of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Borrowings, as to which a single Interest Period is in effect.

“Borrowing Base” means as defined in Section 3.1, as determined by Administrative Agent from time to time in accordance with this Agreement.

“Borrowing Base Report and Collateral Certificate” means a report prepared by Operating Borrower, signed and certified as accurate and complete by an authorized officer of Operating Borrower’s general partner, in substantially the form of Exhibit D or another form prescribed by Administrative Agent from time to time.

“Borrowing Base Value” means, with respect to each Qualified Property comprising Eligible Collateral, as defined in Section 3.1, as determined by Administrative Agent from time to time in accordance with this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Phoenix, Arizona, are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure Reserve” means, with respect to a Property, a normalized annual reserve for replacement reserves and capital expenditures in the amount of $0.05 per year per square foot of net leasable area (as set forth in the applicable appraisal) contained in such Property. When the Capital Expenditure Reserve is used in computing an amount with respect to a period which is shorter than a year, said amount shall be appropriately pro-rated. For the avoidance of doubt, these amounts shall be used solely for calculation purposes and are not required to be reserved.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date of this Agreement, (b) any written change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date of this Agreement, or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date of this Agreement.

“Change of Control” means the occurrence of any one of the following events:

(a) during any twelve (12) month period on or after the Effective Date, individuals who at the beginning of such period constituted the Board of Directors or Trustees of Guarantor (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of Guarantor was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or disability) to constitute a majority of the members of the Board then in office;

(b) any Person or group (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Guarantor equal to at least thirty percent (30%);

(c) Guarantor consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 7.1); or

(d) Guarantor fails to own, directly or indirectly, eighty percent (80%) of the Ownership Interests of Borrower.

“CMBS Securities” means a collective reference to any investment securities that represent an interest in, or are secured by, one or more pools of commercial mortgage loans or synthetic mortgages.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property, interests in property, and rights to property securing any or all Obligations from time to time.

“Commitment” means the obligation of Lenders to make Advances to Borrower pursuant to this Agreement and otherwise provide credit pursuant to this Agreement.

“Commitment Amount” means, with respect to each Lender, the amount of the Aggregate Commitment represented by each Lender’s respective Commitment under this Agreement.

“Commitment Amount Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment Amount; provided that in the case of Section 12.11 when a Defaulting Lender exists, “Commitment Amount Percentage” means the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment Amount) represented by such Lender’s Commitment Amount. If the Commitments have terminated or expired, the Commitment Amount Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Compliance Certificate” means a Certificate in the form of Exhibit E attached hereto, or as otherwise required by Administrative Agent from time to time.

“Consolidated Group” means, collectively, Guarantor and all of Guarantor’s Subsidiaries, which are consolidated with Guarantor for financial reporting purposes.

“Consolidated Group Net Operating Income” means, for any three month period, Qualified Property NOI for all Qualified Properties, plus the following for all Properties that are not Qualified Properties (annualized and if owned for less than 3 months annualized for the period owned), the amount, calculated on an accrual basis, equal to: (i) the aggregate gross revenues, including reimbursements, from the operations of such Property, less (ii) all expenses and other charges incurred in connection with the operation of such Property during such period (including real estate taxes) but excluding debt service charges, income taxes, depreciation, amortization, and other non-cash expenses, less (iii) the Capital Expenditure Reserve amount for such Property during such period; provided, however, that such amount shall be inclusive of any amount for such period attributable to the Straight-Lining of Rents and exclusive of the amount (if any) of amortization of capitalized lease incentive costs which is recorded as a reduction of revenues under GAAP for any specified period.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate and the Consolidated Group, in the aggregate, is or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage that differs from that calculated above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group is or would be liable.

“Consolidated Group Total Asset Value” means, as determined by Administrative Agent, in its sole but reasonable discretion, the sum of (i) the Consolidated Group Net Operating Income attributable to each Property, divided by (a) an 8.0% capitalization rate with respect to Properties comprising Industrial Properties, or (b) (1) with respect to all Qualified Properties not comprising Industrial Properties (other than Entitled Vacant Land), the greater of (A) 9.0% (unless otherwise approved by Administrative Agent in its sole and absolute discretion) or (B) the capitalization rate set forth in the most recent Administrative Agent-approved appraisal for the applicable Property, or (2) with respect to all other Properties not comprising Industrial Properties and that are not a Qualified Property, 9.0%, plus (ii) the “book value (net of impairments)” of Qualified Other Real Estate Assets and Entitled Vacant Land, plus (iii) unrestricted cash or cash equivalents held by the Consolidated Group plus amounts due from transfer agent.

“Debt Coverage Amount” means the maximum Outstanding Credit Exposure that the aggregate Qualified Property NOI will support at a 1.40x Debt Service Coverage Ratio.

“Debt Service Coverage Ratio” means, with respect to all of the Qualified Properties comprising Eligible Collateral, Qualified Property NOI divided by Total Debt Service.

“Default Interest Rate” means as defined in Section 2.5(d).

“Defaulting Lender” means any Lender, as determined by Administrative Agent, that has (a) failed to fund any portion of its Commitment within three (3) Business Days of the date required to be funded by it hereunder, (b) notified Borrower, Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances, (d) otherwise failed to pay over to Administrative Agent or any Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent, or has a parent company that has become or is insolvent, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Property” means as defined in Section 4.2 hereof.

“Distributions” means any of the following:

(a) Any dividend, distribution or advance paid or declared by Borrower or Guarantor to its partners in respect of any Ownership Interest in or of Borrower;

(b) Intentionally omitted;

(c) Any return of any capital of Borrower to its partners; and

(d) Any other distribution of the assets, properties, cash, rights, obligations or securities of Borrower to its partners.

“Dividend Payout Ratio” means Distributions paid for any period, divided by the Modified Funds from Operations of Consolidated Group for such period.

“Draw Request” means a completed request, in the form attached hereto as Exhibit F, or as otherwise approved by Administrative Agent, from Borrower to Administrative Agent requesting an Advance (other than a Swing Line Advance), together with such other documents and information as Administrative Agent may reasonably require from time to time under the circumstances.

“EBITDA” means, with respect to the Consolidated Group for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP plus, to the extent previously deducted, interest, taxes, depreciation, amortization, other non-cash items, fees and expenses associated with the transaction contemplated by this Agreement, asset (but not property) management fees and expenses and real estate acquisition costs and expenses and the Consolidated Group Pro Rata Share of interest, taxes, depreciation, amortization, other non-cash items, asset (but not property) management fees and expenses and real estate acquisition costs and expenses, less the straight-lining of rents, for the Investment Affiliates, but excluding in both cases gains and losses from the sale of assets and extraordinary items. To the extent previously deducted, all of the above described modifiers to such consolidated net income are as derived from Guarantor’s books and records, which books and records are to be maintained in accordance with GAAP.

“Effective Date” means the date set forth on the first page of this Agreement.

“Eligible Collateral” means the Qualified Properties that meet the requirements of this Agreement for inclusion in the Borrowing Base, have been included therein and have not been released therefrom.

“Entitled Vacant Land” means all or a portion of a Qualified Property that is not improved with Improvements, but that has all necessary entitlements from all necessary Governmental Authorities to allow the applicable Project Borrower to commence constructing Improvements upon such Qualified Property (other than building permits and similar approvals required for the actual construction), and all such Entitled Vacant Land shall constitute a Non-Stabilized Qualified Property.

“Environmental Agreement” means, with respect to each Qualified Property, certain Environmental Indemnity Agreements now or hereafter executed by Borrower and Guarantor for the benefit of Lenders, in the form attached hereto as Exhibit G, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Hazardous Substances, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Borrower or any Subsidiary or any of their respective assets or Projects.

“Equity Issuance” means any issuance by Operating Borrower or Guarantor to any Person other than Borrower, Guarantor or otherwise in the Consolidated Group of (a) shares of its Ownership Interests, and (b) any shares of its Ownership Interests pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations and published interpretations thereunder, as in effect from time to time.

“ERISA Affiliate” means as defined in Section 5.1(k)(i).

“Eurodollar Applicable Margin” means, as of any date with respect to any Eurodollar Borrowing, the applicable per annum amount then in effect pursuant to Section 2.5(b) hereof.

“Eurodollar Borrowing” refers to each Advance that bears interest at the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Borrowing for the relevant Interest Period, the sum of (a) the applicable Adjusted LIBO Rate, plus (b) the Eurodollar Applicable Margin.

“Event of Default” means as defined in Section 8.1.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any Obligation of Borrower, (a) Taxes imposed on or measured by its net income (however denominated), branch profits taxes and franchise taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 2.10(e)(ii) as of the date such amounts are actually paid to such Lender, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17) any withholding tax that is (i) imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office in a country other than the country in which the immediately preceding Lending Office was located) or (ii) attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 2.10(e)(ii) as of the date such amounts are actually paid to such Lender, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time the Foreign Lender designates such new Lending Office, to receive additional amounts from the Borrower or such other Loan Party with respect to such withholding tax pursuant to Section 2.10(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/16th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/16th of 1%) of the quotations for such day for such transactions received by Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Federal Reserve Bank” means any one of the twelve (12) Federal Reserve Banks located in the United States of America.

“Fiscal Year” means, as applicable, the fiscal year of Borrower ending on each December 31, or the fiscal year of Guarantor ending on each December 31.

“Fitch” means Fitch Ratings, Ltd. and any successor thereto.

“Fixed Charges” means, for any period, the sum of (a) Interest Expense for the applicable period, plus (b) preferred dividends of the Consolidated Group actually paid during the applicable period, plus (c) Scheduled Funded Debt Payments for the applicable period; provided that with respect to any asset which is owned for less than one (1) calendar quarter, the determination of the applicable amount with respect to (a) and (c) shall be based on pro forma payments for such asset.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than in which Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Formation Documents” means the articles of incorporation, articles of organization, partnership certificate, bylaws, operating agreement and partnership agreement of Borrower, Guarantor and each other Loan Party, together with such resolutions, consent and other documents as Administrative Agent may require to evidence due formation, valid existence and authority of Borrower, Guarantor and each other Loan Party.

“Funded Indebtedness” means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than Indebtedness of the types referred to in clause (h) of the definition of “Indebtedness” and other than undrawn amounts under Letters of Credit, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all guarantees of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) its pro rata share of Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means INDUSTRIAL INCOME TRUST INC., a Maryland corporation.

“Hazardous Substances” means all of the following (i) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (ii) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (iii) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Lenders in connection with this Agreement and the other Loan Documents, it being the express intent of the parties hereto that such maximum non-usurious interest rate shall be determined, to the maximum extent permitted by law, by the internal laws of the State of Colorado applicable to interest rates agreed to and contracted for in writing.

“Impositions” means any and all of the following:

(a) Real property taxes and assessments (general and special) assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(b) Personal property taxes assessed against or imposed upon or in respect of any of the Collateral or the Obligations;

(c) Other taxes and assessments of any kind or nature that are assessed or imposed upon or in respect of the Collateral or the Obligations or that may result in a Lien or Encumbrance upon any of the Collateral (including, without limitation, non-governmental assessments, levies, maintenance and other charges whether resulting from covenants, conditions, and restrictions or otherwise, water and sewer rents and charges, assessments on any water stock, utility charges and assessments, and owner association dues, fees, and levies);

(d) Taxes or assessments on any of the Collateral in lieu of or in addition to any of the foregoing;

(e) Taxes on income, revenues, rents, issues, profits and franchise taxes;

(f) Costs, expenses and fees arising from or related to any of the Approvals and Permits or the Requirements; and

(g) Assessment, documentary, indebtedness, license, stamp and revenue charges, fees and taxes and any other fees or taxes imposed on Lenders and measured by or based in whole or in part upon ownership of the Mortgage Instruments, interest in Collateral, or any promissory note, guaranty or Indebtedness secured by the Mortgage Instruments or upon the nature or amount of the Obligations, excluding, however, from all of the foregoing any estate, excess profits, franchise, income, inheritance or similar tax levied on Lenders.

“Improvements” means any and all improvements now or hereafter constructed on the Qualified Properties, each consistent with the use of such Qualified Property.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person then owing under any Swap Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business to the extent not past due for more than one hundred twenty (120) days and other than property management fees, fees paid under the Advisory Agreement and other reasonable fees owed to Affiliates and items being contested in good faith); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the principal portion of capital leases that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, Synthetic Lease Obligations and all other Off-Balance Sheet Liabilities; (g) all binding obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Ownership Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends attributable to such redeemable preferred interest; provided, however, that such obligations shall not be considered Indebtedness hereunder to the extent such redemption may be completed through the issuance by such Person of its capital stock in exchange for the Ownership Interests being redeemed and such Person has elected or may still elect to issue such capital stock rather than pay other consideration in connection with such redemption; (h) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (i) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Industrial Property” means a Property zoned by the applicable Governmental Authority with jurisdiction over the applicable Qualified Property as “industrial” or a synonymous zoning use classification. For the avoidance of doubt, “flex space” shall be considered Industrial Property.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.2.

“Interest Expense” means, for any period all interest expense (including, without limitation, the interest component under capital leases and with respect to Borrower’s pro rata Off-Balance Sheet Liabilities) of the Consolidated Group for such period, as determined in accordance with GAAP, but excluding amortization of financing costs.

“Interest Payment Date” means the 5th day of each month.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Eurodollar Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Period Election Request” means a request by Borrower of an Interest Period in accordance with Section 2.2.

“Interest Rate” means either the Eurodollar Rate or ABR Rate, as applicable pursuant to this Agreement.

“Investment” means, with respect to any Person, any outstanding loan or advance (other than deposits made in connection with any acquisition of Qualified Properties or other assets and advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of such Person prepared in accordance with GAAP) made by such Person to any other Person; any contingent liabilities of such Person undertaken with respect to outstanding Indebtedness of any other Person; and any ownership or similar interest held by such Person in any other Person.

“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

“Involuntary Lien” means any Lien or Encumbrance securing the payment of money or the performance of any other obligation created involuntarily under any law, ordinance, regulation, or rule, or otherwise and any claim of any such Lien or Encumbrance. For purposes of the Loan Documents and the rights and remedies thereunder, “stop notices” or similar notices and demands from Persons performing work or supplying materials with respect to any Collateral and who are asserting lien rights, shall be considered as Involuntary Liens.

“Issuing Lender” means JPMORGAN CHASE BANK, N.A., or any successor thereof approved by Administrative Agent in its sole but reasonable discretion.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ or decree of any Governmental Authority with jurisdiction.

“Leases” means, collectively, and “Lease” means, individually, any lease or other agreement for the use and occupancy of all or any portion of the Improvements, whether now in existence or hereafter arising.

“Lease Documents” means the Leases and all other material documents, agreements and instruments executed and delivered in connection therewith.

“Lenders” means, collectively, (i) Administrative Agent, (ii) the Persons listed on Schedule 1 attached hereto, (iii) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and (iv) unless otherwise provided in this Agreement, Swing Line Lender.

“Lending Office” means, with respect to each Lender, each Lender’s office located at its address set forth on the signature pages hereof as its Lending Office or such other office as such Lender may hereafter designate as its Lending Office by notice to Administrative Agent and Borrower.

“Letter of Credit Agreement” means, collectively, (a) Issuing Lender’s standard form agreement for commercial letters of credit in use by Issuing Lender from time to time and (b) Issuing Lender’s standard form agreement for standby letters of credit in use by Issuing Lender from time to time.

“Letter of Credit Commitment Amount” means, at any one time, an aggregate amount not to exceed Twenty Five Million and No/100 Dollars ($25,000,000.00).

“Letter of Credit Obligations” means at any time the sum of:

(a) The aggregate amount of then outstanding and undrawn Letters of Credit;

(b) The aggregate amount of then outstanding and unpaid drafts drawn and accepted under Letters of Credit; and

(c) The aggregate amount of then outstanding Reimbursement Amounts.

“Letters of Credit” means, collectively, the letters of credit in Issuing Lender’s standard form from time to time issued pursuant to Section 2.20.

“Leverage Ratio” means Guarantor’s consolidated Funded Indebtedness divided by Consolidated Group Total Asset Value.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of Telerate (the equivalent of Reuters Screen LIBOR01 Page) (or on any successor or substitute page thereof, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000.00 and for a maturity comparable to such Interest Period are offered by the principal London office of the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien or Encumbrance” and “Liens and Encumbrances” mean, respectively, each and all of the following with respect to any Project Borrower and/or the Collateral:

(a) Intentionally Omitted.

(b) Any assignment as security, conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created (including, without limitation, Involuntary Liens) and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and

(c) Any option, right of first refusal, or other interest or right.

“Loan Documents” means this Agreement, the Notes, the Mortgage Instruments, the Environmental Agreements, Assignment of Ownership Interests, Assignment and Assumptions, Borrower Assumption Agreements, the Repayment Guaranty and any other agreements, assignments, documents or instruments now or hereafter evidencing, guarantying or securing the Aggregate Commitment and any and all Obligations, as such documents may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Party” means Borrower, Guarantor and each other Person that becomes primarily or secondarily obligated with respect to the Obligations at any time or that provides any material security for the payment or performance of the Obligations.

“Management Fee Percentage” means, with respect to any Qualified Property, a property management fee equal to (i) with respect to single-Tenant Qualified Properties, one percent (1%) of the applicable Qualified Property’s total gross revenues, and (ii) with respect to multi-Tenant Qualified Properties, two percent (2%) of the applicable Qualified Property’s total gross revenues.

“Material Adverse Change” means (i) any change in the assets, liabilities, financial condition, or results of operations of either Operating Borrower, Real Estate Holding Company or Guarantor, or, taken as a whole, the Project Borrowers, (ii) any other event or condition with respect to either Operating Borrower, Real Estate Holding

Company or Guarantor, or, taken as a whole, the Project Borrowers, or (iii) any change in the Qualified Properties (taken as a whole), that Administrative Agent, in its reasonable discretion, determines would materially and adversely affect any of the following: (a) the likelihood of performance by Borrower of the Obligations or the ability of Borrower or Guarantor to perform such Obligations, (b) the legality, validity or binding nature of any of the Obligations of Borrower or any other Loan Party, (c) Lien or Encumbrances (taken as a whole) securing the Obligations, or (d) the priority of the Lien or Encumbrances (taken as a whole) securing the Obligations.

“Maturity Date” means December 23, 2013, as such date may be extended pursuant to Section 2.9.

“Maximum Capitalization Rate” means (i) 8.0% with respect to Qualified Properties comprising Industrial Properties, and (ii) with respect to all other Qualified Properties not comprising Industrial Properties (other than Entitled Vacant Land), the greater of (a) 9.0% (unless otherwise approved by Administrative Agent in its sole and absolute discretion), or (b) the capitalization rate set forth in the most recent Appraisal for the applicable Qualified Property.

“Maximum Non-Stabilized Qualified Property Advance Amount” means (i) the lesser of (a) sixty percent (60%) of the Appraised Value of such Non-Stabilized Qualified Property, or (b) sixty percent (60%) of the Acquisition Costs of such Non-Stabilized Qualified Property, provided that if a Qualified Property comprising Eligible Collateral continues to be a Non-Stabilized Qualified Property for twelve (12) consecutive months after inclusion in the Borrowing Base, the lesser of (c) fifty percent (50%) of the Appraised Value of such Non-Stabilized Qualified Property, or (d) fifty percent (50%) of the Acquisition Costs of such Non-Stabilized Qualified Property, provided that if a Qualified Property comprising Eligible Collateral continues to be a Non-Stabilized Qualified Property for twenty-four (24) consecutive months after inclusion in the Borrowing Base, the lesser of (e) thirty-five percent (35%) of the Appraised Value of such Non-Stabilized Qualified Property based on a new Appraisal then ordered by Administrative Agent (at Borrower’s sole cost and expense), or (f) thirty-five percent (35%) of the Acquisition Costs of such Non-Stabilized Qualified Property; provided, however, (ii) notwithstanding anything to the contrary set forth in the immediately preceding clause (i), the “Maximum Non-Stabilized Qualified Property Advance Amount” with respect to a Non-Stabilized Qualified Property where a single-Tenant (or its Affiliates) is leasing all of the leased net rentable square footage of such Non-Stabilized Qualified Property pursuant to a Lease that expires prior to the initial Maturity Date, means the lesser of (a) fifty percent (50%) of the Appraised Value of such Non-Stabilized Qualified Property, or (b) fifty percent (50%) of the Acquisition Costs of such Non-Stabilized Qualified Property, and (iii) notwithstanding anything to the contrary set forth in the immediately preceding clauses (i) or (ii), the “Maximum Non-Stabilized Qualified Property Advance Amount” with respect to a Non-Stabilized Qualified Property comprising Entitled Vacant Land means the lesser of (a) thirty-five percent (35%) of the Appraised Value of such Non-Stabilized Qualified Property, or (b) thirty-five percent (35%) of the Acquisition Costs of such Non-Stabilized Qualified Property.

“Maximum Stabilized Qualified Property Advance Amount” means, with respect to each Stabilized Qualified Property, the lesser of (i) sixty-five percent (65%) of the Appraised Value of such Stabilized Qualified Property, or (ii) sixty-five percent (65%) of the Acquisition Costs of such Stabilized Qualified Property.

“Modified Funds From Operations” means, with respect to the Consolidated Group for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP plus, to the extent previously deducted, depreciation of real estate assets, amortization of lease related costs, real estate acquisition costs and expenses and other non-recurring cash expenses, including without limitation organization and formation expenses, impairment of real estate assets and gains or losses from sales of assets and the Consolidated Group Pro Rata Share of depreciation of real estate assets, amortization of lease related costs, real estate acquisition costs and expenses and impairment of real estate assets.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instrument” means (i) those certain Deeds of Trust, Assignment of Rents, Security Agreement and Fixture Filing, or (ii) those certain Real Estate Mortgages, Assignment of Rents, Security Agreement and Fixture Filing, now or hereafter executed by the applicable Project Borrower for the benefit of Administrative Agent for the benefit of Lenders, securing the Obligations and creating a first lien on the Qualified Property described therein and all other fixtures and improvements now or hereafter owned, acquired or constructed by such Project Borrower and situated thereon, and all rights and easements appurtenant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time. Each Mortgage Instrument shall be in form and substance acceptable to Administrative Agent.

“Net Cash Proceeds” means the aggregate cash proceeds received by Operating Borrower, Guarantor or by the Consolidated Group in respect of any Equity Issuance, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees and sales commissions whether paid to an Affiliate or third party, including all such fees, costs, expenses, reimbursements and commissions set forth in any prospectus or other document governing such Equity Issuance) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Consolidated Group in any Equity Issuance.

“NOI” means, for any applicable period and for any real property asset based on the most recently available quarterly financial statements (and all of the following as determined in accordance with GAAP), an amount equal to (i) the aggregate gross revenues, including reimbursements, from the operations of such property, minus (ii) all expenses and other charges incurred in connection with the operation of such property during such period (including real estate taxes) but excluding debt service charges, income taxes, depreciation, amortization, and other non-cash expenses. With respect to a Qualified Property subject to an Approved Leasehold Interest, NOI shall be net of any ground lease payments. With respect to the Eligible Collateral, if the Qualified Property

has been owned for less than one calendar quarter (for which financial statements are available), the NOI will be based upon income and expenses set forth in an Appraisal reviewed and found to be reasonably acceptable to Administrative Agent; provided, however, after the Qualified Property has been owned for one calendar quarter or more and financial statements are available for such immediately preceding calendar quarter, the NOI will be based upon the actual income and expenses for such immediately preceding calendar quarter for which financial statements are available, as approved by Administrative Agent, in its reasonable discretion.

“Non-Stabilized Qualified Property” means a Qualified Property (i) where less than eighty percent (80%) of the net rentable square footage of such Qualified Property (as set forth in the Appraisal of such Qualified Property) is occupied (or will be occupied within one hundred twenty (120) days of the commencement date of the initial term of each applicable Lease) by a Tenant (either paying rent or that will pay rent after expiration of any free rent periods) pursuant to a Lease or is otherwise leased by a Plus-Credit Tenant pursuant to a Lease so long as such Plus-Credit Tenant is either in a free rent period or is paying the full rent set forth in the applicable Lease (after expiration of any free rent periods), or (ii) that constitutes Entitled Vacant Land, or (iii) where a single Tenant (or its Affiliates) is leasing all of the leased net rentable square footage of such Qualified Property pursuant to a Lease that expires prior to the Maturity Date.

“Notes” means those certain Revolving Promissory Notes in the form attached hereto as Exhibit I, to be executed by Borrower from time to time and payable to the applicable Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Aggregate Commitment, any and all obligations, contingent or otherwise, whether now existing or hereafter arising of Borrower or any other Loan Party to Lenders arising under or in connection with any accelerated or terminated Swap Agreements or any other Swap Agreements, in each case, entered into in connection with the loan facility described in this Agreement, all accrued and unpaid fees and all expenses, reimbursements, outstanding indemnification obligations (but only to the extent a reasonable good faith claim has been made on such indemnification obligations on or before the date all other Obligations are satisfied in full) and other obligations of Borrower or any other Loan Party to Lenders or any other indemnified party arising under the Loan Documents, in each case whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Off-Balance Sheet Liabilities” means, with respect to any Person, the monetary obligations of such Person with respect to (without duplication) (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to any accounts or notes receivable sold, transferred or otherwise disposed of by such Person, (b) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee, (c) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing if the transaction giving rise to such obligation (i) is considered Indebtedness for borrowed money for tax purposes but is classified as an operating lease and (ii) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of such Person, and (d) any leases treated as a financing for GAAP or tax purposes, but excluding from the forgoing provisions of this definition any obligations or liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at the scheduled termination date of such operating lease, pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease, or under any arrangements pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease.

“Operating Borrower” means INDUSTRIAL INCOME OPERATING PARTNERSHIP LP, a Delaware limited partnership.

“Outstanding Credit Exposure” means the sum of (a) the aggregate principal amount of Advances (including, without limitation, Swing Line Advances) outstanding at such time, plus (b) an amount equal to the Letter of Credit Obligations at such time.

“Ownership Interest” means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership, joint venture and limited liability company interests) of a designated Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“PBGC” means as defined in Section 5.1(k)(iii).

“Permitted Exceptions” means:

(a) Involuntary Liens for Impositions that are not delinquent;

(b) Involuntary Liens (other than for Impositions) with respect to which Borrower satisfies each of the following requirements: (i) Borrower contests the validity of such Involuntary Lien in good faith by appropriate legal proceedings and in accordance with the applicable Mortgage Instrument, (ii) Borrower gives written notice to Administrative Agent of Borrower’s intent to contest or object to the same, (iii) Borrower demonstrates to Administrative Agent’s satisfaction that the procedures will conclusively operate to prevent the sale of any part of the Collateral prior to the final determination of such proceedings, (iv) the aggregate amount of such Involuntary Liens with respect to each Project Borrower does not exceed $50,000.00 (unless otherwise approved by Administrative Agent), and (v) Borrower takes any and all other actions (including, without limitation, obtaining bonds, title insurance endorsements, or other security) as Administrative Agent may deem necessary or appropriate in order to prevent the sale of any Collateral to satisfy the Involuntary Lien and prevent any impairment of any such Collateral;

(c) All items, except Impositions, in Schedule B to the Title Policy that have been approved by Administrative Agent; and

(d) Other Liens and Encumbrances consented to by Administrative Agent in advance in writing from time to time and subject to such requirements as Administrative Agent may impose.

“Permitted Investments” means (a) any Investment in direct obligations of United States of America or any agency thereof, or obligations guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one (1) year after the date of acquisition thereof; (b) Investment in commercial paper rated in the highest rate by two or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof; (c) Investment in time deposits with and certificates of deposits and bankers acceptances issued by Lender or any United States bank having capital surplus and undivided profits aggregating at least $10,000,000; (d) Investment in the Qualified Properties; (e) Investments that do not violate the provisions of Section 7.13 below, and (f) other permitted investments pursuant to an investment policy of Borrower reasonably approved by Administrative Agent.

“Person” means a natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

“Plan” means as defined in Section 5.1(k)(i).

“Plus-Credit Tenant” means any Tenant that has an S&P rating of BBB or better, a Moody’s rating of Baa1 or better, or a Fitch rating of BBB or better.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate.

“Project Borrowers” means, severally and collectively, one or more directly or indirectly owned wholly-owned Subsidiaries of Operating Borrower, Real Estate Holding Company or Guarantor that owns the fee interest or an Approved Leasehold Interest in and to a Qualified Property and, with the consent of Administrative Agent, executes a Borrower Assumption Agreement, subject to release as provided in Section 2.18, Section 4.3 and Article 8.

“Properties” means, as of any date of determination, all interests in real property (direct or indirect), together with all improvements thereon, owned by a member of the Consolidated Group or any of its Subsidiaries, and “Property” means any one of them.

“Protective Advance” means amounts advanced by a Lender to pay the following amounts:

(a) All amounts that are necessary to protect the validity, priority and enforceability of the Liens and Encumbrances in favor of Administrative Agent for the benefit of Lenders arising pursuant to the Loan Documents (such amounts to include, without limitation, payment of taxes, assessments and other Liens and Encumbrances that may have a priority superior to the priority of the Liens and Encumbrances of Administrative Agent on the Collateral); and

(b) All insurance premiums that are necessary to insure the Collateral against loss, damage or destruction pursuant to the requirements of the Loan Documents.

“Qualified Other Real Estate Assets” means, with respect to Guarantor or Borrower on a consolidated basis, (i) real estate notes receivable, plus (ii) CMBS Securities; provided, however solely for purposes of determining Consolidated Group Total Asset Value (as applicable) (a) Qualified Other Real Estate Assets shall be limited to 10% of Consolidated Group Total Asset Value, and (b) the portion of Qualified Other Real Estate Assets comprising CMBS Securities shall be limited to 5% of Consolidated Group Total Asset Value.

“Qualified Property” means as defined in Section 4.2 hereof. Two or more Qualified Properties which are simultaneously acquired by a single Project Borrower (unless otherwise approved by Administrative Agent in its sole and absolute discretion) and simultaneously added to the Borrowing Base and which are located within the same development and are treated by Borrower as a single project shall constitute a single “Qualified Property” for purposes of this Agreement.

“Qualified Property NOI” means, with respect to any applicable time period for a Qualified Property, an amount equal to the Annualized Adjusted NOI for such Qualified Property with the following additional adjustments:

(a) Intentionally omitted;

(b) rental income received from Tenants of any Qualified Property in bankruptcy, unless such Tenant has assumed its Lease in bankruptcy, shall be excluded;

(c) rental income received from Tenants of any Qualified Property after the occurrence of a default in payment of rent (after expiration of applicable cure periods) by the applicable Tenant under a Lease, or where such rent is ninety (90) days past due, shall be excluded;

(d) no rental income from a Tenant of a Qualified Property shall be included in Qualified Property NOI (i) if the term of the applicable Lease expires on or before the date that is ninety (90) days after the date of determination, or (ii) until such Tenant (A) actually occupies the applicable leased premises (or will occupy the applicable leased premises within one hundred twenty (120) days of the commencement date of the initial term of the applicable Lease) and (B) commences paying rent under its Lease (or would otherwise be obligated to be paying rent but for a rent abatement concession for a period expiring no later than the twelfth (12th) month after the commencement date of the applicable Lease term; provided that if any rent abatement period exceeds twelve (12) months then the abatement for such period in excess of twelve (12) months shall be excluded from rental income for any calculation or portion thereof applicable after the end of such 12-month period), unless such Tenant is a Plus-Credit Tenant that is paying the full rent set forth in the applicable Lease or is in any free rent period; and

(e) any income or expenses related to Tenants of any Qualified Property from non-recurring items, including, without limitation, income from the receipt of insurance proceeds (other than business interruption or loss of rent proceeds) or income from lease termination payments, shall be excluded.

“Real Estate Holding Company” means IIT REAL ESTATE HOLDCO LLC, a Delaware limited liability company

“Reimbursement Amount” means the amount Borrower is obligated to pay to an Issuing Lender under a Letter of Credit Agreement and this Agreement in respect of a draft drawn or drawn and accepted under the respective Letter of Credit, which amount shall be the amount of the draft or acceptance and all costs, expenses, fees and other amounts then payable by Borrower to an Issuing Lender under the Letter of Credit Agreement and this Agreement.

“Remargining Payment” means as defined in Section 2.19(c).

“Repayment Guaranty” means a Repayment Guaranty executed by Guarantor in favor of Administrative Agent for the benefit of Lenders, in the form attached hereto as Exhibit J, as such agreement may be amended, modified, restated, renewed and supplemented from time to time.

“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances (other than Swing Line Advances).

“Requirements” means (a) any and all material obligations, requirements, restrictions and other terms and conditions in effect now or in the future by which Project Borrower or any or all of the Qualified Properties are bound or which are otherwise applicable to any or all of the Qualified Properties, or occupancy, operation, ownership, or use of Qualified Properties, (b) other material terms and conditions, restrictions, and requirements imposed by any law, ordinance, regulation, or rule (federal, state, or local), (c) any material Approvals and Permits applicable to any Borrower or Guarantor, (d) any Permitted Exceptions, (e) any material condition, covenant, restriction, easement, right-of-way, or reservation applicable to such Qualified Property, (f) any insurance policies (to the extent that failure to comply would jeopardize the coverage under such policy), (g) any other material agreement, document, or instrument to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or any of the Qualified Properties or the business or operations of any Borrower or Guarantor is bound, or (h) any judgment, order, or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower is a party or by which Borrower or any Qualified Property is bound.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“SEC” means Securities Exchange Commission.

“Scheduled Funded Debt Payments” means, for a given period, all scheduled payments of principal on Funded Indebtedness for the Consolidated Group on a consolidated basis for the applicable period ending on such date (including the principal component of payments due on capital leases during the applicable period), it being understood that Scheduled Funded Debt Payments shall not include any one-time “bullet”, “lump sum” or “balloon” payments due on the repayment date of Funded Indebtedness.

“Stabilization Determination” means as defined in Section 3.4(e).

“Stabilization Determination Cure Period” means as defined in Section 3.4(e).

“Stabilized Qualified Property” means a Qualified Property (i) where at least eighty percent (80%) of the net rentable square footage of such Qualified Property (as set forth in the Appraisal of such Qualified Property) is occupied (or will be occupied within one hundred twenty (120) days of the commencement date of the initial term of each applicable Lease) by a Tenant (either paying rent or that will pay rent after expiration of any free rent periods) pursuant to a Lease or is otherwise leased by a Plus-Credit Tenant pursuant to a Lease so long as such Plus-Credit Tenant is paying the full rent set forth in the applicable Lease (after expiration of any free rent periods), and (ii) that does not otherwise constitute a Non-Stabilized Qualified Property.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which Lenders are subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Borrowings shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Straight-Lining of Rents” means, with respect to any Lease, the method by which rent received with respect to such Lease is considered earned equally over the term of such Lease despite the existence of (a) any free rent periods under such Lease, and (b) any rent step up provisions under such Lease.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Operating Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s).

“Swing Line Advance” means an Advance made available to Borrower by Swing Line Lender pursuant to Section 2.21 below.

“Swing Line Advance Maturity Date” means that day that is ten (10) Business Days after the date that a Swing Line Advance was funded by Swing Line Lender.

“Swing Line Borrowing Notice” means as defined in Section 2.21(b) below.

“Swing Line Commitment” means the obligation of Swing Line Lender to make Swing Line Advances up to a maximum principal amount of TWENTY FIVE MILLION AND NO/100 DOLLARS ($25,000,000.00) at any one time outstanding.

“Swing Line Lender” means JPMORGAN CHASE BANK, N.A., or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Synthetic Lease Obligation” means any synthetic lease, tax retention operating lease, off-balance sheet loan, or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified, for accounting purposes, as an operating lease, rather than a capital lease.

“Tangible Net Worth” means, as of any date, the sum of (a) stockholder’s equity (as stated in the consolidated financial statements of the Guarantor), plus (b) accumulated depreciation with respect to real assets (to the extent deducted in determining stockholders’ equity), less (c) the value of all intangible assets of the Consolidated Group on a consolidated basis (to the extent included in determining stockholders’ equity), in each case as determined in accordance with GAAP.

“Taxes” means all income, excise and other taxes of whatever nature (other than taxes generally assessed on income of Administrative Agent or a Lender by any Governmental Authority), as well as all levies, imposts, duties, charges or fees of whatever nature.

“Tenants” means, collectively, and “Tenant” means, individually, each tenant under a Lease.

“Title Company” means a title insurer selected by Operating Borrower subject to Administrative Agent’s reasonable approval.

“Title Policy” means a title insurance policy in the form of an American Land Title Association Loan Policy extended coverage (without revision, modification or amendment) issued by the Title Company with respect to a Mortgage Instrument encumbering a Qualified Property, in form and substance satisfactory to Lender and containing such endorsements as Lender may require.

“Threshold Amount” means Twenty-Five Million and No/100 Dollars ($25,000,000.00).

“Total Debt Service” means as of any date of determination and for a period of the most recent calendar quarter for which financial statements are available, assumed interest and principal payments on the maximum Outstanding Credit Exposure determined in the definition of Debt Coverage Amount as of such date of determination, using a per annum interest rate equal to the greater of (a) the then 10-year Treasury Note plus 3.0%, or (b) 6.85%, each based on a 30-year amortization period.

“Type” refers to whether the rate of interest on a Borrowing or other portion of an Advance is determined by reference to the Eurodollar Rate or the ABR Rate.

“Unmatured Event of Default” means any condition or event that with notice, passage of time, or both, would be an Event of Default.

“Unused Fee” means as defined in Section 2.13(d).

1.2 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Operating Borrower notifies Administrative Agent that Operating Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Operating Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. When used herein, the term “financial statements” with respect to Guarantor and Operating Borrower shall include the notes and schedules thereto.

1.3 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “through and including.” Periods of days referred to in this Agreement shall be counted in calendar days unless otherwise stated.

1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, references to any gender include any other gender, the part includes the whole, the terms “include” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” Unless otherwise indicated, all approvals and determinations by Administrative Agent shall be made in the sole and absolute discretion of Administrative Agent and shall be conclusive absent manifest error. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference to this Agreement or the other Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. All terms that are used herein and defined by reference to other documents shall be deemed to refer to such documents as in effect on the date of this Agreement and such amendments to such documents after the date hereof to the extent that the Lender has approved such amendments in writing.

1.5 No Presumption Against Any Party. Neither this Agreement nor any other Loan Document nor any uncertainty or ambiguity herein or therein shall be construed or resolved using any presumption against any party hereto or thereto, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by each of the parties and their counsel and, in the case of any ambiguity or uncertainty, shall be construed and interpreted, according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

ARTICLE 2

COMMITMENT

2.1 Commitment.

(a) Right to Advances Generally. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances (other than Swing Line Advances) to Borrower from time to time in amounts not to exceed in the aggregate its Commitment Amount at any given time. Each Advance hereunder (other than Swing Line Advances) shall consist of Advances made by the several Lenders ratably in proportion according to each Lender’s Commitment Amount Percentage. No Lender shall be responsible for the failure of any Lender to perform its obligations to make Advances hereunder, and the Commitment Amount of any Lender shall not be increased or decreased as a result of the failure by any Lender to perform its obligation to make Advances hereunder. BORROWER ACKNOWLEDGES AND AGREES THAT THE ADVANCES TO BE MADE HEREUNDER SHALL CONSIST OF THE AVAILABLE COMMITMENT (AND WITH RESPECT TO SWING LINE ADVANCES, THE SWING LINE COMMITMENT) ONLY AND, EXCEPT FOR THE AVAILABLE COMMITMENT OR SWING LINE COMMITMENT (AS APPLICABLE), LENDERS SHALL HAVE NO OBLIGATION TO MAKE ADVANCES TO OR FOR THE BENEFIT OF BORROWER OR ANY OTHER PERSON.

(b) Revolving Nature of Commitment. The Commitment shall constitute a revolving line of credit and Advances repaid may be re-borrowed on a revolving basis through the Maturity Date. Although the principal balance of the outstanding Advances may be zero from time to time, the Loan Documents will remain in full force and effect until all obligations of Lenders to make Advances expire and all Obligations are paid and performed in full. Upon the occurrence of and during the continuance of an Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default) or a Stabilization Determination Cure Period, Lenders shall not be required to make any Advances and Administrative Agent, upon the direction of the Required Lenders, may suspend the obligation of the Lenders to make Advances. Upon the occurrence and during the continuance of an Event of Default, Lenders shall not be required to make any Advances, and Administrative Agent, upon the direction of the Required Lenders, may suspend or terminate the obligation of Lenders to make Advances. The obligation of Borrower to repay Advances is evidenced by the Notes.

(c) Increase in Aggregate Commitment (Accordion Increase). If the Aggregate Commitment is less than $300,000,000.00 as of the Effective Date, Borrower shall have the right to request an increase of the Aggregate Commitment up to an aggregate total of $300,000,000.00 at any time (the “Accordion Increase”), provided that Borrower is in compliance with all terms and conditions of the Loan Documents, and sufficient Commitments can be arranged to accommodate the request (Administrative Agent agrees to use commercially reasonable efforts to arrange the Commitments to satisfy the requested Accordion Increase). Each Accordion Increase shall be for a minimum amount of $25,000,000.00. Lenders in place as of the Effective Date will have first opportunity to increase their respective funding Commitments hereunder; however, if they should choose not to, Operating Borrower or Administrative Agent shall designate one or more new institutions (which new institution shall be acceptable to Operating Borrower and Administrative Agent) to provide new Commitments to achieve the Accordion Increase. In connection with any such requested Accordion Increase, the Lenders and the applicable Loan Parties shall enter into such agreements that are necessary to reflect the Accordion Increase and adjust the applicable Lenders’ Commitment Amount and, if applicable, Commitment Amount Percentage.

2.2 Requests for Advances.

(a) Advances. Each Advance shall be requested and, subject to the Available Commitment, made as described in Section 2.15, except that Swing Line Advances shall be requested and made as set forth in Section 2.21. Borrower acknowledges that Section 2.15 and Section 2.21 only provide the method for the making of certain Advances and does not set forth the method for the selection of Interest Rates as applicable to any Borrowing or, with respect to a Eurodollar Borrowing, Interest Periods. Accordingly, in addition to the requirements of Section 2.15 and Section 2.21, in order to select the applicable Interest Rate and/or Interest Period from time to time, Borrower shall comply with this Section 2.2.

(b) Interest Elections. Each Advance initially shall be an ABR Borrowing unless Operating Borrower has elected a Eurodollar Borrowing as provided herein. Operating Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing, and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.2. Borrower may elect different options with respect to different portions of the affected Borrowing, and each such portion shall be considered a separate Borrowing.

(c) Making an Election. To make an election pursuant to this Section 2.2, Operating Borrower shall notify Administrative Agent of such election by telephone (i) in the case of a Eurodollar Borrowing (both as to the Type and Interest Period), not later than 3:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 3:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each such notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to Administrative Agent of a written Interest Election Request and/or Interest Period Election Request in a form approved by Administrative Agent and signed by Operating Borrower. After receipt of any such request, Administrative Agent shall thereafter promptly deliver notice of such Advance request (and the applicable Interest Election Request and/or Interest Period Election Request) to each of the Lenders.

(d) Content of Election. Each telephonic and written Interest Election Request and/or Interest Period Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request and/or Interest Period Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request and/or Interest Period Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any Interest Election Request for a Eurodollar Borrowing fails to specify an Interest Period, the Interest Period will be deemed to be a one (1) month Interest Period.

(e) Permitted Borrowings. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Each Eurodollar Borrowing shall be in an amount not less than $500,000.00. No Interest Period may be elected that would end after the Maturity Date.

(f) Failure of Timely Election. If Operating Borrower fails to deliver a timely Interest Election Request and/or Interest Period Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto or Borrower requests an ABR Borrowing with respect to some or all of such amount, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed continued as a Eurodollar Borrowing having an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.3 Funding of New Advances.

(a) Generally. Each Lender shall make each Advance (other than Swing Line Advances) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Phoenix, Arizona time, to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Subject to the restrictions set forth in this Agreement, Administrative Agent will make such Advances (other than Swing Line Advances) available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with Administrative Agent and designated by Borrower in Administrative Agent’s Disbursement and Rate Management Signature Authorization and Instruction Form.

(b) Advance Fundings. With respect to Advances other than Swing Line Advances, unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any such Advance that such Lender will not make available to Administrative Agent such Lender’s share of such Advance (which notice can only be given if not all of the conditions to such Advance have been properly met), Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.3 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the ABR Rate. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Advance.

2.4 Prepayment of Advances.

(a) Right to Prepay. Borrower shall have the right at any time and from time to time to prepay any outstanding principal in whole or in part, subject to prior notice in accordance with Section 2.4(b).

(b) Method of Prepayment. Operating Borrower shall notify Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing (other than Swing Line Advances), not later than 11:00 a.m., Phoenix, Arizona, time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing and Swing Line Advances, not later than 11:00 a.m., Phoenix, Arizona time, one (1) Business Day before the date of prepayment. Each notice shall specify the prepayment date and the principal amount to be prepaid. Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other amounts due under Section 2.7, plus, in the case of prepayment of a Eurodollar Borrowing, an administrative fee of $250.00.

2.5 Interest.

(a) Interest Rate. Each ABR Borrowing shall bear interest at the ABR Rate. Each Eurodollar Borrowing for the applicable Interest Period shall bear interest at the Eurodollar Rate. Each Swing Line Advances shall be an ABR Borrowing and shall bear interest at the ABR Rate. Notwithstanding any of the foregoing, if (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or (ii) the LIBO Rate for such Interest Period will not adequately and fairly reflect the costs to the Lenders of making or maintaining the Eurodollar Borrowing (and makes a similar determination with respect to similarly situated borrowers) for such

Interest Period, then Administrative Agent shall give notice thereof to Borrower by telephone or telecopy as promptly as practicable thereafter and, until Administrative Agent notifies Borrower that the circumstances giving rise to such notice no longer exist, then all outstanding Eurodollar Borrowings (and all future Advances) shall be ABR Borrowings, and interest shall accrue thereon at the ABR Rate.

(b) Applicable Margins. The per annum Applicable Margin that will be either added to the Adjusted LIBO Rate or the Alternate Base Rate (as applicable) shall be determined by reference to the Type of Advance and the then current Leverage Ratio, as follows:

Applicable Margin	Level I Status	Level II Status	Level III Status
Eurodollar Rate	2.25%	2.50%	2.75%
ABR Rate	0.00%	0.25%	0.50%

For the purposes of the Applicable Margin, the following terms have the following meanings:

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of Guarantor referred to in the most recent Compliance Certificate, the Leverage Ratio is less than or equal to 0.50 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of Guarantor referred to in the most recent Compliance Certificate, (i) Guarantor has not qualified for Level I Status, and (ii) the Leverage Ratio is less than or equal to 0.55 to 1.00.

“Level III Status” exists at any date if Guarantor has not qualified for Level I Status or Level II Status.

(c) Applicable Margin Adjustments. Adjustments, if any, to the Applicable Margin shall be effective five (5) Business Days after Administrative Agent has received the most recent Compliance Certificate. If Operating Borrower fails to deliver the Compliance Certificate to Administrative Agent at the time required pursuant to this Agreement, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five (5) days after such Compliance Certificate is so delivered. If at any time after the Compliance Certificate is delivered the information contained therein is corrected and such correction would change the status, then if the corrected status would result in a higher Applicable Margin, Borrower shall pay the differential retroactive to the date the change in status would have been effective had the correct information been delivered when originally required.

(d) Default Interest Rate. Notwithstanding the foregoing, if any principal of or interest on any Advance or any fee or other amount payable by Borrower hereunder is not paid when due or as applicable following any cure period, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum (the “Default Interest Rate”) equal to 5% plus the rate otherwise applicable to such delinquent amount.

(e) Interest Payments. Accrued interest on each Borrowing shall be payable in arrears on each Interest Payment Date for such Borrowing and upon maturity; provided that (i) interest accrued at the Default Interest Rate pursuant to paragraph (d) of this Section 2.5 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Borrowing, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor (whether to a different Interest Period or to an ABR Borrowing), accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(f) Computation of Interest. All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Interest Rate (and the rates used to calculate the applicable Interest Rate) shall be reasonably determined by Administrative Agent and such determination shall be conclusive absent manifest error.

(g) Advances for Interest and Fees. Borrower hereby authorizes the Lenders to make Advances (other than Swing Line Advances) to themselves to pay interest and any fees when due following any applicable cure period under this Agreement, so long as such Advances shall not cause the Outstanding Credit Exposure to exceed the Available Commitment. Such authorization is irrevocable and no further direction or authorization shall be required for the Lenders to make such Advances. The Lenders may make such Advances notwithstanding that Borrower may be in default under the terms of this Agreement or any other Loan Document. Nothing in this provision shall prevent Borrower from paying interest and fees from its own funds, or otherwise excuse Borrower’s obligation to pay such interest and fees.

2.6 Increased Costs.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Borrowings made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Borrowing (or of maintaining its obligation to make any such Borrowing) or to increase the cost or to reduce the amount of any sum received or receivable by any Lender (whether of principal, interest or otherwise), then upon the request of such Lender, so long as such Lender is imposing such charges on similarly situated borrowers, Borrower will pay to Administrative Agent for the benefit of such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by said Lender to a level below that which said Lender or said Lender’s holding company could have achieved but for such Change in Law (taking into consideration said Lender’s policies with respect to capital adequacy), then, so long as such Lender is imposing such charges on similarly situated borrowers, from time to time Borrower will pay to Administrative Agent for the benefit of any such Lender such additional amount or amounts as will compensate said Lender or said Lender’s holding company for any such reduction suffered.

(c) Lender’s Certificate. A certificate of any Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.6(a) or 2.6(b) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay to Administrative Agent for the benefit of such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) No Waiver. Failure or delay on the part of Administrative Agent to demand compensation pursuant to this Section 2.6 shall not constitute a waiver of Administrative Agent’s right to demand such compensation; provided that Borrower shall not be required to compensate Administrative Agent pursuant to this Section 2.6 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that Administrative Agent notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.7 Break Funding Payments. Excluding Swing Line Advances, in the event of (a) the payment of any principal of any Eurodollar Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Borrowing other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Borrowing on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate Administrative Agent (for the benefit of each applicable Lender) for the actual loss, cost and expense attributable to such event, plus a $250.00 administrative fee payable to Administrative Agent (which shall be the same fee set forth in 2.4(b) and not an additional fee). In the case of a Eurodollar Borrowing, such loss, cost or expense to Administrative Agent (for the benefit of each applicable Lender) shall be deemed to include an amount determined by Administrative Agent to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the Eurodollar Rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which Administrative Agent would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other Lenders in the eurodollar market. A certificate of Administrative Agent setting forth any amount or amounts that Lenders are entitled to receive pursuant to this Section 2.7 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Administrative Agent the amount shown as due on any such certificate within ten (10) days after receipt thereof.

2.8 Electronic Transmission of Documents. Administrative Agent, in its sole and absolute discretion, may elect to permit Borrower to transmit Interest Period Election Requests, Borrowing Base Report and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 electronically through an Internet website developed by Administrative Agent (“Website”). Administrative Agent shall deliver written notice of such election to Borrower. Thereafter, upon completion of enrollment for appropriate access on the Website, any of the Persons authorized to request Advances may transmit Interest Period Election Requests, Borrowing Base Report and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 to Administrative Agent through the Website and such transmission shall be considered a “writing” in satisfaction of the requirement under this Agreement for a written Interest Period Election Request, Borrowing Base Report and Collateral Certificate, request for Advance and notice of prepayment under Section 2.4. Borrower’s access to, and use of, the Website shall be subject to Borrower’s compliance with all of the terms and conditions established by Administrative Agent for access to and use of the Website, including, without limitation, the Terms of Use and Privacy Policy, as published on the Website and amended from time to time. Administrative Agent reserves the right to deny Borrower access to the Website, or withdraw its permission for Borrower to furnish Interest Period Election Requests, Borrowing Base Report and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 through the Website, at any time, for any reason, without notice. The ability of Borrower to furnish Interest Period Election Requests, Borrowing Base Report and Collateral Certificates, requests for Advances and notices of prepayments under Section 2.4 through the Website is at all times subject to the availability of the Website.

2.9 Maturity of the Obligations and Extension of Maturity Date.

(a) On the Maturity Date or, if sooner, upon acceleration after an Event of Default in accordance with this Agreement, all Obligations, together with all principal, interest, and other charges outstanding pursuant to the Loan Documents shall be immediately due and payable.

(b) Borrower shall have one (1) option to extend the Maturity Date for a period of twelve (12) months upon the satisfaction of the following conditions precedent:

(i) Administrative Agent shall have received written notice of Borrower’s intent to exercise such extension option not more than one hundred twenty (120) days and not less than sixty (60) days prior to the existing Maturity Date;

(ii) As of the date of Borrower’s delivery of its intent to exercise the extension option, and as of the Maturity Date, no Event of Default or Unmatured Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing;

(iii) As of the date of Borrower’s delivery of its intent to exercise the extension option, and as of the original Maturity Date, all representations and warranties set forth in the Loan Documents shall be true and correct in all material respects (other than those which are limited to a certain date), and Borrower shall be in compliance will all covenants set forth in the Loan Documents and shall provide a Compliance Certificate as evidence of such compliance;

(iv) On or before the original Maturity Date, Borrower shall pay to Administrative Agent for the benefit of the Lenders an extension fee in an amount equal to 0.20% of the then Aggregate Commitment along with all of Administrative Agent’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) in connection with such extension; and

(v) Administrative Agent shall have received re-Appraisals of the Qualified Properties and other information as Administrative Agent may reasonably require.

2.10 Taxes.

(a) No Deduction For Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if Borrower shall be required to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition, Borrower shall pay any other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Borrower Indemnity. Borrower shall indemnify Administrative Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Taxes paid by Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payment. Upon request from Administrative Agent, and as soon as practicable after any payment of Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Administrative Agent.

(e) Tax Documentation. The following provisions shall apply:

(i) Each Lender will deliver to the Borrower and to Administrative Agent, within fifteen (15) days after receipt of a reasonable request in writing from the Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction specified in such request and such other reasonably requested information as will permit the Borrower or Administrative Agent, as the case may be, to determine (A) whether payments made hereunder or under any other Loan Document to such Lender are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower or any other Lender pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, then within fifteen (15) days after receipt of a reasonable request in writing from the Borrower or Administrative Agent:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code will deliver to the Borrower and Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or Administrative Agent as will enable the Borrower or Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document will deliver to the Borrower and Administrative Agent (in such number of copies as specified below or as will be requested by the recipient), within fifteen (15) days after such Foreign Lender becomes a Lender under this Agreement or after receipt of a reasonable request from Operating Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) two executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(2) two executed originals of Internal Revenue Service Form W-8ECI,

(3) two executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, or

(4) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent stockholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower, as described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN.

(iii) Each Lender will promptly notify the Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any documentation or information previously provided by such Lender to the Borrower or Administrative Agent under Section 2.10(e)(ii).

(f) Tax Refunds. If Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.10, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.10 with respect to Taxes giving rise to such refund), net of the pro rata amount of all reasonable out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.10 shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(g) Limitations. Any and all obligations, contingent or otherwise, of Borrower arising under or in connection with this Section 2.10 shall not apply with respect to Excluded Taxes.

2.11 Repayment; Evidence of Debt.

(a) Repayment at Maturity. Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each Lender the then unpaid principal amount of the Advances (other than Swing Line Advances, the repayment of which shall be governed by Section 2.21) and all unpaid accrued interest on the Maturity Date.

(b) Lender Accounting. Each Lender shall maintain in accordance with its usual practice an accounting of the indebtedness of Borrower to such Lender resulting from each Advance (other than Swing Line Advances) made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Administrative Agent Accounting. Administrative Agent shall maintain an accounting of (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Prima Facie Evidence. The entries made in the accounting maintained pursuant to paragraph (b) or (c) of this Section 2.11 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounting or any error therein shall not in any manner affect the obligation of Borrower to repay the Advances in accordance with the terms of this Agreement.

(e) Notes. The Advances made by each Lender shall be evidenced by the Notes executed by Borrower in favor of such Lender.

2.12 Maximum Interest Rate.

(a) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be obligated to pay, and Lenders shall not be entitled to charge, collect, receive, reserve, or take, interest (it being understood that “interest” shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such maximum rate; provided that, if the interest rates decline below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Advances) until the interest that has been paid equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates specified in this Agreement.

(b) If, for any reason, Lenders receive anything of value as interest or anything deemed interest by applicable law under this Agreement or any of the other Loan Documents or otherwise that results in Lenders receiving interest in an amount in excess of the Highest Lawful Rate, the amount of such excess shall be applied to the reduction of the principal amount owing hereunder or on account of any other Indebtedness of Borrower owing to Lenders, and not to the payment of interest. If the amount of such excess exceeds the unpaid principal balance of all Indebtedness of Borrower owing to Lenders, such amount shall be refunded to Borrower.

(c) In determining whether or not the interest paid or payable with respect to any Indebtedness of Borrower owing to Lenders exceeds the Highest Lawful Rate, the Borrower and Lenders shall, to the maximum extent permitted by applicable law: (A) characterize any non-principal payment as an expense, fee, or premium rather than as interest; (B) exclude voluntary prepayments and the effects thereof; (C) amortize, prorate, allocate, and spread the total amount of interest throughout the actual term of such Indebtedness so that it does not exceed the maximum amount permitted by applicable law; or (D) allocate interest between portions of such Indebtedness so that, to the greatest extent possible, no such portion shall bear interest at a rate greater than the Highest Lawful Rate.

(d) For purposes of this Section 2.12, the term “applicable law” means the internal laws of the State of Colorado, provided that, to the extent, contrary to the express intent of the parties, Colorado law is found to be inapplicable to this Agreement, then “applicable law” also means that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, and, to the extent controlling, laws of the United States of America.

2.13 Fees.

(a) Commitment Fee. Borrower agrees to pay, on or before the Effective Date and from time to time thereafter, to Administrative Agent, for the account of each Lender, a Commitment fee in the amount separately agreed upon between Operating Borrower and Administrative Agent.

(b) Accordion Increase Commitment Fee and Arrangement Fee. Borrower agrees to pay, on or before the closing date of an Accordion Increase, and from time to time thereafter, to Administrative Agent, for the account of each Lender, a Commitment fee and arrangement fees in the amounts separately agreed upon between Operating Borrower and Administrative Agent or other Lenders or arrangers.

(c) Administrative Agent Fee. Borrower agrees to pay to Administrative Agent for its own account, fees payable in amounts and at the times separately agreed upon between Operating Borrower and Administrative Agent.

(d) Unused Fee. Borrower shall pay to Administrative Agent, for the account of Lenders, a fee (the “Unused Fee”) calculated on a quarterly basis and due and payable quarterly in arrears (without duplication) (i) within ten (10) days following the last day of each fiscal quarter of Operating Borrower, (ii) on the Maturity Date, and (iii) on the date the Commitment has been terminated, with the first payment due ten (10)

days after the last day of the first fiscal quarter after the Effective Date. For each fiscal quarter (or portion thereof), the Unused Fee shall equal 0.35% per annum on the average daily unused portion of the Aggregate Commitment. Notwithstanding anything to the contrary, Swing Line Advances shall not count as usage under the Aggregate Commitment for the purpose of calculating the Unused Fee.

(e) Letter of Credit Fee. In connection with each Letter of Credit and as a condition to the issuance thereof, Borrower shall pay to Administrative Agent at the end of each calendar quarter in arrears (i) for the account of Lenders, an annual fee (pro rated for such quarter) equal to the Eurodollar Applicable Margin then in effect (plus 2.0% per annum (pro rated for such quarter) after the occurrence of and during the continuance of an Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default) or an Event of Default, multiplied by the Letter of Credit Obligations outstanding associated with such Letter of Credit, and (ii) for Issuing Lender’s own account, on or before the date of issuance of such Letter of Credit, a one-time fee in the amounts separately agreed upon between Administrative Agent and Operating Borrower. Borrower shall also pay Administrative Agent’s and the Issuing Lender’s customary fees and expenses for draws, amendments, assignments and other matters relating to each Letter of Credit.

(f) Other Fees. Borrower shall pay to Administrative Agent when due any other fees payable in accordance with separate agreements between Operating Borrower and Administrative Agent.

(g) Fees Non-Refundable. Borrower acknowledges that all fees payable under this Section 2.13 are (i) fully earned on the date on which they are payable, and (ii) nonrefundable when paid (exclusive of double payments and other manifest errors).

(h) Computation of Fees. All fees hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

(i) Closing Costs and Expenses. In addition to the fees set forth in this Section 2.13, Borrower shall pay, on or prior to the Effective Date, all outstanding costs and expenses pursuant to Section 2.16.

2.14 General Provisions as to Payments.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees) prior to 11:00 a.m., Phoenix, Arizona time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent at its offices in Phoenix, Arizona, except that payments pursuant to Section 9.12 hereof shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof (provided that such amounts shall cease to accrue interest so long as they are received by Administrative Agent by 11:00 a.m. Phoenix, Arizona time). If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) Application of Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder to the parties entitled thereto; (ii) second, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties; and (iv) fourth, towards payment of then due Swap Obligations relating to the credit facility evidenced by this Agreement.

(c) Allocation of Payments. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Advance and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Advances of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply), and (iii) the provisions of this paragraph shall not be construed to apply to Swing Line Advances. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Advance Payments. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

2.15 Advances.

(a) Method for Advances. Subject to the Available Commitment and the terms and conditions set forth in this Agreement, Advances (other than Swing Line Advances which shall be governed by Section 2.21) shall be made by Administrative Agent for the account of Lenders at the request of the Person or Persons designated by Borrower from time to time on Administrative Agent’s form of signature authorization in accordance with Section 2.2; provided, however, that Administrative Agent shall have acknowledged receipt of any changes in the Person or Persons designated by Borrower, and such Person or Persons designated by Borrower will have executed a new signature authorization form. Subject to Section 2.1 and the other terms and conditions of this Agreement (including those hereinafter set forth), such Person or Persons are hereby authorized by Borrower to request Advances (subject to the limitations in this Agreement) not more frequently than one (1) time per day, and to direct the disposition of the proceeds of Advances until written notice of the revocation of such authority is received from Borrower by Administrative Agent and Administrative Agent has had a reasonable time to act upon such notice. Administrative Agent has no duty to monitor for Borrower, or to report to any such Person, the use of proceeds of Advances.

(b) Use of Advances. Advances may be used only to finance or reimburse Borrower’s, Borrower’s direct or indirect Subsidiary’s or Guarantor’s direct or indirect Subsidiary’s costs (i) for the acquisition, maintenance, improvement, financing or operation of industrial, office and other real property located in the United States of America, including, without limitation, the use of Advances by the applicable Project Borrower or Affiliates thereof to pay for, operating expenses, capital improvements, leasing expenses and general ownership obligations, and any business activities and investments incidental thereto, and (ii) to finance the working capital needs and for other general corporate purposes of Borrower and Guarantor, including Operating Borrower. The provisions of this Section 2.15(b) do not require Administrative Agent or Lenders to monitor the use and application of Advances and do not restrict Lenders from making Protective Advances or from making Advances as otherwise permitted by this Agreement.

(c) Limitation on Advances. Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, in no event shall Administrative Agent or any Lender be required to make any Advance if, after giving effect to such Advance, the Outstanding Credit Exposure exceeds the Available Commitment.

(d) Application of Payments. Payments will be applied to principal, interest, and other amounts in such order as Administrative Agent determines.

2.16 Costs and Expenses.

(a) Costs and Expenses. Borrower shall pay to Administrative Agent on demand all costs, expenses, and fees of Administrative Agent arising in connection with the Commitment (including, without limitation, fees and expenses for outside attorneys, consultants, inspectors and other professional advisers, paralegals, document clerks and specialists, and costs and expenses of market studies, appraisals, appraisal review, title review, title insurance, surveys, environmental assessments, environmental testing, environmental cleanup, other inspection, processing, title, filing, and recording costs, expenses, and fees and Protective Advances): (i) in the negotiation, documentation, execution, delivery, administration and modification of the Loan Documents; (ii) in inspecting the Eligible Collateral or other property; (iii) in enforcement of the Loan Documents and the exercise of the rights and remedies of Lenders thereunder; (iv) in defense of the legality, validity, binding nature and enforceability of the Loan Documents; and (v) in preparing for the foregoing, whether or not any legal proceeding is brought or other action is taken. Such costs, expenses, and fees will include, without limitation, all such costs, expenses, and fees incurred in connection with any court proceedings (whether at the trial or appellate level).

(b) Failure to Pay. If any costs, expenses and fees or any other costs, expenses and fees from time to time due under the Loan Documents are not paid within ten (10) Business Days after demand by Administrative Agent, Borrower agrees to pay interest on such costs, expenses, and fees at the Default Interest Rate from the date incurred until paid in full. In addition, if such costs, expenses and fees are not paid within such ten (10) Business Day period, Administrative Agent may cause Advances to be made to pay such costs, expenses and fees, whether or not such Advance has been requested and whether or not the conditions precedent to an Advance have been satisfied.

2.17 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Increased Costs. If any Lender requests compensation under Section 2.6 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10 hereof, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.6 or 2.10 hereof, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.6 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10 hereof, or if any Lender defaults in its obligation to fund Advances hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.1 hereof), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent (such consent not to be unreasonably withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); provided however, that in the case of Borrower’s replacement of a Defaulting Lender for failure to fund Advances hereunder, the assignee or Borrower, as the case may be, shall holdback from such amounts payable to such Lender and pay directly to Administrative Agent, any payments due to Administrative Agent or the non-Defaulting Lenders by Defaulting Lender under this Agreement, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.6 hereof or payments required to be made pursuant to Section 2.10 hereof, such assignment will result in a reduction in such compensation or payments, and (iv) any such replacement shall not be deemed to be a waiver of any rights that the Borrower may have against the replaced Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.18 Releases of Collateral and Project Borrowers. In connection with any removal of Qualified Properties pursuant to, and subject to the conditions precedent of, Section 4.3, Administrative Agent shall release such Qualified Property and the Collateral located thereon or otherwise secured by the Mortgage Instrument encumbering the applicable Qualified Property (together with the Ownership Interests in the related Project Borrower) from the Liens under any Loan Document, and the related Project Borrower, if each of the following conditions precedent is satisfied:

(a) Generally. With respect to all releases:

(i) Notification to Administrative Agent. Operating Borrower or the closing agent handling the sale shall have notified Administrative Agent in writing of the requested Collateral release.

(ii) Remargining Payments Required. Borrower shall have actually made all payments that are required to be made pursuant to Section 2.19, including payments with respect to which Administrative Agent has provided notice (including notice of a payment due as a result of the contemplated release) but the 10 Business Day period in Section 2.19(d) has not expired.

(iii) No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(iv) Endorsements. If the Title Policy covering the Collateral to be released also covers other Collateral that is not being released, Borrower shall have provided Administrative Agent with such endorsements to the Title Policy as Administrative Agent may reasonably request in connection with each release.

(v) Processing/Release Fees. Borrower shall have paid the processing/release fees of Administrative Agent and the trustee under the Mortgage Instruments, in connection with such release.

(vi) Escrow Arrangements. Each release shall be made by Administrative Agent by delivery of the release documents to Title Company on such conditions as shall assure Lenders that all conditions precedent to such release set forth herein have been satisfied and that the applicable transaction will be completed.

(b) Adjustment to Borrowing Base. Any Collateral released shall no longer be Eligible Collateral and the Borrowing Base Value shall be immediately and automatically adjusted to reflect such release. Even though an item of Collateral is not included as Eligible Collateral, all conditions precedent to release will continue to apply.

2.19 Remargining.

(a) Maximum Outstanding. Anything in the Loan Documents to the contrary notwithstanding, the total Outstanding Credit Exposure shall not at any time exceed the Available Commitment, subject to Borrower’s limited Stabilization Determination Cure Period set forth in Section 3.4(e) and the payment date set forth in Section 2.19(d) and the provisions of Section 3.4(d).

(b) No Advances. Borrower shall not be entitled to any Advances if the effect thereof would be to cause the test in Section 2.19(a) to be violated, or at any time during a Stabilization Determination Cure Period.

(c) Payments. If for any reason at any time, the Outstanding Credit Exposure exceeds the Available Commitment (including, without limitation, by reason of Commitment Amount reductions, changes in Appraised Values of Qualified Properties relating to Appraisals delivered to Administrative Agent in accordance with Section 3.6, exclusion of previously Eligible Collateral, conversion of a Stabilized Qualified Property to a Non-Stabilized Qualified Property, adjustments to the Borrowing Base Value, or otherwise), Borrower shall be obligated to make a payment equal to the amount of such excess (each payment, a “Remargining Payment”). Notwithstanding the foregoing, if the Outstanding Credit Exposure exceeds the Available Commitment because of an adjustment in the Borrowing Base, Administrative Agent’s right to recompute the Borrowing Base and require a Remargining Payment shall be subject to the provisions of Section 3.4(d) below.

(d) Due Date. Each payment pursuant to this Section 2.19 will be due no later than 11:00 a.m. Phoenix, Arizona time on the 10th Business Day after the day upon which Administrative Agent notifies Borrower (which notice shall be given by electronic mail, by facsimile or in writing) that such Remargining Payment is required.

2.20 Letters of Credit.

(a) Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, the Letter of Credit Agreements and the policies, procedures and requirements of Lenders in effect from time to time for issuance of Letters of Credit, and so long as no Event of Default has occurred and is continuing, Issuing Lender agrees to issue, from time to time, Letters of Credit for the account of Borrower; provided that as to each requested Letter of Credit:

(i) Borrower must have delivered to Issuing Lender a completed and executed Letter of Credit Agreement.

(ii) The expiration date for any draws by a beneficiary of any Letter of Credit will be no later than thirty (30) days before the Maturity Date.

(iii) After giving effect to the issuance of any Letter of Credit, (A) the total number of outstanding Letters of Credit at any one time shall not exceed eight (8), and (B) the aggregate amount of Letter of Credit Obligations outstanding shall not exceed the Letter of Credit Commitment Amount.

Notwithstanding the foregoing, Borrower shall not be entitled to the issuance of a Letter of Credit if the effect thereof would be to cause the total Outstanding Credit Exposure to exceed the Available Commitment.

(b) Issuance Procedures. To obtain a Letter of Credit, Borrower must complete and execute a Letter of Credit Agreement and submit it to Issuing Lender. In no event will Issuing Lender have any obligation to act upon an oral request for a Letter of Credit or any request that otherwise does not conform to Issuing Lender’s policies and procedures. Upon receipt of a completed and executed Letter of Credit Agreement and provided Borrower has met the requirements in this Agreement for the issuance of a Letter of Credit, Administrative Agent will process the application in accordance with the policies, procedures and requirements of Issuing Lender then in effect. If the application meets the requirements of Issuing Lender and is within the policies of Issuing Lender then in effect, within ten (10) days after satisfaction of all conditions and requirements herein, Issuing Lender will issue the requested Letter of Credit to the beneficiary thereof. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of Issuing Lender or the other Lenders, Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from Issuing Lender, a participation in such Letter of Credit equal to such Lender’s respective Commitment Amount Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Lender, such Lender’s Commitment Amount Percentage of each Letter of Credit disbursement made by Issuing Lender and not reimbursed by Borrower on the date due as provided in paragraph (c) of this Section 2.20, or of any reimbursement payment required to be refunded to Borrower for any reason. Subject to Section 8.2(a), each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(c) Reimbursement for Payment of Drafts Drawn or Drawn and Accepted Under Letters of Credit. The obligation of Borrower to reimburse Issuing Lender for payment by Issuing Lender of drafts drawn or drawn and accepted under a Letter of Credit is as provided in the respective Letter of Credit Agreement and in this Section 2.20(c). Administrative Agent will notify Borrower of payment by Issuing Lender of a draft drawn or drawn and accepted under a Letter of Credit and of the respective Reimbursement Amount and, so long as all conditions precedent to Advances have been satisfied, Borrower will do one of the following: (i) request an Advance subject to the terms and conditions of this Agreement, and Administrative Agent will apply the proceeds of the Advance to pay the Reimbursement Amount, or (ii) pay to Issuing Lender in cash, from Borrower’s own funds, the Reimbursement Amount. If Borrower does not communicate to Administrative Agent its election within two (2) Business Days after notification by Administrative Agent of payment of the draft or acceptance, Borrower shall be deemed to have elected to pay the Reimbursement Amount by an Advance, provided that if the terms and conditions in this Agreement for the making of an Advance are not satisfied, Borrower shall be deemed to have elected to pay the Reimbursement Amount from its own funds. Each Advance to pay a Reimbursement Amount will be dated the date that Issuing Lender pays the respective draft or acceptance and will accrue interest from and after such date. If Borrower is to pay the Reimbursement Amount from its own funds, Borrower shall also pay to Issuing Lender interest on the Reimbursement Amount from and including the date Issuing Lender pays the respective draft or acceptance at the ABR Rate, until the Reimbursement Amount and such interest are paid in full, provided that if Borrower fails to pay the Reimbursement Amount and accrued interest thereon within three (3) days after notification by Administrative Agent to Borrower of payment of the respective draft or acceptance, interest thereafter will accrue at the Default Interest Rate, and the Reimbursement Amount will, at Administrative Agent’s sole option, be funded with an Advance, regardless of whether the terms and conditions in this Agreement for the making of an Advance are satisfied. Such interest shall be computed on the basis of a 360-day year and accrue on a daily basis for the actual number of days elapsed.

(d) Collateralization of Letters of Credit.

(i) If, after giving effect to any Remargining Payment, the undrawn amount of Letters of Credit exceed the Available Commitment, upon demand by Administrative Agent, Borrower will pledge to Administrative Agent cash in the amount by which the undrawn amount of Letters of Credit exceed the Available Commitment as security for any amounts that become payable under the Letters of Credit and all other Obligations.

(ii) Upon demand by Administrative Agent at any time after the occurrence of an Event of Default, Administrative Agent may cause an Advance to be made in the undrawn amount of all Letters of Credit. Borrower shall have no right to require Administrative Agent to demand or make such Advances. The proceeds of any such Advance will be pledged to and held by Administrative Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations.

(iii) In the alternative, if demanded by Administrative Agent after the occurrence and during the continuance of a monetary Event of Default, Borrower will deposit with and pledge to Administrative Agent cash in an amount equal to the undrawn amount of all Letters of Credit, as further security for any amounts that become payable under the Letters of Credit and all other Obligations.

(iv) Upon any draws under Letters of Credit, Administrative Agent will apply those amounts pledged and held pursuant to Sections 2.20(d)(i), 2.20(d)(ii) and 2.20(d)(iii) to the payment of Reimbursement Amounts, and upon the expiration of the Letters of Credit any remaining amounts will be applied to the repayment of outstanding Obligations or, if all Obligations have been paid in full, such proceeds will be released to Borrower.

(v) Borrower hereby grants to Administrative Agent a security interest in all pledged amounts referred to in Sections 2.20(d)(i), 2.20(d)(ii) and 2.20(d)(iii) as security for the Obligations. Borrower agrees to execute and deliver such additional security agreements, control agreements and other documents as Administrative Agent may reasonably require from time to time with respect to such security interest and pledged funds.

(e) Reimbursement Amounts. Borrower’s reimbursement and payment obligations under Section 2.20(c) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which Borrower may have or has had against Lenders (including, without limitation, Administrative Agent or Issuing Lender) or any beneficiary of the Letter of Credit, including any defense based upon any of the following: (i) the occurrence of any Event of Default, (ii) any draft, demand, certificate or other document presented under the Letter of Credit proven to be forged, fraudulent, invalid or insufficient, (iii) the failure of any payment by Issuing Lender to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the Letter of Credit of the proceeds of such payment, (iv) the legality, validity, form, regularity or enforceability of the Letter of Credit, or (v) the failure of Lenders to make an Advance or to otherwise comply with its obligations to the Lenders hereunder; provided, however, that nothing herein shall adversely affect the right of Borrower to commence a proceeding against Issuing Lender for any wrongful payment under the Letter of Credit made by Issuing Lender as the result of acts or omissions constituting gross negligence or willful misconduct on the part of Issuing Lender.

(f) Nature of Reimbursement and Other Obligations. Borrower assumes all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Issuing Lender will not be responsible (except to the extent of its gross negligence or willful misconduct for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, or (v) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof.

(g) Indemnification. Borrower hereby agrees to indemnify and hold harmless Lenders and Lenders’ directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which Lenders may incur (or which may be claimed against Lenders by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which Lenders may incur by reason of or on account of Lenders issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to Lenders, evidencing the appointment of such successor Beneficiary; provided that Borrower shall not be required to indemnify an Issuing Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of Issuing Lender in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit, or (b) Issuing Lender’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.20(g) (1) is intended to limit the obligations of Borrower under any other provision of this Agreement or (2) is intended to limit the rights of Borrower to make claims as described in the proviso in the last sentence of Section 2.20(e).

2.21 Swing Line Advances.

(a) Amount of Swing Line Advances. Upon the satisfaction of the conditions precedent for Advances set forth in this Agreement, from and including the Effective Date and prior to the Maturity Date, Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Advances to Borrower from time to time in an aggregate principal amount at any time outstanding not to exceed the Swing Line Commitment; provided, however, that, after giving effect to such Swing Line Advance, the Outstanding Credit Exposure shall not at any time exceed the Available Commitment, and, provided further, that at no time shall the sum of (i) Swing Line Lender’s outstanding Swing Line Advances, plus (ii) the outstanding Advances made by Swing Line Lender pursuant to Section 2.1, plus (iii) Swing Line Lender’s Letter of Credit Obligations, exceed Swing Line Lender’s Commitment Amount at such time. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow Swing Line Advances at any time prior to the Maturity Date.

(b) Swing Line Borrowing Notice. Borrower shall deliver to Administrative Agent and Swing Line Lender an irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Phoenix, Arizona time) on the Borrowing date of each Swing Line Advance, specifying (i) the applicable Borrowing date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Advance which shall be an amount not less than $100,000.00. The Swing Line Advances shall bear interest at the same rate as Advances under this Agreement.

(c) Making of Swing Line Advances. Promptly after receipt of a Swing Line Borrowing Notice, Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Advance. Not later than 2:00 p.m. (Phoenix, Arizona time) on the applicable Borrowing date, Swing Line Lender shall make available the Swing Line Advance, in funds immediately available in Phoenix, Arizona, to Administrative Agent at its address specified pursuant to Section 9.9. Administrative Agent will promptly make the funds so received from Swing Line Lender available to Borrower on the Borrowing date at Administrative Agent’s aforesaid address by depositing such funds to an account of Borrower at Administrative Agent.

(d) Repayment of Swing Line Advances. Each Swing Line Advance shall be paid in full by Borrower on or before the Swing Line Advance Maturity Date for such Swing Line Advance. In addition, Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Advance, or (ii) shall on the applicable Swing Line Advance Maturity Date, require each Lender (including Swing Line Lender) to make as Advance in the amount of such Lender’s Commitment Amount Percentage of such Swing Line Advance (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Advance. Not later than noon (Phoenix, Arizona time) on the date of any notice received pursuant to this Section 2.21(d), each Lender shall make available its required Advance in funds immediately available in Phoenix, Arizona to Administrative Agent at its address specified pursuant to Section 9.9. Such Advances shall be treated as an ABR Borrowing. Unless a Lender shall have notified Swing Line Lender, prior to Swing Line Lender making any Swing Line Advance, that any applicable condition precedent to Advances set forth in this Agreement had not then been satisfied, such Lender’s obligation to make an Advance pursuant to this Section 2.21(d) to repay Swing Line Advances shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, Swing Line Lender or any other Person, (b) the occurrence or continuance of an Event of Default or Unmatured Default, (c) any Material Adverse Change in the condition (financial or otherwise) of Borrower or Guarantor, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to Administrative Agent of any amount due under this Section 2.21(d), Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to Administrative Agent of any amount due under this Section 2.21(d), such Lender shall be deemed, at the option of Administrative Agent, to have unconditionally and irrevocably purchased from Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Advance in the amount of such Advance, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Maturity Date, Borrower shall repay in full the outstanding principal balance of any then outstanding Swing Line Advances.

ARTICLE 3

BORROWING BASE

3.1 Determination of Eligible Collateral/Borrowing Base. Subject to the limitations and adjustments set forth in this Article 3, the “Borrowing Base” shall equal the sum of the Borrowing Base Value allocated to each of the Qualified Properties comprising Eligible Collateral. As used herein, “Borrowing Base Value” means (i) with respect to each Stabilized Qualified Property comprising Eligible Collateral, the Maximum Stabilized Qualified Property Advance Amount for such Stabilized Qualified Property, and (ii) with respect to each Non-Stabilized Qualified Property comprising Eligible Collateral, the Maximum Non-Stabilized Qualified Property Advance Amount for such Non-Stabilized Qualified Property, each as determined by Administrative Agent from time to time in accordance with this Agreement.

3.2 Adjustments to Borrowing Base; Additional Limitations on Borrowing Base Value.

(a) Adjustments to Borrowing Base. Notwithstanding the Borrowing Base amount determined by Administrative Agent from time to time in accordance with Section 3.1 above and Section 3.2(b) below, the Borrowing Base shall be adjusted at the times set forth in Section 3.4(d) to comply with all of, or in the event of any of, the following:

(i) The Borrowing Base amount determined by Administrative Agent from time to time shall not exceed the Debt Coverage Amount of the Qualified Properties comprising Eligible Collateral, in the aggregate, as determined by Administrative Agent in accordance with the terms of this Agreement;

(ii) The amount contributed to the Borrowing Base by Non-Stabilized Qualified Properties shall not, in the aggregate, exceed (A) from and after the date of this Agreement until the date that is one (1) year after the date of this Agreement, forty percent (40%) of the Aggregate Commitment, and (B) from and after the date that is one (1) year after the date of this Agreement, forty percent (40%) of the Available Commitment;

(iii) The amount contributed to the Borrowing Base by Entitled Vacant Land shall not, in the aggregate, exceed (A) from and after the date of this Agreement until the date that is one (1) year after the date of this Agreement, twenty percent (20%) of the Aggregate Commitment, and (B) from and after the date that is one (1) year after the date of this Agreement, twenty percent (20%) of the Available Commitment;

(iv) If a Qualified Property shall at any time convert into a Disqualified Property, in which event such Property shall no longer be included in the Borrowing Base (provided the Borrowing Base shall only be adjusted in accordance with Section 3.4(d); and

(v) If a Disqualified Property shall at any time convert into a Qualified Property, such Property shall thereafter be included in the Borrowing Base.

(b) Adjustments to Borrowing Base After First Year. Notwithstanding the Borrowing Base amount determined by Administrative Agent from time to time in accordance with Section 3.1 above and Section 3.2(a) above, from and after the date that is twelve (12) months after the date the first Qualified Property comprises Eligible Collateral, the Borrowing Base shall automatically be adjusted at the times set forth in Section 3.4(d) to comply with all of the following limitations:

(i) The limitations set forth in Section 3.2(a) above (without duplication);

(ii) The amount contributed to the Borrowing Base by any one (1) Qualified Property shall in no event exceed thirty percent (30%) of the Available Commitment;

(iii) The maximum aggregate Qualified Property NOI derived from a single Tenant (or its Affiliates) leasing all of the leased net rentable square footage of such Qualified Property (other than Entitled Vacant Land) comprising Eligible Collateral pursuant to a Lease shall not, in the aggregate, exceed twenty percent (20%) of the aggregate Qualified Property NOI derived from all Qualified Properties comprising Eligible Collateral;

(iv) The amount contributed to the Borrowing Base by Qualified Properties that do not constitute an Industrial Property shall not, in the aggregate, exceed ten percent (10%) of the Available Commitment; and

(v) In no event shall the amount contributed to the Borrowing Base by Qualified Properties in a single “Metropolitan Statistical Area” (as determined from time to time by the United States Office of Management and Budget) exceed fifty percent (50%) of the Available Commitment.

(c) Additional Limitations on Borrowing Base Values. If any of the limitations on the Borrowing Base set forth in this Agreement are exceeded, Administrative Agent may at its option, adjust the applicable Borrowing Base Values in order that such limitations are not exceeded, or require Borrower to make a Remargining Payment.

(d) Reductions. Each of the limitations regarding the Qualified Properties that may be included in Eligible Collateral set forth in this Article 3 shall be subject to reduction by Administrative Agent in connection with any reduction in the Commitment.

3.3 Exclusions from Eligible Collateral. If (i) any Qualified Property constituting Eligible Collateral is materially damaged or destroyed (which, for purposes of this Section 3.3 shall mean in excess of fifty percent (50%) of the replacement cost of the Improvements located upon such Qualified Property), or becomes subject to any condemnation proceeding, and Operating Borrower fails to promptly notify Administrative Agent that the applicable Project Borrower will initiate repairs, or the applicable Project Borrower fails to promptly and diligently pursue and complete such repairs within one hundred eighty (180) days after the date of the applicable casualty (provided that, in the event of a casualty, the applicable Project Borrower is entitled to payment of insurance proceeds covering such casualty in a sufficient amount to cover one hundred percent (100%) of the costs of such repairs so as to allow the applicable Project Borrower to repair the Improvements to the same condition as immediately prior to such casualty), or, with respect to condemnation, Operating Borrower fails to provide Administrative Agent with condemnation proceeds to the extent required pursuant to the Loan Documents, (ii) Borrower violates any provisions of, or breaches any representations and warranties in, the Loan Documents (including, without limitation, the Environmental Agreement) with respect to such Collateral that Administrative Agent determines materially and adversely affects the value of the Collateral unless Borrower fails to remedy the violation described above within ten (10) days after notice from Administrative Agent, or (iii) Administrative Agent makes or is entitled to make any claim under the Title Policy with respect to a matter that Administrative Agent determines materially and adversely affects the Collateral, such Collateral may, in Administrative Agent’s sole discretion and upon notice to Borrower, be declared by Administrative Agent to no longer be Eligible Collateral, unless Borrower remedies the violation described above within ten (10) days after notice from Administrative Agent, and the Borrowing Base shall be adjusted pursuant to Section 3.4(d). In addition, if any such Collateral does not continue to meet all the requirements applicable to Eligible Collateral, such Collateral will no longer constitute Eligible Collateral, and the Borrowing Base shall be adjusted in accordance with the provisions of Section 3.4(d) below. Any determination by Administrative Agent as to whether certain Collateral constitutes Eligible Collateral shall be in Administrative Agent’s sole but reasonable discretion.

3.4 Borrowing Base Reports and Collateral Certificates.

(a) Borrowing Base Report and Collateral Certificate. On or before thirty (30) days after the end of each calendar quarter, Borrower will prepare and submit to Administrative Agent a proposed Borrowing Base Report and Collateral Certificate for all of the Eligible Collateral. With respect to the Eligible Collateral, each Borrowing Base Report and Collateral Certificate will also take into account the adjustments and limitations permitted or required by this Agreement. Qualified Properties may be added as Eligible Collateral only upon receipt and approval by Administrative Agent of a proposed Borrowing Base Report and Collateral Certificate and satisfaction of all other provisions of this Agreement.

(b) Form of Report and Certificate. If requested by Administrative Agent, the proposed Borrowing Base Report and Collateral Certificate will be in an electronic format in compliance with Administrative Agent’s specifications and requirements as in effect from time to time.

(c) Approval of Borrowing Base Report and Collateral Certificate. Each proposed Borrowing Base Report and Collateral Certificate shall be subject to approval and adjustment in accordance with the terms hereof by Administrative Agent based upon (i) Administrative Agent’s review of such report, and (ii) such other information as Administrative Agent may reasonably require in order to verify the Borrowing Base, Eligible Collateral, the Borrowing Base Values, and all other amounts and items relating thereto. Each determination by Administrative Agent of the Borrowing Base, Eligible Collateral, the Borrowing Base Values, and the amount of each Advance (and all other amounts and items entering into such determinations), will be determined by Administrative Agent in its sole discretion exercising reasonable business judgment. If Administrative Agent rejects a Borrowing Base Report and Collateral Certificate, Borrower shall make such revisions and adjustments to the proposed Borrowing Base Report and Collateral Certificate as Administrative Agent may reasonably request to conform with this Agreement. Administrative Agent will use reasonable efforts to review each Borrowing Base Report and Collateral Certificate and make any adjustments or provide approval within five (5) Business Days after receipt of each Borrowing Base Report and Collateral Certificate that complies with the requirements of this Section 3.4, provided that Administrative Agent’s failure to give such notice or delay in giving such notice shall not limit, waive or reduce any of the Obligations.

(d) Frequency of Computation of Borrowing Base. Administrative Agent may, as of the end of each calendar quarter, compute the Borrowing Base based on the above formula, regardless of whether Borrower timely delivers to Administrative Agent a Borrowing Base Report and Collateral Certificate as and when required pursuant to this Agreement (and any adjustment to the Borrowing Base resulting from such computation shall be effective as of the date of determination after the end of the applicable calendar quarter and any Remargining Payment shall be due in accordance with Section 2.19 above). Additionally, Administrative Agent may compute the Borrowing Base based on the above formula upon the occurrence of any of the following (but not at any other time), and any adjustment to the Borrowing Base resulting from such computation shall be immediately effective as of the date of determination:

(i) if, in accordance with the provisions of this Agreement, a Qualified Property is converted to a Disqualified Property, or a Disqualified Property is converted to a Qualified Property (provided Administrative Agent shall only recalculate the Borrowing Base Value with respect to the Qualified Property being added or removed);

(ii) the occurrence of an event described in Section 3.3;

(iii) the issuance of a new or updated Appraisal for a Qualified Property (excluding, however, a new or updated Appraisal obtained pursuant to Section 3.6(d)(i) or(iv)) and provided Administrative Agent shall only recalculate the Borrowing Base Value of the Qualified Property being recalculated;

(iv) an Event of Default or an Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default);

(v) Borrower’s election to extend the initial Maturity Date pursuant to Section 2.9; or

(vi) the addition or release (subject to the provisions of Sections 2.18 and 4.3) of a Qualified Property as Eligible Collateral (provided, Administrative shall only recalculate the Borrowing Base with respect to the Borrowing Base Value of the Qualified Property being added or released).

(e) Stabilization Determination. Administrative Agent shall determine whether each of the Qualified Properties comprising Eligible Collateral constitute a Stabilized Qualified Property or a Non-Stabilized Qualified Property (each a “Stabilization Determination”), based upon the criteria therefor set forth in this Agreement. Administrative Agent shall make the Stabilization Determination with respect to each Qualified Property comprising Eligible Collateral (i) on a quarterly basis after receipt of the applicable Borrowing Base Report and Collateral Certificate, and (ii) each time a Qualified Property is added or removed from the Borrowing Base pursuant to Section 4.3. In the event of a Stabilization Determination under clause (ii), Administrative Agent shall make such determination based upon the facts, information, valuations and determinations made as of the most recent quarterly financial statements of Borrower and Guarantor delivered to Administrative Agent, adjusted solely to reflect the change in categorization of such Qualified Property. Administrative Agent shall adjust the Borrowing Base after each Stabilization Determination, and, if solely because of an adjustment to the Borrowing Base pursuant to a Stabilization Determination the then Outstanding Credit Exposure exceeds the Available Commitment, Borrower shall have sixty (60) days to cure such non-compliance (“Stabilization Determination Cure Period”) whether by making a Remargining Payment in accordance with Section 2.19 or otherwise.

3.5 General. Anything in this Article 3 or the Loan Documents to the contrary notwithstanding, Borrower agrees that (a) no limitation on any Advances required or permitted pursuant to this Agreement will limit or otherwise change Borrower’s obligations and liabilities under the applicable Loan Documents, (b) Borrower will remain obligated to pay all costs, expenses, and fees required to be paid by Borrower pursuant to this Agreement and the other Loan Documents, and (c) Project Borrower will remain obligated to pay all costs, expenses, and fees now or hereafter arising in connection with acquisition, development, maintenance, occupancy, operation, and use of the Collateral.

3.6 Appraisals.

(a) Appraisal Requirements. The form and substance of each Appraisal must be satisfactory to Administrative Agent. Each Appraisal of a Qualified Property shall be based upon the “as is” Appraised Value of such Qualified Property. All Appraisals must comply with the appraisal policies and procedures of Administrative Agent, regulatory directives or orders imposed on Administrative Agent, and with all applicable Laws, rules, and regulations, including, without limitation, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

(b) Appraiser Engagement. Each Appraisal must be prepared by an appraiser selected and engaged by Administrative Agent. Borrower will notify Administrative Agent in writing that Borrower desires to include a Qualified Property in Eligible Collateral for which no Appraisal then exists and will provide to Administrative Agent all information necessary to allow an Appraisal to be ordered by Administrative Agent. Unless otherwise agreed by Administrative Agent in its sole discretion, Administrative Agent will engage an appraiser to perform an Appraisal only when it receives all information deemed necessary by Administrative Agent and the appraiser for preparation of such Appraisal. Administrative Agent will not have any liability to Borrower or any other Person with respect to delays in the Appraisal process. Borrower and its Affiliates will not employ any appraiser that prepares an Appraisal for any of the Collateral unless specifically requested to do so by Administrative Agent. Administrative Agent may employ a fee appraiser and Borrower will reimburse Administrative Agent at Administrative Agent’s reasonable cost therefor.

(c) Appraisal Evaluation. Upon receipt of an Appraisal, Administrative Agent will review the Appraisal in accordance with the appraisal policies and procedures of Administrative Agent and determine the Appraised Value. Administrative Agent will notify Borrower of such Appraised Value.

(d) Additional Appraisals. Notwithstanding anything in this Section 3.6 to the contrary, Administrative Agent may order updated Appraisals (i) if such Appraisals are required by any laws, rules, regulations or generally applicable appraisal policies and lending procedures of Administrative Agent, (ii) if an Event of Default by Borrower or any other Loan Party has occurred and is continuing, (iii) if a Non-Stabilized Qualified

Property is converted to a Stabilized Qualified Property pursuant to a Stabilization Determination or a Stabilized Qualified Property is converted to a Non-Stabilized Qualified Property pursuant to a Stabilization Determination, (iv) if Administrative Agent deems such Appraisals to be necessary based upon changes in land values or other market conditions; provided, however, Administrative Agent may only order an updated Appraisal pursuant to this subparagraph (iv) one (1) time per calendar year per Qualified Property, (v) in connection with an extension of the Maturity Date pursuant to Section 2.9 of this Agreement, (vi) as required pursuant to clause (iii) of the definition of Maximum Non-Stabilized Qualified Property Advance Amount, or (vii) in connection with the inclusion of any Qualified Property in the Borrowing Base. Borrower shall pay the cost and expense of all Appraisals obtained by Administrative Agent pursuant to this Section 3.6(d).

(e) Appraisal Policy Modifications. Notwithstanding the other provisions of this Section 3.6, the appraisal process must conform to the appraisal policies and procedures of Administrative Agent as in effect from time to time. Borrower acknowledges and agrees that modification to the appraisal policies and procedures of Administrative Agent may result in requirements to modify the Appraisals, Appraised Values and appraisers. Any such modification will be effective thirty (30) days after written notice from Administrative Agent to Borrower of the changes required by reason of a modification or amendment to the Appraisal policy in accordance with this Section 3.6(e).

(f) Expenses. Subject to Section 3.6(d), Borrower will reimburse Administrative Agent for all costs and expenses incurred in obtaining and reviewing the Appraisals. All reimbursements by Borrower to Administrative Agent required by this Section 3.6 will be paid to Administrative Agent within fifteen (15) days after notice from Administrative Agent to Borrower.

ARTICLE 4

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Effectiveness of this Agreement. This Agreement will become effective only upon satisfaction of the following conditions precedent on or before the Effective Date, in each case as determined by Administrative Agent. If the conditions precedent are not satisfied (or waived pursuant to Section 4.5) on or before such deadline, Administrative Agent may cancel this Agreement upon written notice to Borrower. The conditions precedent to be satisfied are as follows:

(a) Representations and Warranties Accurate. The representations and warranties by Borrower and the other Loan Parties in this Agreement and in the other Loan Documents are true and correct in all material respects on and as of the Effective Date, as though made on and as of such date.

(b) No Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(c) Financial Condition. Administrative Agent shall be satisfied with the financial condition of Borrower, Guarantor and each other Loan Party as of the Effective Date.

(d) No Material Adverse Change. As of the Effective Date, Administrative Agent shall have determined that no Material Adverse Change has occurred with respect to Operating Borrower, Real Estate Holding Company, Guarantor or the Project Borrowers, since the most recent financial statements and reports provided to Administrative Agent.

(e) Documents. Administrative Agent shall have received the following agreements, documents and instruments, each duly executed (and acknowledged where applicable) by the parties thereto and in form and substance satisfactory to Administrative Agent and its legal counsel:

(i) Loan Documents. The Loan Documents, including, without limitation, Certifications of Non-Foreign Status and a Disbursement and Rate Management Authorization and Instruction Agreement, as required by Administrative Agent;

(ii) Formation Documents. Operating Borrower, Real Estate Holding Company and Guarantor shall have provided Administrative Agent and Administrative Agent shall have approved (a) the Formation Documents of Operating Borrower, Real Estate Holding Company and Guarantor, together with such resolutions, consents and other documents as Administrative Agent may require to evidence the due formation, valid existence and authority of Operating Borrower, Real Estate Holding Company and Guarantor, and (b) Certificates of Good Standing (or similar certificates) issued by the applicable State office for Operating Borrower, Real Estate Holding Company and Guarantor, and (c) evidence satisfactory to Administrative Agent of the applicable State office authorizing Operating Borrower, Real Estate Holding Company and Guarantor to conduct business in the State of formation of Operating Borrower, Real Estate Holding Company and Guarantor (as applicable) and in each State where Operating Borrower, Real Estate Holding Company and Guarantor (as applicable) conduct business; and

(iii) Authorization Documents. Certified copies of the Authorization Documents of Operating Borrower, Real Estate Holding Company and Guarantor authorizing Operating Borrower, Real Estate Holding Company and Guarantor to execute, deliver and perform their obligations under this Agreement and the other Loan Documents to be executed and delivered by Operating Borrower, Real Estate Holding Company or Guarantor in connection herewith, and certifying the names and signatures of the officers of Operating Borrower, Real Estate Holding Company and Guarantor authorized to execute this Agreement and to request Advances on behalf of Borrower.

(f) Payment of Costs, Expenses and Fees. Payment of all costs, expenses and fees to be paid by Borrower or any Loan Party under the Loan Documents, or otherwise required by Administrative Agent (including internal fees such as closing fees and tax service contract fees), on or before the Effective Date shall have been paid in full.

(g) Searches. Administrative Agent shall have obtained current UCC, tax and judgment searches made in such places as Administrative Agent may reasonably specify, covering Operating Borrower and Guarantor and showing no filings not acceptable to Administrative Agent, in its sole and absolute discretion.

(h) Insurance. Administrative Agent shall have received from Operating Borrower and Guarantor evidence of the policies of insurance required by this Agreement and the other Loan Documents.

(i) Financial Statements. Administrative Agent shall have received the most recent available financial statements of Operating Borrower and Guarantor.

(j) IRS Forms. With respect to Operating Borrower and Guarantor, a signed IRS Form W-8 or W-9 and a Tax Payer Identification Number, as applicable.

(k) Opinion Letter. A legal opinion or opinions from counsel for Operating Borrower and Guarantor, in form and substance acceptable to Administrative Agent and Administrative Agent’s counsel.

(l) Other Items. Operating Borrower shall have provided Administrative Agent with such other agreements, documents and instruments as Administrative Agent or the Lenders may reasonably require under the circumstances.

(m) Other Actions. Borrower has performed such other actions as Administrative Agent or the Lenders may reasonably require under the circumstances.

4.2 Qualification of Qualified Properties as Eligible Collateral. Each of the following described Properties of a Borrower shall constitute a “Qualified Property” and be included in the Borrowing Base as Eligible Collateral if, and only if, the following conditions precedent are satisfied, and at any time any of the following conditions fail to be or remain satisfied after expiration of the applicable cure periods set forth in this Section 4.2 (if any), such Qualified Property shall automatically and immediately be deemed a “Disqualified Property” (and the Borrowing Base shall thereafter be adjusted in accordance with Section 3.4(d)):

(a) The property shall be industrial, office, retail, multi-family or Entitled Vacant Land, and shall be located in the United States of America and (i) a Project Borrower shall own fee title thereto (subject only to Permitted Exceptions), or (ii) a Project Borrower shall hold a ground leasehold interest thereof (subject only to Permitted Exceptions), so long as (1) the applicable ground lease has a remaining term of at least thirty (30) years as of the date of determination, (2) Administrative Agent has approved the ground lease and leasehold interest in its sole and absolute discretion, (3) Administrative Agent receives such other documents as Administrative Agent shall require, including without limitation, an agreement with the ground lessor acceptable to Administrative Agent, and (4) the provisions of this Article 4 are otherwise satisfied as applicable to a leasehold interest (an “Approved Leasehold Interest”);

(b) The property (i) has no material structural flaws as determined by a structure inspection performed by an architect or engineer engaged by and satisfactory to Administrative Agent, in its sole discretion, and (ii) is free of material environmental flaws or contamination as determined by an environmental report satisfactory to Administrative Agent, in its sole discretion; provided that if either of the foregoing conditions becomes not satisfied after any property has been determined to be a Qualified Property, Borrower shall have thirty (30) days after notice of such unsatisfied condition to again satisfy such condition before any such property is deemed a Disqualified Property;

(c) Each property shall be encumbered by a Mortgage Instrument executed by the applicable Project Borrower creating a first priority lien in favor of Administrative Agent for the benefit of the Lenders, subject only to Permitted Exceptions; provided that if the foregoing condition becomes not satisfied after any property has been determined to be a Qualified Property Borrower shall have thirty (30) days after notice of such unsatisfied condition to cure such failure and satisfy such condition before such property is deemed a Disqualified Property;

(d) With respect to each property and only with respect to the initial determination of a property to be a Qualified Property (except with respect to endorsements as described herein), Title Company has issued to Administrative Agent for the benefit of the Lenders, a Title Policy (or an irrevocable commitment to issue a Title Policy) insuring Administrative Agent’s first priority lien encumbering the property (together with any reasonable endorsements thereto), subject only to Permitted Exceptions; provided, however, Administrative Agent shall be entitled to order additional Title Policy endorsements (at Borrower’s sole cost and expense) as reasonably required by Administrative Agent in connection with (i) an Advance, (ii) a partial release of a Qualified Property comprising Eligible Collateral, (iii) Administrative Agent’s receipt of notice of any Lien or Encumbrance affecting a Project Borrower or any of the Collateral, (iv) construction activities upon a Qualified Property comprising Eligible Collateral, (v) the occurrence of an Event of Default or an Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default), or (vi) Borrower’s extension of the initial Maturity Date pursuant to Section 2.9;

(e) The property is covered by policies of insurance required by this Agreement and the other Loan Documents;

(f) With respect to each property and only with respect to the initial determination of a property to be a Qualified Property (except as to Appraisals and environmental reviews which may occur from time to time in accordance with the terms of the Loan Documents after a property is initially determined to be a Qualified Property), Administrative Agent and the Lenders have conducted and approved any due diligence they deem reasonably necessary, including but not limited to, Appraisals, environmental reviews, property inspections, title report reviews, plat/survey reviews, physical condition reports, Lease reviews, Formation Document reviews and any other due diligence reviews contemplated by Section 4.1 above and Section 4.3 below;

(g) In accordance with Section 6.16 below, unless Borrower has in its reasonable discretion determined that the following would cause a problem for any specific property, the operating account for each Qualified Property shall be maintained with Administrative Agent, in any event, and Administrative Agent shall have the right to institute a lockbox cash management system upon an Event of Default or an Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default);

(h) The property otherwise qualifies as a Stabilized Qualified Property or a Non-Stabilized Qualified Property;

(i) Only with respect to the initial determination of a property to be a Qualified Property, the Required Lenders otherwise approve the property as a Qualified Property hereunder in their reasonable discretion (provided, however, at any time that (i) there are at least eight (8) Stabilized Qualified Properties comprising Eligible Collateral, (ii) the aggregate Appraised Value of the Qualified Properties then comprising Eligible Collateral is at least One Hundred Million Dollars ($100,000,000.00), and (iii) twelve (12) months have expired since the first Qualified Property was included as Eligible Collateral, then only Administrative Agent, rather than the Required Lenders, shall have the reasonable approval rights set forth in this Section 4.2(i)), which approval or disapproval shall in any event occur on or before the date that is ten (10) Business Days after the latest to occur of (a) the date when the Required Lenders or Administrative Agent (as applicable) receive all of the required submittals in form and substance acceptable to the Required Lenders or Administrative Agent (as applicable) set forth in this Article 4 with respect to the proposed Qualified Property, and (b) the date when Administrative Agent completes its review of the applicable Appraisal; and

(j) In connection with the initial determination of a Property to be a Qualified Property, any other conditions reasonably requested by Administrative Agent.

Any such Qualified Property shall also be deemed a Disqualified Property upon and only during the occurrence of any of the following:

(k) The levy, attachment or seizure pursuant to court order of any direct Ownership Interest in the Project Borrower that owns any Qualified Property, or of any right, title or interest in and to any Qualified Property or any portion thereof, if any such order is not vacated and the proceeding in which it was entered is not dismissed within thirty (30) days of the entry of such order;

(l) The filing of any claim of Lien or Encumbrance against any Qualified Property or any part thereof that is not released, bonded over or insured over with a title insurance endorsement (obtained at Borrower’s cost and expense) within thirty (30) days after notice thereof from Administrative Agent to Operating Borrower; or the service on Administrative Agent, any Lender or any disburser of funds of a notice or demand to withhold funds, which is not nullified within thirty (30) days after the date of such service; and

(m) The sale, lease (except as permitted under the Loan Documents), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, of any right, title or interest in and to any of the Qualified Properties or any portion thereof.

4.3 Addition and Removal of Qualified Properties and Project Borrowers. After the Effective Date of this Agreement, Borrower shall have the right, so long as there is no Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default) or Event of Default continuing, to (i) upon satisfaction of the conditions set forth in Section 2.18, remove one or more properties from the pool of Qualified Properties upon which the Eligible Collateral and Borrowing Base is determined, and the Mortgage Instruments encumbering said removed properties shall be released so long as, after giving effect to such release, the then Outstanding Credit Exposure is less than or equal to the Available Commitment, and (ii) upon satisfaction of all the conditions set forth in this Article 4 with respect to any additional properties and Project Borrowers, and subject to the Required Lenders’ or Administrative Agent’s (as determined pursuant to Section 4.2(i)) reasonable approval thereof, add one or more Project Borrowers and properties that conform to the attributes of a Qualified Property set forth in this Article 4, so long as the following conditions precedent are satisfied (as determined by Administrative Agent in its reasonable discretion) in connection with the addition of any Qualified Property:

(a) Initial Conditions Precedent. As of the date such Qualified Property is added, the conditions set forth in Section 4.1 and Section 4.2 above remain satisfied, as determined by Administrative Agent in Administrative Agent’s sole and absolute discretion other than those conditions which are limited to the Effective Date.

(b) Mortgage Instruments; Title Policy; UCC-1 Financing Statements. Administrative Agent shall have received each Mortgage Instrument required to encumber each Qualified Property, which Mortgage Instrument shall have been duly executed and delivered by the applicable Project Borrower, granting Administrative Agent on behalf of Lenders a first priority lien thereon, and Administrative Agent shall have received an irrevocable commitment from Title Company to issue the Title Policy (subject only to the Permitted Exceptions) with respect to the applicable Qualified Property. The applicable Project Borrower shall execute and deliver such financing statements and other instruments as may be reasonably requested by Administrative Agent under the circumstances in connection with each Mortgage Instrument.

(c) Borrower Assumption Agreement. Administrative Agent shall have received a Borrower Assumption Agreement duly executed by the applicable Project Borrower.

(d) Environmental Agreement. Administrative Agent shall have received an Environmental Agreement with respect to the Qualified Property duly executed by the applicable Project Borrower, Operating Borrower, Real Estate Holding Company and Guarantor.

(e) Assignment of Ownership Interest. Administrative Agent shall have received (i) an Assignment of Ownership Interest duly executed by the owner of the Ownership Interests of the applicable Project Borrower, and (ii) such owner shall execute and deliver such financing statements and other instruments as may be reasonably requested by Administrative Agent under the circumstances in connection with each Assignment of Ownership Interest.

(f) Estoppel Certificates; SNDAs. Unless otherwise agreed to by Administrative Agent in its sole and absolute discretion, Administrative Agent shall have received a fully executed tenant estoppel certificate (based on the form attached hereto as Exhibit K) and subordination, non-disturbance and attornment agreement (based on the form attached hereto as Exhibit L) from each Tenant of a single-Tenant Qualified Property, and, with respect to multi-Tenant Qualified Properties, each Tenant of such Qualified Property that leases either (i) at least 10,000 rentable square feet of space, or (ii) at least ten percent (10%) of the aggregate rentable square feet of the Qualified Property (as set forth in the applicable Appraisal).

(g) Ownership. The applicable Project Borrower shall be the owner of the applicable Qualified Property, subject only to Permitted Exceptions.

(h) Purchase Documents. Operating Borrower shall have provided copies of the purchase contracts for the applicable Qualified Property and the related closing statements for said purchases, certified as true, correct and complete by Operating Borrower and the applicable Project Borrower.

(i) Leases. Operating Borrower shall have provided copies of all Leases, Lease Documents (including, without limitation, each available certificate of occupancy issued for each space at the applicable Qualified Property that is subject to a Lease) and any ground leases with respect to the applicable Qualified Property.

(j) Proforma Budgets, Revenues and Cash Flows. Operating Borrower shall have submitted to Administrative Agent a budget and pro forma cash flow (including, without limitation, a current rent roll) for the applicable Qualified Property in form and substance acceptable to Administrative Agent.

(k) PML Report. Operating Borrower shall have provided a so-called “PML” report in a form normally obtained by Administrative Agent for properties in the same geographic area, which shall address (A) the probable maximum loss that is likely to be sustained by the applicable Qualified Property in the event of an earthquake or other seismic casualty at or affecting the applicable Qualified Property, and (B) likelihood and likely intensity of an earthquake or other seismic casualty at or affecting the applicable Qualified Property.

(l) Plat; Survey. Operating Borrower shall have delivered to Administrative Agent a recorded plat or ALTA survey (meeting the requirements of Administrative Agent) of each Qualified Property, certified to and in a manner reasonably acceptable to Administrative Agent.

(m) Utilities. Administrative Agent shall have received evidence satisfactory to Administrative Agent (in its sole but reasonable discretion) that all utilities and services to the applicable Qualified Property (water, sewer, gas, electric, cable and telephone) are available or will be available as required.

(n) Zoning. Administrative Agent shall have received satisfactory evidence indicating compliance by the Improvements upon each Qualified Property with applicable zoning requirements (and all required variances are obtained).

(o) Inspections; Tests. Operating Borrower shall have provided copies of all material inspection and test reports with respect to each Qualified Property made by or for Operating Borrower or a Project Borrower, including, without limitation, a physical condition report (dated no earlier than twelve (12) months prior to the date of the applicable Qualified Property’s inclusion as Eligible Collateral) for each Qualified Property over five (5) years old as of the date of inclusion as Eligible Collateral.

(p) Environmental Reports. Administrative Agent shall have received an environmental report with respect to each Qualified Property prepared by an environmental consultant reasonably acceptable to Administrative Agent. Each such environmental report shall be approved by Administrative Agent in Agent’s sole and absolute discretion.

(q) Flood Zone. Administrative Agent shall have received satisfactory evidence indicating whether each Qualified Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if so, a flood notification form signed by the applicable Project Borrower, and evidence that flood insurance is in place for the building and contents, all in form and substance reasonably satisfactory to Administrative Agent.

(r) Appraisal. Administrative Agent shall have received a current Appraisal of each Qualified Property that is acceptable to Administrative Agent in Administrative Agent’s sole and absolute discretion.

(s) Formation Documents. Operating Borrower shall have provided Administrative Agent and Administrative Agent shall have approved (a) the Formation Documents of the applicable Project Borrower, together with such resolutions, consents and other documents as Administrative Agent may require to evidence the due formation, valid existence and authority of the applicable Project Borrower, and (b) Certificates of Good Standing (or similar certificates) issued by the applicable State office for the applicable Project Borrower, and (c) evidence satisfactory to Administrative Agent of the applicable State office authorizing the applicable Project Borrower to conduct business in the State of formation of the applicable Project Borrower and in each State where the applicable Project Borrower conducts business.

(t) Authorization Documents. Certified copies of the Authorization Documents of the applicable Project Borrower authorizing the applicable Project Borrower to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to be executed and delivered by the applicable Project Borrower in connection herewith, and certifying the names and signatures of the officers of the applicable Project Borrower authorized to execute this Agreement and to request Advances on behalf of Borrower.

(u) Searches. Administrative Agent shall have obtained current UCC, tax and judgment searches made in such places as Administrative Agent may reasonably specify, covering the applicable Project Borrower and showing no filings relating to, or which could relate to, the applicable Qualified Property other than those made hereunder.

(v) Insurance. Administrative Agent shall have received from the applicable Project Borrower evidence of the policies of insurance required by this Agreement and the other Loan Documents.

(w) Financial Statements. Administrative Agent shall have received the most recent available financial statements of the applicable Project Borrower.

(x) IRS Forms. With respect to the applicable Project Borrower, a signed IRS Form W-8 or W-9 and a Tax Payer Identification Number, as applicable.

(y) Opinion Letter. A legal opinion or opinions from counsel for the applicable Project Borrower, in form and substance acceptable to Administrative Agent and Administrative Agent’s counsel.

(z) Closing Instructions. Title Company shall have executed and returned to Administrative Agent or its counsel closing instructions prepared by or on behalf of Administrative Agent.

(aa) Closing Settlement Statement. Administrative Agent shall have approved in its sole and absolute discretion the closing settlement statement prepared by Title Company with respect to the inclusion of the applicable Qualified Property and the Title Policy issued by the Title Company with respect thereto.

(bb) Payment of Costs, Expenses and Fees. Payment of all costs, expenses and fees to be paid by Borrower or any Loan Party under the Loan Documents, or otherwise required by Administrative Agent (including internal fees such as closing fees, environmental review fees and tax service contract fees) on or before the date of addition of the Qualified Property shall have been paid in full.

(cc) Other Items. Real Estate Holding Company and the applicable Project Borrower shall have provided Administrative Agent with such other agreements, documents and instruments as Administrative Agent or the Lenders may reasonably require under the circumstances.

(dd) Other Actions. Real Estate Holding Company and the applicable Project Borrower have performed such other actions as Administrative Agent or the Lenders may reasonably require under the circumstances.

4.4 Additional Conditions Precedent to All Advances Against Eligible Collateral. Lenders’ obligations to make Advances is further subject to the satisfaction of the following additional conditions precedent at the time the Advance is to be made, as determined by Administrative Agent:

(a) Defaults. No Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such Advance, both before and after giving effect thereto.

(b) Other Conditions Precedent. Borrower will have satisfied all conditions precedent to Advances in this Agreement and the other Loan Documents.

(c) Mortgage Instrument. All Eligible Collateral shall be encumbered by a first lien Mortgage Instrument in favor of Administrative Agent for the benefit of Lenders, subject only to Permitted Exceptions.

(d) Payment of Costs, Expenses, and Fees. All costs, expenses and fees due to be paid by Borrower on or before the date of the Advance under the Loan Documents shall have been paid in full.

(e) Draw Request. Borrower will have delivered to Administrative Agent a Draw Request for such Advance (other than for Swing Line Advances, in which case Borrower shall have delivered to Administrative Agent a Swing Line Borrowing Notice).

(f) Limit on Total Outstanding. After giving effect to the requested Advance, the Outstanding Credit Exposure will not violate the tests in Section 2.19 and no Remargining Payment will be required.

4.5 Right to Waive. Borrower authorizes Administrative Agent and Administrative Agent reserves the right to verify any documents and information submitted to it in connection with this Agreement. Delay or failure by Administrative Agent to insist on satisfaction of any condition precedent will not be a waiver of such condition precedent or any other condition precedent. The making of an Advance by Administrative Agent or any of the Lenders will not be deemed a waiver by Lenders of the occurrence of an Event of Default or Unmatured Event of Default.

ARTICLE 5

BORROWER REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties. Borrower represents and warrants to Administrative Agent and the Lenders, as of the Effective Date and as of the various other dates specified in this Agreement and the other Loan Documents on which such representations and warranties are to be accurate, except as otherwise approved by Administrative Agent in writing, the following:

(a) Formation and Authorization. Operating Borrower is a limited partnership validly organized and existing in good standing under the laws of the State of Delaware, and is authorized to conduct business in the State of Delaware. Operating Borrower has requisite power and authority to execute, deliver and perform the Loan Documents. The execution, delivery and performance by Operating Borrower of the Loan Documents has been duly authorized by all requisite action by or on behalf of Operating Borrower and will not conflict with or result in a violation of or a default under Operating Borrower’s Formation Documents. Each other Loan Party is a corporation, partnership or limited liability company validly organized and existing in good standing under the laws of the State of such Loan Party’s formation and each Project Borrower is authorized to conduct business in the State in which a Qualified Property owned by such Project Borrower is located. Each Loan Party has the requisite power and authority to execute, deliver and perform the Loan Documents to which such Loan Party is a party. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party has been duly authorized by all requisite action by or on behalf of such Loan Party and will not conflict with or result in a violation of or a default under any such Loan Party’s Formation Documents.

(b) No Approvals, etc. No additional material approval, authorization, bond, consent, certificate, franchise, license, permit, registration, qualification or other action or grant by or filing with any Governmental Authority or other Person is required in connection with the execution, delivery or performance by Borrower or any other Loan Party of any Loan Document.

(c) No Conflicts. The execution, delivery and performance by Borrower and, as applicable, each other Loan Party, of the Loan Documents will not conflict with or result in a violation of or a default under (i) any applicable law, ordinance, regulation or rule (federal, state or local) in any material respect, (ii) any judgment, order or decree of any arbitrator, other private adjudicator, or Governmental Authority to which Borrower or such other Loan Party is a party or by which Borrower or such other Loan Party is bound, (iii) any of the Approvals and Permits, or (iv) any agreement, document or instrument to which Borrower or such other Loan Party is a party or by which Borrower or such other Loan Party or any of the assets of Borrower or such other Loan Party is bound, in any material respect.

(d) Execution and Delivery and Binding Nature of Loan Documents. The Loan Documents are legal, valid and binding obligations of Borrower, enforceable in accordance with their terms against Borrower, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application. With respect to each other Loan Party, the Loan Documents to which any such Loan Party is a party are legal, valid and binding obligations of such Loan Party, enforceable in accordance with their terms against such Loan Party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws and by equitable principles of general application.

(e) Accurate Information. All information in any loan application, financial statement (other than financial projections), certificate or other document, and all other information delivered by Borrower, or any other Loan Party or any Affiliate or advisor to Borrower or advisor under the Advisory Agreement or similar agreement, to Administrative Agent or any Lender in connection with the Commitment to the best of Borrower’s knowledge was true, correct and complete in all material respects at the time delivered, and there were no omissions from any such information that results in any such information being materially incomplete, incorrect or misleading when delivered. Borrower does not have any knowledge of any material change in any such information as of the date of this Agreement. All financial statements (other than financial projections) heretofore delivered to Administrative Agent or any Lender by Borrower or any other Loan Party were prepared in accordance with the requirements in this Agreement and accurately present the financial conditions and results of operations as of the dates thereof and for the periods covered thereby in all material respects. All financial projections have been and will be prepared in accordance with the requirements of this Agreement, will be complete in all material respects as of the date thereof, and will be based on the applicable Person’s good faith estimates, compiled and prepared with due diligence, of the matters set forth therein. Since September 30, 2010, through the date of this Agreement, no Material Adverse Change has occurred. As of the date of this Agreement, there is no fact with respect to the Collateral or the business and operations of Borrower or any other Loan Party that Borrower has not disclosed to Administrative Agent in writing. To the best of Borrower’s knowledge, neither the financial statements nor any other certificate or document delivered herewith or heretofore by Borrower or any other Loan Party to Administrative Agent in connection with negotiation of this Agreement and the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to keep the statements contained herein and therein from being untrue or misleading at the time made or submitted.

(f) Purpose of Advances. The purpose and permitted use of the each Advance is as set forth in Section 2.15(b). The purpose of Advances is a business purpose and not a personal, family, or household purpose.

(g) Legal Proceedings, Hearings, Inquiries and Investigations. Except as disclosed to Administrative Agent in writing prior to the Effective Date:

(i) No legal proceeding is pending or, to the best knowledge of Borrower, threatened, before any arbitrator, other private adjudicator or Governmental Authority to which Borrower or any other Loan Party is a party or by which Borrower or any other Loan Party, or any assets of Borrower or any other Loan Party, may be bound or affected that if resolved adversely to Borrower or the applicable Loan Party could reasonably be expected to result in a Material Adverse Change; and

(ii) No hearing, inquiry or investigation relating to Borrower or any other Loan Party, or any assets of Borrower or any other Loan Party, is pending or, to the best knowledge of Borrower or any other Loan Party, threatened, by any Governmental Authority that if resolved adversely to Borrower or any other Loan Party could reasonably be expected to result in a Material Adverse Change.

(h) No Defaults. No Event of Default or Unmatured Event of Default has occurred and is continuing.

(i) Approvals and Permits; Assets and Property. Borrower and each Loan Party has obtained and there are in full force and effect all material Approvals and Permits presently necessary for the conduct of the business of Borrower and each Loan Party as now conducted, and Borrower and each Loan Party owns, leases or licenses all material assets necessary for conduct of the business and operations of Borrower and each Loan Party as now conducted. The assets of Real Estate Holding Company and each Project Borrower are not subject to any material Liens and Encumbrances, other than (i) the Liens and Encumbrances created pursuant to this Agreement or any other Loan Document, (ii) the Permitted Exceptions with respect to property encumbered by the Mortgage Instruments, and (iii) with respect to other assets of Borrower or any other Loan Party that are not encumbered by the Mortgage Instruments, Liens and Encumbrances that have been taken into account in the preparation of financial statements and reports of Borrower and such other Loan Parties delivered to Administrative Agent or any Lender.

(j) Impositions. Except as otherwise permitted pursuant to Section 6.6, Borrower has filed or caused to be filed all material tax returns (federal, state, and local) required to be filed by Borrower and has paid all tax and other amounts shown thereon to be due (including, without limitation, any interest or penalties).

(k) ERISA. Borrower has not established and does not plan to establish any pension, insurance or other arrangement or plan for employees (including, without limitation, an “employee benefit plan” within the meaning of Section 3(3) of ERISA, a “Plan”) covered by Title IV of the Employee Retirement Income Security Act of 1974, as now or hereafter amended (“ERISA”), and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any Plan. The performance by Borrower of its obligations under the Loan Documents to which it is a party and Borrower’s conducting of its operations do not and will not violate any provisions of ERISA.

(l) Compliance With Law. To the best knowledge of each such party, none of Borrower, any other Loan Party, any Qualified Property or any other Collateral is in violation in any material respect of any law, ordinance, regulation or rule (federal, state, or local).

(m) Representations and Warranties Relating to Collateral.

(i) Ownership. Except as permitted pursuant to Section 6.3(b), the Loan Party that is the legal and equitable owner of Collateral or is the holder of an Approved Leasehold Interest of such Collateral is and will at all times, while such Collateral is a part of the Borrowing Base, be the legal and equitable owner of such Collateral, free and clear of all Liens and Encumbrances, except for the Mortgage Instruments and the Permitted Exceptions.

(ii) Authority to Encumber. The Loan Party that is the legal and equitable owner of Collateral has, and will continue to have, the full right and authority to encumber such Collateral, including each of the Qualified Properties included or to be included in Eligible Collateral.

(iii) Validity of the Lien and Encumbrance Created by the Mortgage Instruments. The Lien and Encumbrance created by the Mortgage Instruments is or will be upon recordation in the applicable county records (A) legal, valid, binding and enforceable, and (B) first priority, except for Permitted Exceptions (other than Permitted Exceptions that are required to be subordinated to the Mortgage Instruments).

(iv) Legal Parcel; Separate Tax Parcel. Except as otherwise approved by Administrative Agent, in Administrative Agent’s sole and absolute discretion, each Qualified Property included or to be included in Eligible Collateral is taxed separately and does not include any other property, and for all purposes each Qualified Property may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.

(v) Leases and Rents. The applicable Project Borrower has good and marketable title to the Leases and the rents payable thereunder, free and clear of all material claims and Liens and Encumbrances other than the Permitted Exceptions. The Leases and the other Lease Documents are valid and unmodified and are in full force and effect, and Project Borrower that is a party to any such Lease or other Lease Document is not in default of any of the material terms or provisions of the Leases or any such other Lease Document, in the case of any of the foregoing, which would have the material adverse effect on the applicable Qualified Property. The rents now due or to become due for any periods subsequent to the Effective Date have not been collected and payment thereof has not been anticipated for a period of more than one (1) month in advance, waived or released, discounted, set off or otherwise discharged or compromised. Other than rents paid no more than one month in advance, no Project Borrower has received any funds or deposits from any Tenant for which credit has not already been made on account of accrued rents other than security deposits required by the Leases.

(n) Use of Proceeds; Margin Stock. The proceeds of the Advances will be used by Borrower solely for the purposes specified in this Agreement. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or G of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 and 207), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U or G. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. Neither Borrower nor any Person acting on behalf of Borrower has taken or will take any action which might cause this Agreement or any other Loan Document to violate Regulation U or G or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934, or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect. Borrower and its subsidiaries own no “margin stock.”

(o) Governmental Regulation. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding have been amended), or any other law which regulates the incurring by Borrower of indebtedness, including but not limited to laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

(p) Benefit. Each Loan Party: (i) operates in conjunction with the other separate but affiliated Loan Parties with respect to their respective operations; and, in this regard, each Loan Party is benefited by operating with the other Loan Parties because of greater operating efficiencies, economies of scale, coordination, and centralization of market presence, and common business functions, including, but not limited to, accounting services for consolidated financial statements; (ii) expressly acknowledges and agrees with all of the other Loan Parties, and expressly represents and confirms to Administrative Agent and to Lenders, that each Loan Party receives a reasonably equivalent value in exchange for permitting its funds to be applied to the Obligations under this Agreement; (iii) agrees that each and all of the Loan Parties sought financing collectively because they cannot obtain financing in the amount of the Aggregate Commitment or otherwise under terms as advantageous as those of this Agreement if each Loan Party tried instead to obtain stand-alone financing individually and each Loan Party acknowledges that, while the Loan Parties are separate and distinct corporate entities, they have asked Administrative Agent and Lenders to recognize their common business purpose and collective assets as part of the underwriting considerations, so that they can qualify collectively for the greatest available amount of financing and are each benefited by the greater borrowing capacity; (iv) expressly agrees with each other, and expressly represents and confirms to Administrative Agent and to Lenders, that each and all of the Loan Parties have received the benefit of such greater borrowing capacity resulting from their common business enterprise; (v) agrees in requesting the Commitment, and for purposes of the Commitment, the Loan Parties have presented to Administrative Agent and Lenders, and have asked Administrative Agent and Lenders to rely, in part, on consolidated financial statements; (vi) acknowledges and agrees that the proceeds of the Advances and the Letters of Credit are available to each and all of the Loan Parties, and that the agreed distribution of the proceeds will be decided by the Loan Parties collectively and among themselves; (vii) agrees that the availability of the proceeds of Advances and the agreed use thereof (subject to the requirements of this Agreement) decided by the Loan Parties among themselves are essential to and will materially benefit each Loan Party on an individual and collective basis; (viii) agrees that the Loan Parties have expressly agreed among themselves to compile and maintain a single, collective Borrowing Base to be certified to Administrative Agent and Lenders for purposes of requests by Borrower for Advances and Letters of Credit. Each Project Borrower is a wholly-owned Subsidiary (directly or indirectly) of Operating Borrower, Real Estate Holding Company or Guarantor.

(q) Solvency. Each Loan Party (i) confirms that prior to, as of, during and following the funding of the Commitment, each Loan Party was not, and continues not to be, “insolvent” as that term is defined in Section 101(32) of the United States Bankruptcy Code, (ii) confirms that, prior to, as of, during and following the funding of the Commitment, each Loan Party has been able and will continue to be able to pay its debts as they become due, and further acknowledges that its ability to do so is enhanced by access to proceeds of the Advances, (iii) confirms that, prior to, as of, during and following the funding of the Commitment, each Loan Party retained, and continues to retain, sufficient capital to operate its business, and (iv) confirms that, based on its assets and its anticipated business performance, each Loan Party believes that it will be able to pay its debts as they mature (provided nothing herein shall obligate any member or other owner of any Borrower to contribute any amounts to any Borrower).

5.2 Representations and Warranties Upon Requests for Advances. Each request for an Advance will be a representation and warranty by Borrower that all of the representations and warranties in this Article 5 and in the other Loan Documents are true, correct and complete in all material respects as of the date of the Advance request and as of the date that the Advance is made.

5.3 Representations and Warranties Upon Delivery of Financial Statements, Documents, and Other Information. Each delivery by Borrower of financial statements, other material documents or information after the Effective Date hereof (including, without limitation, documents and information delivered in obtaining an Advance) will be a representation and warranty to Administrative Agent and the Lenders by Borrower that such financial statements, other material documents or information (other than financial projections) are true, correct and complete in all material respects as of the date thereof, and to the best of Borrower’s knowledge, that there are no material omissions therefrom that result in such financial statements, other documents or information being materially incomplete, incorrect or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of the subject thereof as at the dates thereof and for the periods covered thereby. Each delivery by Borrower of financial projections is a representation and warranty to Administrative Agent and the Lenders by Borrower that such financial projections have been prepared in accordance with the requirements in this Agreement, are complete in all material respects as of the date thereof, and are based on Borrower’s reasonable good faith estimates, compiled and prepared with due diligence, of the matters set forth therein.

5.4 Nature of Representations and Warranties. All representations and warranties made in this Agreement or in any other Loan Document or in any certificate or other document delivered to Administrative Agent or any Lender pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Administrative Agent and the Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or the Lenders, or on their behalf.

ARTICLE 6

AFFIRMATIVE COVENANTS

The following covenants shall apply until the Obligations of Borrower and any other Loan Party are paid and performed in full and Lenders have no further obligation to make Advances, issue Letters of Credit or otherwise extend credit to Borrower:

6.1 Corporate Existence. Borrower agrees that each Borrower shall continue to be a limited partnership or limited liability company (as applicable) validly existing, and in good standing under the laws of the State of Delaware. Borrower shall cause each other Loan Party to continue to be an entity validly existing and in good standing under the laws of the State of its formation.

6.2 Books and Records; Access. Borrower agrees that Operating Borrower will maintain a standard, modern system of accounting (including, without limitation, a single, complete and accurate set of books and records of its assets, business, financial condition, operations, prospects and results of operation) in accordance with GAAP. Borrower also agrees to maintain complete and accurate records regarding the acquisition, development and operation of the Qualified Properties, including, without limitation, all material written notices, records, documents and instruments related to the Leases. Borrower also agrees that books and records required to be maintained by Borrower pursuant to this Section 6.2 shall be maintained for a period of two years following payment in full of Borrower’s Obligations. During business hours, Borrower will give representatives of Administrative Agent access to their respective assets, property, books, records and documents and will permit such representatives to inspect such assets and property and to audit, copy, examine and make excerpts from such books, records and documents. Upon request by Administrative Agent, Borrower will also provide Administrative Agent with copies of the reports, documents, agreements and other instruments described in this Section 6.2 required to confirm compliance with the terms and conditions of this Agreement.

6.3 Covenants Relating to Collateral. Borrower agrees:

(a) Defense of Title. Operating Borrower will defend and cause each applicable Project Borrower to defend the Collateral, the title and interest therein of Borrower and the applicable Project Borrower represented and warranted in the Mortgage Instruments and this Agreement, and the legality, validity, binding nature and enforceability of the Lien and Encumbrance contained in the Mortgage Instruments and the first priority of the Mortgage Instruments against all material matters (except for Permitted Exceptions), including, without limitation, (i) any attachment, levy or other seizure by legal process or otherwise of any or all such Collateral, (ii) except for Permitted Exceptions, any Lien or Encumbrance or claim thereof on any or all such Collateral, (iii) any attempt to foreclose, conduct a trustee’s sale, or otherwise realize upon any or all Collateral under any Lien or Encumbrance, regardless of whether a Permitted Exception and regardless of whether junior or senior to the applicable Mortgage Instrument, and (iv) any claim questioning the legality, validity, binding nature, enforceability, or priority of any Mortgage Instrument. Borrower will notify Administrative Agent promptly in writing of any of the foregoing and will provide such information with respect thereto as Administrative Agent may from time to time request.

(b) No Encumbrances. Operating Borrower will not, and shall not permit the Project Borrowers to, sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber, any of the Collateral or any interest therein or any fixtures thereof or proceeds thereof, except for (i) the Permitted Exceptions, and (ii) sales and transfers in connection with releases permitted pursuant to Section 2.18 and Section 4.3, (iii) easements required to be granted to any Governmental Authority or utility company necessary for any access, drainage, utility or similar service in connection with the operation of the Collateral and (iv) disposition of worn out, obsolete or unnecessary Collateral.

(c) Utilities. All telephone service, electric power, storm sewer (if required), sanitary sewer (if required) and water facilities for the Qualified Properties shall be maintained at all times (subject to temporary interruption), and such utilities will be adequate to serve the Qualified Properties. No condition will exist to affect the applicable Project Borrower’s right to connect into and have adequate use of such utilities, except for the payment of normal connection charges or tap charges and except for the payment of subsequent charges for such services to the utility supplier.

(d) No Residential Use. No Qualified Property shall ever be occupied as a residence, other than multi-family properties.

(e) Flood Insurance. Unless flood insurance acceptable to Administrative Agent will have been obtained, no Qualified Property will be located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

(f) Compliance with Permitted Exceptions. All material restrictive covenants, development agreements, easements and other agreements with Governmental Authorities and other Persons that are necessary for the use and occupancy of the Qualified Properties will be kept and maintained in full force and effect. Borrower will not, and will not permit any applicable Project Borrower to, default in any material respect under any such covenants, development agreements, easements and other agreements, and rights thereunder will be diligently enforced.

(g) Title Policy Endorsements. If required by Administrative Agent in accordance with Section 4.2(d), Borrower will provide (i) such continuation endorsements and date down endorsements to the Title Policy, in form and substance satisfactory to Administrative Agent, as Administrative Agent determines reasonably necessary to insure the priority of the Mortgage Instruments as a valid first lien on the Collateral, or (ii) an unconditional and irrevocable written commitment by the Title Company to issue such endorsements. Borrower agrees to furnish to the Title Company such surveys and other documents and information as Administrative Agent or the Title Company may require for the Title Company to issue such endorsements.

(h) Improvement Districts. Without obtaining the prior written consent of Administrative Agent, Borrower will not consent to, or vote in favor of, the inclusion of all or any part of the Collateral in any community facilities district or other improvement district. Borrower will give prompt notice to Administrative Agent of any written notification or advice that Borrower may receive from any municipality or other third party of any action, contract or other proceeding the purpose of which is to include all or any part of the Collateral in a community facilities district or other improvement district. Upon prior written notice to Borrower and to the extent permitted by law, Administrative Agent shall have the right to file a written objection to the inclusion of all or any part of the Collateral in a community facilities district or other improvement district, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district.

(i) Lease Approval. With respect to any Lease (or an amendment, modification or termination thereof) of a Qualified Property that is entered into by the applicable Project Borrower after the date that the applicable Qualified Property is first included in the Borrowing Base, Administrative Agent shall have approved the economic terms of such Lease (or amendment, modification or termination thereof) in writing, if the net rentable square footage of such Lease exceeds the lesser of (a) 10,000 rentable square feet, or (b) ten (10%) of the net rentable square footage of the Qualified Property (as set forth in the applicable Appraisal), unless otherwise agreed to by Administrative Agent in its sole and absolute discretion. Administrative Agent shall approve or disapprove such Lease (or amendment, modification or termination thereof) within ten (10) Business Days after receipt by Administrative Agent of a copy of such Lease (or amendment, modification or termination thereof) and all other information with respect to such Lease (or amendment, modification or termination thereof) reasonably requested by Administrative Agent. Except as set forth in this Section 6.3(i), Project Borrower may enter into any new Lease, or any amendment, modification or termination of any Lease, without consent.

6.4 Information and Statements. Operating Borrower will furnish the following information and statements to Administrative Agent:

(a) Annual Statements - Operating Borrower. Within ninety (90) days after the close of each Fiscal Year of Operating Borrower, unqualified, audited (by nationally recognized independent certified public accountants), annual financial statements of Operating Borrower, certified and signed by the chief financial officer of Guarantor, as the general partner of Operating Borrower, in form satisfactory to Administrative Agent, prepared in accordance with GAAP in each case on a consolidated basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings and a statement of cash flows, and setting forth in comparative form the balance sheet, income statement, retained earnings and cash flow figures for the preceding Fiscal Year.

(b) Annual Statements — Guarantor. Within ninety (90) days after the close of each Fiscal Year of Guarantor, unqualified, audited annual financial statements of the Consolidated Group (which may be combined with the statement in (a) above), certified and signed by the chief financial officer of Guarantor in form satisfactory to Administrative Agent, and audited by nationally recognized independent certified public accountants, in all cases reasonably acceptable to Administrative Agent, prepared in accordance with GAAP in each case on a consolidated basis, including balance sheets as of the end of such Fiscal Year and statements of income and retained earnings and a statement of cash flows, and setting forth in comparative form the balance sheet, income statement, retained earnings and cash flow figures for the preceding Fiscal Year.

(c) Quarterly Financial Statements — Operating Borrower. Within forty-five (45) days after the close of each of the first three (3) quarterly periods of each Fiscal Year, company-prepared financial statements for Operating Borrower on a consolidated basis, including balance sheets as of the end of such period, statements of income and, with respect to the consolidated financial statements only, retained earnings and a statement of cash flows, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of Guarantor, as the general partner of Operating Borrower, in form satisfactory to Administrative Agent. All consolidated balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures.

(d) Quarterly Financial Statements - Guarantor. Within forty-five (45) days after the close of each of the first three (3) quarterly periods of each Fiscal Year, company-prepared financial statements for the Consolidated Group on a consolidated basis (which may be combined with the statement in (c) above), including balance sheets as of the end of such period, statements of income and, with respect to the consolidated financial statements only, retained earnings and a statement of cash flows, in each case for the portion of the Fiscal Year ending with such fiscal period, all certified and signed by the chief financial officer of Guarantor in form satisfactory to Administrative Agent. All consolidated balance sheets shall set forth in comparative form figures for the preceding year end and the corresponding period in the preceding Fiscal Year. All such income statements shall reflect year-to-date figures.

(e) Borrowing Base Report and Collateral Certificates. As and when required pursuant to Section 3.4, the Borrowing Base Report and Collateral Certificates.

(f) Environmental Incident Reports. As soon as possible and in any event within ten (10) days after receipt by Borrower or any other Loan Party, a copy of any written notice or claim to the effect that Borrower or any other Loan Party is or may be liable to any Person as a result of the release of any toxic or hazardous waste or substance into the environment.

(g) Compliance Information. All annual financial statements pursuant to Section 6.4(a) and (b) and all quarterly financial statements pursuant to Section 6.4(c) and (d) will also be accompanied by a Compliance Certificate signed by the chief financial officer of the reporting entity or its general partner (as applicable). Notwithstanding anything in this Agreement to the contrary, Operating Borrower and Guarantor will be required to timely deliver such financial information as may be necessary to promptly and accurately calculate any financial ratio or covenant required under this Agreement even if such information is not specifically enumerated herein. Any review of any financial statements provided by Operating Borrower or Guarantor used to test any financial ratio or covenant will not waive Administrative Agent’s rights to require further review or audit of such information or any rights if such further review or audit indicates financial information contrary to the financial statements provided by Operating Borrower and/or Guarantor.

(h) Rent Rolls; Other Items and Information. Within thirty (30) days after the end of each calendar quarter, Operating Borrower shall deliver to Administrative Agent an updated rent roll for each of the Qualified Properties comprising Eligible Collateral, such rent rolls to be certified to be correct as of the date thereof by an authorized officer of Guarantor, as the general partner or Operating Borrower. Operating Borrower shall also provide such other information concerning Borrower, Guarantor, the Qualified Properties, and the assets, business, financial condition, operations, prospects and results of operations of Operating Borrower as Administrative Agent reasonably requests from time to time. Such other items shall include, without limitation, Operating Borrower’s certification that all Leases with respect to Qualified Properties included in Eligible Collateral satisfy the requirements of this Agreement.

(i) Other Reports. As and when requested by Administrative Agent, such other periodic reports, documents and schedules as may be reasonably requested by Administrative Agent from time to time.

6.5 Law; Judgments; Material Agreements; Approvals and Permits. Borrower agrees that Borrower will comply with all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower, the Collateral or the other assets, business, or operations of Borrower in all cases where failure to comply will have a material adverse effect on the Collateral or the business operations of Borrower or Guarantor. Borrower also agrees to comply in all material respects with all material agreements, documents, and instruments to which Borrower is a party or by which Borrower, or the Collateral, or any of the other assets of Borrower are bound or affected in all cases where failure to comply will have a material adverse effect on the Collateral or the business operations of Borrower or Guarantor. Borrower also agrees to comply with all Requirements and all conditions and requirements of all Approvals and Permits in all cases where failure to comply will have a material adverse effect on the Collateral or the business operations of Borrower or Guarantor. Borrower, at its expense, will obtain and maintain in effect from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower and as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents in all cases where such failure to comply will have a material adverse effect on the Collateral or the business operations of Borrower or Guarantor.

6.6 Impositions and Other Indebtedness. Except for amounts being contested as provided in paragraph (b) of the definition of Permitted Exceptions, each Project Borrower will pay and discharge, or cause to be paid and discharged (a) before delinquency all Impositions affecting it or its assets, (b) when due all lawful claims (including, without limitation, claims for labor, materials and supplies), which, if unpaid, might become a Lien or Encumbrance upon any of its assets, and (c) all its other Indebtedness, when due.

6.7 Assets and Property. Each Project Borrower will maintain, keep, and preserve, or cause to be maintained, kept and preserved, the Collateral and all of its other assets (tangible and intangible) necessary or useful in the proper conduct of its business and operations in good working order and condition, ordinary wear and tear excepted.

6.8 Casualty and Liability Insurance. Borrower, at its expense, shall maintain and deliver, or cause to be maintained and delivered, to Administrative Agent the policies of insurance set forth on Exhibit M attached hereto with respect to the Collateral and the Project Borrowers. All insurance policies shall (i) be issued by an insurance company authorized to do business in the state where the property is located having a rating of “A-” VIII or better by A.M. Best Co., in Best’s Rating Guide, (ii) name “JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the Lenders, any and all subsidiaries, as their interest may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on all ISO Special Form Property insurance, (iii) be endorsed to show that Borrower’s insurance shall be primary and all insurance carried by Administrative Agent and the Lenders is strictly excess and secondary and shall not contribute with Borrower’s insurance, (iv) provide that Administrative Agent is to receive written notice ten (10) days before the effective date of cancellation for nonpayment of premium or thirty (30) days before the effective date of cancellation for any other reason, (v) be evidenced by a certificate of insurance to be provided to Administrative Agent along with a copy of the policy for the ISO Special Form Property coverage, (vi) include either policy or binder numbers on the Accord form, and (vii) be in form and amounts reasonably acceptable to Administrative Agent.

6.9 ERISA. Borrower will not establish, contribute to or otherwise take any action with respect to any Plan that would be governed by Title IV of ERISA.

6.10 Title Insurance; Title Insurance Claims. Administrative Agent may determine from time to time the allocation of title insurance between parcels of Collateral, and the amount of title insurance coverage that Borrower is required to provide pursuant to each Title Policy, and Administrative Agent may enter into such agreements with Title Company as Administrative Agent reasonably deems appropriate, including, without limitation, aggregation agreements, which shall contain such terms and conditions as Administrative Agent may reasonably require. Administrative Agent may, from time to time, in its reasonable discretion, (a) require endorsements to the Title Policy, subject to the limitations set forth in Section 4.2(d), or (b) require co-insurance or re-insurance with respect to the Title Policy. If the Title Company pays any claims under the Title Policy, and if Administrative Agent advises Borrower that Administrative Agent has determined that the remaining coverage is insufficient, in the reasonable discretion of Administrative Agent, Borrower will take any and all action necessary to cause the total coverage amount under the Title Policy to remain at or to be increased to the original liability notwithstanding the payment of such claim or claims, including, without limitation, providing any supplemental Title Policy or endorsements or reinsurance agreements if requested by Administrative Agent, the cost of which will be paid by Borrower. Upon payment of any such claims, Borrower will obtain and provide to Administrative Agent any and all documentation reasonably requested by Administrative Agent to ensure that the maximum coverage provided for hereunder will not have been diminished as a result of the payment of such claims.

6.11 Use of Proceeds of Advances. Borrower will use proceeds of Advances only for the purposes described in Section 2.15(b).

6.12 Further Assurances. Borrower will promptly execute, acknowledge and deliver such additional agreements, documents and instruments and do or cause to be done such other acts as Administrative Agent may reasonably request from time to time to better assure, preserve, protect and perfect the interest of Administrative Agent and the Lenders in the Collateral and the rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents. Without limiting the foregoing, to the extent that Administrative Agent reasonably determines from time to time, the Mortgage Instruments, amendments to the Mortgage Instruments, financing statements, subordinations and other documents are required in order to perfect all Liens and Encumbrances in favor of Lenders, and cause all Collateral encumbered by the Mortgage Instruments to be subject only to Permitted Exceptions, Borrower will execute and deliver such documents, instruments and other agreements as Administrative Agent may reasonably request.

6.13 Costs and Expenses of Borrower’s Performance of Covenants and Satisfaction of Conditions. Borrower will perform all of its obligations and satisfy all conditions applicable to it under this Agreement and the other Loan Documents at its sole cost and expense.

6.14 Notification of Certain Matters. Borrower will promptly upon becoming aware thereof, disclose to Administrative Agent, the occurrence of, (a) the giving or receiving of any written notice of a material “event of default” with respect to Operating Borrower’s Partnership Agreement, (b) any Material Adverse Change, or (c) any change in, or failure to satisfy, any material Requirements of any Governmental Authority with respect to Project Borrower or the Collateral.

6.15 Environmental Reports. With respect to any then Qualified Properties, Borrower will complete and submit to Administrative Agent, if requested by Administrative Agent following an Event of Default or if Administrative Agent believes there has been a change in the environmental condition of the Property, an updated environmental questionnaire every year after the Effective Date. If such questionnaires contain any information deemed significant by Administrative Agent, in its sole discretion, Administrative Agent may require that Borrower obtain or conduct further studies and reports from independent environmental engineers regarding such matters, all at the sole cost and expense of Borrower.

6.16 Deposit Accounts. Unless to do so would be problematic for a specific Qualified Property as reasonably determined by Borrower or unless otherwise approved by Administrative Agent, Borrower shall maintain JPMorgan Chase Bank, N.A. as its principal depository bank for all deposit accounts and operating accounts related to the Qualified Properties, and, to the extent permitted by law and contractual agreements, security and escrow deposits for the Qualified Properties.

6.17 Financial Covenants. The following financial covenants shall, at the end of each calendar quarter, be maintained:

(a) Tangible Net Worth. Tested quarterly, based on the most recently available calendar quarter financial statements, Operating Borrower shall maintain and shall cause Guarantor and the Consolidated Group to maintain on a consolidate basis Tangible Net Worth of not less than $50,000,000.00 as of September 30, 2010, plus 75% of Net Cash Proceeds of any Equity Issuance occurring after September 30, 2010 (except to the extent such Net Cash Proceeds are used to cash-out or otherwise retire pre-existing Ownership Interests of one or more of Borrower, Guarantor or the Consolidated Group).

(b) Leverage Ratio. Tested quarterly, based on the most recently available calendar quarter financial statements, Operating Borrower shall maintain and shall cause Guarantor and the Consolidated Group to maintain on a consolidated basis a Leverage Ratio of not greater than 65%.

(c) Fixed Charge Coverage Requirement. Tested quarterly, based on the most recently available calendar quarter financial statements, Operating Borrower, Guarantor and the Consolidated Group shall maintain on a consolidated basis, a ratio of annualized EBITDA (less Capital Expenditure Reserves) to annualized Fixed Charges of not less than (i) 1.25 times during the period commencing as of the Effective Date and expiring on the date that is one (1) year after the Effective Date, and (ii) 1.40 times during the period commencing from and after the date that is one (1) year after the Effective Date.

(d) Dividend Payout Ratio. Tested quarterly, based on the most recently available calendar quarter financial statements, beginning after the end of the 36th month after the Effective Date, Operating Borrower shall not permit the Dividend Payout Ratio of Operating Borrower or Guarantor to exceed ninety-five percent (95%), except to the extent required to maintain the tax status of Guarantor as a real estate investment trust under Section 856 of the Code. Notwithstanding the foregoing, Distributions shall be permitted at all times in order to enable Guarantor to qualify as a REIT and, prior to an Event of Default, as may be necessary to avoid any federal income tax or excise tax liability of Guarantor and/or to avoid any excises, penalties, prohibited transfer or similar taxes or assessments.

(e) Recourse Indebtedness. Tested quarterly, based on the most recently available calendar quarter financial statements, Borrower shall not, and shall not permit Guarantor, to incur other recourse Indebtedness in excess of (i) 10% of the Consolidated Group Total Asset Value if Consolidated Group Total Asset Value does not exceed $350,000,000.00, and (ii) 15% of Consolidated Group Total Asset Value if Consolidated Group Total Asset Value exceeds $350,000,000.00. The term “recourse” as used in this subsection shall not include any “carve-out” liabilities or any contingent liabilities, except to the extent a claim or demand is made under any such carve-out liabilities or contingent liabilities for an amount in excess of the Threshold Amount. The term “Indebtedness” as used in this subsection shall not include any indebtedness related to any Swap Agreements; provided, that (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (b) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

(f) REIT Status. Guarantor shall timely elect to organize and operate as a real estate investment trust under Section 856 of the Code, and thereafter Guarantor shall remain qualified as a real estate investment trust under Section 856 of the Code.

(g) Loan In-Balance. The Outstanding Credit Exposure shall not at any time exceed the then Available Commitment after expiration of Borrower’s applicable cure period in the event of any such imbalance.

6.18 Rights of Inspection; Correction of Defects.

(a) Generally. After reasonable prior notice under the circumstances, Administrative Agent and its respective agents, employees and representatives will have the right to enter upon the Qualified Properties, during business hours and, if requested by Borrower, accompanied by a representative of Borrower, in order to inspect the Qualified Properties and all aspects thereof. If Administrative Agent reasonably determines that any materials, work or Improvements do not conform in any material respect with any applicable Requirements or Laws, Administrative Agent will have the right to order replacement or correction of any such materials, work or Improvements regardless of whether or not such materials, work or Improvements have theretofore been incorporated in the Qualified Properties, regardless of whether Administrative Agent’s representatives have previously inspected such work or materials or Improvements, and regardless of whether Administrative Agent or Lenders have previously made Advances to pay for such work or materials or Improvements. Borrower will promptly make such replacement or correction.

(b) No Right to Rely. All inspections by Administrative Agent and other actions by Administrative Agent in connection therewith are for the sole purpose of protecting the security of Administrative Agent and the Lenders and are not to be construed as a representation by Administrative Agent that any of the materials, work or Improvements are in compliance with any Requirements or Laws or otherwise free from defect. No such inspections or review will limit any of the rights and remedies of Administrative Agent pursuant to this Agreement or the other Loan Documents, including without limitation, the right to require compliance with Section 6.10. Based on such inspections, Administrative Agent may adjust the Eligible Collateral, the Borrowing Base Value, the Borrowing Base and other calculations pursuant to this Agreement, and Borrower shall have a period of thirty (30) days to make the Remargining Payment. Borrower may make or cause to be made such other independent inspections as Borrower may desire for its own protection.

(c) Inspector(s). Administrative Agent may employ outside inspectors to perform some or all of the inspection duties set forth in this Section 6.18 and may also elect to have its own employees perform some or all of such inspection duties and review the reports of outside inspectors.

(d) Miscellaneous. Any inspections or determinations made by Administrative Agent or lien waivers, receipts, or other agreements, documents and instruments obtained by Administrative Agent are made or obtained solely for Administrative Agent’s own benefit and not in any way for the benefit or protection of Borrower. Administrative Agent may accept and rely on any information from an architect, any other Person providing labor, materials or services for the Qualified Properties, Borrower, or any other Person as to labor or materials furnished or incorporated in the Qualified Properties and the cost and payment therefor and as to all other matters relating to construction of the Improvements without the necessity of verifying such information. Administrative Agent will not have any obligation to Borrower to ensure compliance by contractor, engineer, or any other Person in carrying out construction of any Improvements upon the Qualified Properties.

6.19 Notice of Default. Borrower shall immediately deliver to Administrative Agent (i) notice of a litigation claim filed against Operating Borrower and/or Real Estate Holding Company that is reasonably expected to result in liability in excess of $2,000,000.00, (ii) notice of a litigation claim filed against any Project Borrower that is reasonably expected to result in liability in excess of $1,000,000.00, and (iii) any written notices of default that Borrower or any other Loan Party receives regarding a default by Borrower or any other Loan Party with respect to any Indebtedness of Borrower or any other Loan Party in excess of $1,000,000.00.

ARTICLE 7

BORROWER NEGATIVE COVENANTS

The following negative covenants shall be applicable to Operating Borrower, Real Estate Holding Company and Project Borrowers (as designated) until this Agreement has terminated or expired and all Obligations are paid and performed in full:

7.1 Fundamental Changes. Neither Operating Borrower, Real Estate Holding Company nor any Project Borrower shall dissolve or liquidate, or become a party to any merger or consolidation, and no Project Borrower shall acquire by purchase, lease or otherwise all or substantially all of the assets of or Ownership Interest in any Person, except as to a Permitted Investment. Neither Real Estate Holding Company nor any Project Borrower shall issue any Ownership Interest in any Project Borrower, or grant any option, right of first refusal, warrant or other right to purchase any Ownership Interest in any Project Borrower, except to Administrative Agent for the benefit of Lenders pursuant to an Assignment of Ownership Interest hereunder.

7.2 Change in or Reacquisition of Ownership Interest in Project Borrowers. In addition to any requirement in any other Loan Document, neither Real Estate Holding Company nor any Project Borrower shall repurchase any Ownership Interest in any Project Borrower, or grant any option, right of first refusal, warrant or other right to purchase any Ownership Interest in any Project Borrower. In addition, neither Real Estate Holding Company nor any Project Borrower shall suffer to occur or exist, whether occurring voluntarily or involuntarily, any change in the legal or beneficial ownership of any Ownership Interest in any Project Borrower. The assignment of any Ownership Interest in a Project Borrower is prohibited, other than to Administrative Agent for the benefit of Lenders pursuant to an Assignment of Ownership Interest hereunder.

7.3 Prohibition on Sales of Assets. No Borrower shall convey, sell, lease, encumber, transfer or otherwise dispose of to any Person, in one transaction or a series of transactions, all or substantially all of its business or property, including, without limitation, the Collateral. In addition, no Project Borrower shall convey, sell, lease, encumber, transfer or otherwise dispose of any property to any Affiliate, in one transaction or a series of transactions, of its business or property, including, without limitation, the Collateral. However, the restrictions in this Section 7.3 do not preclude the Liens and Encumbrances created pursuant to and in accordance with this Agreement and the other Loan Documents or the leasing of improvements located upon Qualified Properties in the ordinary course of business and in compliance with the requirements of this Agreement.

7.4 Prohibition on Amendments to Organizational Documents. Unless Administrative Agent consents in writing, no Borrower shall amend, modify, restate, supplement or terminate any of its Formation Documents in any manner that could reasonably be expected to adversely affect the rights of Administrative Agent or any Lender, as determined by Administrative Agent in its sole discretion exercising reasonable business judgment.

7.5 Distributions. So long as no Event of Default has occurred and is continuing or would be caused as a result thereof, Operating Borrower (after taking into account all available funds of Operating Borrower from all other sources) may declare and make any dividends or distributions as permitted under Operating Borrower’s partnership agreement or as provided under Section 6.17(d); provided, however, that Operating Borrower may while an Event of Default is continuing make distributions or dividends but only to the extent (after taking into account all available funds of Operating Borrower from all other sources) required in order to enable Guarantor to qualify as a REIT. Nothing in this Agreement or in the Loan Documents is intended to or shall be construed to prohibit the payment of any and all amounts due under the Advisory Agreement.

7.6 Transactions with Affiliates. Other than arrangements and contracts in existence as of Effective Date or when a Qualified Property is included in the Borrowing Base and that have been disclosed to Administrative Agent in writing, no Project Borrower shall enter into, or cause, suffer, or permit to exist, any arrangement or contract with any of its Affiliates, unless such transaction is on terms that are no less favorable to Real Estate Holding Company or Project Borrower (as applicable) than those that could have been obtained in a comparable transaction on an arms’ length basis from a Person that is not an Affiliate.

7.7 Government Regulation. No Borrower shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders from making any Advance or extension of credit to any Borrower or from otherwise conducting business with

Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Administrative Agent at any time to enable Administrative Agent to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

7.8 Loans and Investments. No Project Borrower shall directly or indirectly (a) make any loan or advance to any Person, (b) purchase or otherwise acquire any Ownership Interest in any other Person or any warrants or other options or rights to acquire any Ownership Interest in any other Person, (c) make any capital contribution to any other Person, (d) otherwise invest or acquire any interest in any other Person or establish any subsidiaries, (e) guaranty or otherwise become obligated with respect to any Indebtedness of any other Person, (f) subordinate any claims against or obligations of any other Person to borrow to any other Indebtedness of such Person, or (g) make any other Investment except the Permitted Investments.

7.9 Liens and Encumbrances. Except for (a) Permitted Exceptions, (b) Liens and Encumbrances securing the Obligations, and (c) involuntary Liens and Encumbrances being contested in a manner permitted by the applicable Mortgage Instrument, no Project Borrower shall grant or suffer to exist any Lien or Encumbrance upon any assets or property of any Project Borrower, including, without limitation, the Collateral.

7.10 Limitations on Indebtedness. No Project Borrower shall assume, create, incur, permit to exist or guaranty any Indebtedness or contingent obligations, except (a) the Obligations and (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable (or being contested as permitted in the Loan Documents).

7.11 Intentionally Omitted.

7.12 Fiscal Year. Borrower shall not and shall not cause or permit Guarantor to change its Fiscal Year without the prior written consent of Administrative Agent.

7.13 Operating Borrower, Real Estate Holding Company and Guarantor Investments. Operating Borrower and Real Estate Holding Company shall not, and shall not cause or permit Guarantor to, directly or indirectly make any Investment, except:

(a) the Permitted Investments;

(b) advances and loans to officers, directors and employees of Borrower, Guarantor or any Loan Party, or any Subsidiary or Affiliate of any of the foregoing, in an aggregate amount not to exceed $1,000,000.00 at any time outstanding, for travel, entertainment, relocation or ordinary business purposes;

(c) Investments in any Person which is a Loan Party or a direct or indirect Subsidiary of any Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Indebtedness (including Investments related thereto) other than Indebtedness which is prohibited pursuant to Section 7.10, or indebtedness related to Swap Agreements, unless such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, including, without limitation, forward swaps not related to existing indebtedness but anticipated to be related to Borrower’s or Guarantor’s primary business, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” unrelated to Borrower’s or Guarantor’s primary business;

(f) Investments existing on the date hereof which Investments are set forth on Schedule 7.13 attached hereto;

(g) Investments of any Person in existence at the time such Person becomes a Project Borrower, or a direct or indirect Subsidiary of Operating Borrower; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of Operating Borrower (and if applicable, of a Subsidiary of Operating Borrower) or Guarantor;

(h) Nothing herein shall prevent the establishment or creation of any Subsidiaries;

(i) Investments related to commercial real estate properties, including without limitation, vacant or partially vacant properties, development, construction and rehabilitation thereof, and unimproved land, whether acquired directly or indirectly, through partnerships, corporations, limited liability companies, joint ventures, co-tenancies or any other ownership or participation arrangement and business activities reasonably incidental thereto and Investments in partnerships or joint ventures;

(j) Equity investments in commercial real estate properties, and real estate related debt including the acquisition of entities (or interests therein) that are either publicly traded or privately held that own, manage, develop or construct commercial real estate, including without limitation, REITS and other real estate related entities such as private real estate funds, real estate management companies, real estate development companies and debt funds, acquisition of real estate related preferred securities or preferred equity investments and other equity investments, including common stock in companies related directly or indirectly to real estate and specifically including companies or entities who have substantial real estate portfolios in addition to non-real estate operations, for the purpose of obtaining ownership interest in those real estate assets; and

(k) Real estate debt of any kind or nature whatsoever, either directly or indirectly, including but not limited to originations of and participations in commercial real estate mortgage loans, mortgage notes receivable and collateralized mortgage backed securities, mezzanine loans, construction loans and any other loans relating to real estate including all such subordinated indebtedness and including unsecured debt of real estate related entities.

ARTICLE 8

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the this Loan Agreement and the other Loan Documents:

(a) Principal and Interest Payments. Failure to (i) pay and satisfy any and all Obligations on the Maturity Date, or (ii) pay any principal or interest when due, including any required Remargining Payment;

(b) Other Payments. Failure to pay any monetary amount not set forth in Section 8.1(a) (whether fees or otherwise) within five (5) Business Days after notice from Administrative Agent;

(c) Covenants. Except as provided elsewhere in this Section 8.1, failure by Borrower or any other Loan Party to perform any Obligation not involving the payment of money, or to comply with any other term or condition applicable to Borrower or any other Loan Party under any of the Loan Documents, on or before the date that is thirty (30) days after written notice of such failure by Administrative Agent to Borrower;

(d) Financial Covenants. Borrower’s and/or any other Loan Party’s violation of any of the provisions of Section 6.17 if any such violation is not cured on or before the date that is sixty (60) days after the end of the reporting period in question, by demonstrating compliance with such provisions as of such date as a result of improved performance or repayments of the Obligations;

(e) Representations and Warranties. Any representation or warranty by Borrower or any other Loan Party in this Agreement or in any of the other Loan Documents is at any time when made or deemed remade materially false, incorrect, or misleading, or Borrower omits to state a material fact necessary to make such representation or warranty not false, incorrect or misleading in a material respect;

(f) Intentionally Omitted;

(g) Failure to Maintain Insurance. The failure of any Project Borrower to maintain the insurance coverages required pursuant to this Agreement and the other Loan Documents;

(h) Insolvency. Borrower or any Loan Party (i) is unable or admits in writing its inability to pay its monetary obligations as they become due; (ii) makes a general assignment for the benefit of creditors; or (iii) applies for, consents to or acquiesces in, the appointment of a trustee (other than a trustee under a deed of trust), receiver, or other custodian for Borrower or any Loan Party or any material portion or all of the property of Borrower or any Loan Party, or, in the absence of such application, consent or acquiescence by Borrower or any Loan Party, to a trustee, receiver or other custodian is appointed for Borrower or any Loan Party or any or all of the property of Borrower or any Loan Party;

(i) Bankruptcy. Commencement of any case under the Bankruptcy Code or commencement of any other bankruptcy, arrangement, reorganization, receivership, custodianship or similar proceeding under any federal, state or foreign law by or against Borrower or any Loan Party; provided, however, with respect to any involuntary proceeding not initiated by any Affiliate of Borrower or any Loan Party, such commencement will not be an Event of Default so long as Borrower or any Loan Party, as applicable, is in good faith contesting such involuntary proceeding, and such proceeding is dismissed within ninety (90) days after the commencement thereof;

(j) Dissolution, etc. The dissolution or liquidation of Borrower or any Loan Party or the taking of any action by Borrower or any Loan Party toward a dissolution or liquidation;

(k) Levy, Attachment or Seizure. The levy, attachment or seizure pursuant to court order of (i) any right, title or interest in and to any Qualified Property or any portion thereof, or (ii) any direct Ownership Interests in Operating Borrower owned by Guarantor, if such order is not vacated and the proceeding in which it was entered is not dismissed within thirty (30) days of the entry of such order;

(l) Liens or Encumbrances. The filing of any claim of Lien or Encumbrance against any Qualified Property or any part thereof that is not released or insured over with a title insurance endorsement (obtained at Borrower’s cost and expense) within thirty (30) days after notice thereof from Administrative Agent to Borrower; or the service on Administrative Agent, any Lender or any disburser of funds of a notice or demand to withhold funds, which is not nullified within thirty (30) days after the date of such service, unless such Lien or Encumbrance is being contested as permitted herein;

(m) Foreclosure Proceedings. The filing of any foreclosure proceeding, giving notice of a trustee’s sale, or any other action by any Person, other than Administrative Agent, to realize upon any of the Collateral under any Lien or Encumbrance on any or all of the Collateral, regardless of whether such Lien or Encumbrance is a Permitted Exception and regardless of whether junior or senior to the applicable Mortgage Instrument;

(n) Claims. Borrower or any Loan Party, or any other Person on Borrower’s behalf or any Loan Party’s behalf, claims that this Agreement or any other Loan Document is not legal, valid, binding and enforceable against Borrower or any such Loan Party, that any lien, security interest or other encumbrance securing any of the Obligations is not legal, valid, binding or enforceable, or that the priority of any lien, security interest or other encumbrance securing any of the Obligations is different than the priority represented and warranted in the Loan Documents;

(o) Other Defaults. The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects; the failure of any material lien intended to be created by the Loan Documents to exist or to be valid and perfected; the cessation of any such lien, for any reason, to have the priority contemplated by this Agreement or the other Loan Documents; or the revocation by Guarantor of the Repayment Guaranty or any other Loan Document executed by Guarantor;

(p) Qualified Properties. The sale, lease (except as permitted under this Agreement), exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, of any right, title or interest in and to any of the Qualified Properties or any portion thereof;

(q) Change of Control. The occurrence of a Change of Control;

(r) Other Loan Documents. A default by Borrower or Guarantor under any of the other Loan Documents (after expiration of applicable notice and cure periods thereunder);

(s) Cross Default. Any default or “event of default” under any recourse Indebtedness of Borrower or Guarantor (excluding, however, any recourse for “carve-out” liabilities and other contingent liabilities, except to the extent a claim or demand is made under any such carve-out liabilities or contingent liabilities which could reasonably be expected to result in liability in excess of the Threshold Amount) in excess of the lesser of (i) 10% of Consolidated Group Total Asset Value, or (ii) the Threshold Amount;

(t) Swap Agreements. The occurrence or existence of any default, event of default or similar condition or event (however described) with respect to any Swap Agreement (after expiration of applicable notice and cure periods thereunder) if the Swap Agreement Termination Value is in excess of the Threshold Amount;

(u) ERISA. Violation of regulations under Title IV of ERISA (not cured within ten (10) days after notice from the Administrative Agent); or

(v) Judgments. Any judgment or order against Borrower or Guarantor for the payment of money in excess of the Threshold Amount (not covered by insurance, subject to customary deductibles), and such judgment or order is not vacated, stayed, satisfied, discharged or bonded pending appeal within sixty (60) days from the entry thereof.

Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with any Event of Default applicable only to a specific Qualified Property or a specific Project Borrower, Borrower shall be entitled to remove such Qualified Property and Project Borrower from the Borrowing Base (and the Borrowing Base Value, pursuant to Section 3.3, shall automatically and immediately be adjusted downward) and actually make a Remargining Payment on or before the end of the applicable cure period (or ten (10) days after notice from the Administrative Agent if there is no cure period), in which case such Event of Default shall be deemed waived.

8.2 Remedies. Upon the occurrence of any Event of Default and at any time thereafter, for so long as such Event of Default is continuing:

(a) Termination of Commitments. Administrative Agent may declare, on behalf of itself and the Lenders, any Commitment to make Advances or otherwise provide credit pursuant to this Agreement and the other Loan Documents suspended or terminated, whereupon any obligation to make further Advances and provide credit will immediately be suspended or terminated. Notwithstanding the foregoing, in the event of any Event of Default pursuant to Section 8.1(a), (h) or (i), the Commitment of Lenders to make Advances and otherwise provide credit pursuant to this Agreement shall be automatically terminated without any further action or election by Administrative Agent or the Lenders.

(b) Acceleration. Administrative Agent may declare, on behalf of itself and the Lenders, any or all of the Obligations to be immediately due and payable in full, whereupon all of the principal, interest and other Obligations will forthwith become due and payable in full without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing, in the event of any Event of Default pursuant to Section 8.1(a), (h) or (i), the Obligations shall be immediately due and payable without any further action or election by Administrative Agent or the Lenders.

(c) Enforcement of Rights. Administrative Agent may, on behalf of itself and the Lenders, may enforce any and all rights and remedies under this Agreement and the other Loan Documents against any or all Collateral and may pursue all rights and remedies available at law or in equity.

(d) Receivers. Without limiting any other rights and remedies to which it is entitled, Administrative Agent may, on behalf of itself and the Lenders, without notice to Borrower or any other Loan Party, or without regard to the adequacy of the Collateral for the payment of the Obligations, appoint one or more receivers of the Collateral, and Borrower and the other Loan Parties do hereby irrevocably consent to such appointment, with such receivers having all the usual powers and duties of receivers in similar cases, including the full power to maintain, sell, dispose and otherwise operate the Collateral upon such terms that may be approved by a court of competent jurisdiction.

8.3 Collateral Protection. Administrative Agent and the Lenders may, at any time, but will not be obligated to, make Protective Advances which will be deemed to be Advances hereunder. In addition, Administrative Agent may, on behalf of itself and the Lenders, but shall not be obligated to, take all action reasonably necessary to cure such Event of Default and expend all sums necessary therefor. All amounts so Advanced will be immediately due and payable by Borrower and will be added to the outstanding principal amount of all Advances. Lenders will not have any duty to account to Borrower for any such expenditures.

8.4 Secured by Collateral and Mortgage Instruments. All Protective Advances, all other Advances by Lenders, and all other charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent and Lenders in exercising any right, power or remedy conferred by this Agreement or any other Loan Document, or in the enforcement hereof, or in the protection of the Collateral, together with interest thereon at the ABR Rate, prior to the occurrence of an Event of Default, and at the Default Interest Rate thereafter, from the date advanced, paid or incurred until repaid shall be secured by the Mortgage Instruments. Any Protective Advance will only occur through Administrative Agent or at Administrative Agent’s direction and will not be funded directly to Borrower or any of its Affiliates. Notwithstanding the foregoing, each Protective Advance and the charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Administrative Agent and Lenders in exercising any right, power or remedy conferred by this Agreement or any other Loan Document or in the enforcement thereof or in the protection of the Collateral shall be charged to Borrower pursuant to Section 2.16. The amount of such Protective Advances shall be secured by the Mortgage Instruments.

8.5 Multiple Real and Personal Property Security. Borrower hereby acknowledges that Lenders are extending credit based upon both the financial statements of Borrower and Guarantor and the values of the Collateral. Accordingly, Borrower hereby agrees that, from and after any Event of Default, Lenders will be allowed, to the greatest extent permitted by applicable law, including the laws of whichever jurisdiction Administrative Agent or Lenders may choose as most facilitating for the exercise of the rights of Administrative Agent and Lenders (and which may be applicable), to pursue and realize upon all of the remedies available to it under any of the Loan Documents, at law, in equity, or otherwise, and simultaneously or consecutively, in the discretion of Administrative Agent or Lenders, including, without limitation, commencement of one or more actions in one or more jurisdictions for repayment of all or portions of the Obligations, for the separate or simultaneous sale or foreclosure of the Collateral or portions thereof, for the obtaining of judgments and/or deficiency judgments, for the seeking of injunctive relief and receiverships, and for maximum access to and realization from the Obligations and Collateral or portions thereof in such manner as Administrative Agent and Lenders may deem in the interest of Lenders, and Borrower hereby waives any requirement that any deficiency judgment proceeding be initiated or completed with respect to any other property constituting Collateral as a condition to commencing any enforcement proceeding against any party or any particular item of Collateral. Borrower hereby expressly acknowledges and agrees that various consents, waivers and agreements set forth in any of the Loan Documents, including the Mortgage Instruments, were granted in recognition of the foregoing, and that all such waivers, consents and agreements will apply to each other Loan Document as though set forth therein. In addition to any other consents, waivers and agreements set forth in any of the Loan Documents, and without limiting the foregoing, Borrower agrees that, to the maximum extent permitted by applicable law, Administrative Agent may foreclose on and/or sell all properties serving as Collateral located in the same state in any one or more counties where any of the properties in that state are located; any personal property located on real property encumbered by the Mortgage Instruments may be foreclosed upon in the manner provided for, simultaneously with, and as a part of the proceeding for, foreclosure of the real property; and Borrower hereby waives the benefits of any “one-action rule” which may be applicable to it or to any of the Collateral and waives marshaling of assets for itself and all other parties claiming by, through or under it.

8.6 Scheduled Payments. Administrative Agent and Borrower acknowledge that notwithstanding the continuation of an Event of Default, Borrower may elect to continue to make scheduled payments. Administrative Agent’s acceptance of any such payments shall not be a waiver of any rights and remedies, and Administrative Agent, on behalf of itself and the Lenders, shall continue to be entitled to all such rights and remedies (including, without limitation, acceleration and foreclosure). Administrative Agent may apply any such scheduled payments to the Obligations in such order as Administrative Agent may determine or Administrative Agent may hold such payments as further security for the Obligations.

ARTICLE 9

MISCELLANEOUS

9.1 Binding Effect; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lenders and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, which consent may be withheld, conditioned or delayed in each such Lender’s sole and absolute discretion (and any attempted assignment or transfer by Borrower without consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.1 (and any attempted assignment or transfer by any such Lender not so in accordance shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.2 hereof) and, to the extent stated in this Agreement, the Affiliates of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Lenders are not a joint venturer or a partner with Borrower. Each Lender may assign its rights and obligations under this Agreement and the other Loan Documents in accordance with the following provisions:

(a) Subject to the conditions set forth in Section 9.1(b) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment Amount and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(i) Operating Borrower; provided, however, that no consent of Operating Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, a Federal Reserve Bank or, if an Event of Default or an Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default) has occurred and is continuing, any other assignee; and

(ii) Administrative Agent; provided, however, that no consent of Administrative Agent shall be required for an assignment to an assignee that is a Lender with a Commitment Amount in place immediately prior to giving effect to such assignment.

(b) Assignments by Lenders shall be subject to the following additional conditions:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Commitment Amount, the amount of the Commitment Amount of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000.00 unless each of Borrower and Administrative Agent otherwise consent (such consent to not be unreasonably withheld, conditioned or delayed), provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00 payable to Administrative Agent by the assigning Lender; provided that Borrower shall neither incur or be responsible for any costs or expenses in connection with any such assignments other than costs which Borrower elects to incur (including, without limitation, attorneys’ fees) associated with executing promissory notes or otherwise related to Borrower’s consenting to a Lender assignment (to the extent applicable).

(iv) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in which the assignee designates one or more representatives to whom all syndicate-level information (which may contain material non-public information about Borrower, Guarantor or any other Loan Parties, and their Affiliates, or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(v) the assignee may not be an Affiliate of Borrower, Guarantor or any other Loan Party;

(vi) Administrative Agent (a) shall at all times hold a portion of the Aggregate Commitment of at least $5,000,000.00, or (b) shall resign as the Administrative Agent hereunder upon the request of Operating Borrower or the Required Lenders if at any time Administrative Agent no longer holds a portion of the Aggregate Commitment of at least $5,000,000.00, and a successor Administrative Agent shall thereafter be appointed in accordance with the provisions of Section 12.6 below.

(vii) based upon the circumstances existing, on the closing date of such assignment, such assignment shall not cause Borrower to incur any additional cost, expense, liability or obligation under Section 2.6 or 2.10 above.

(c) Subject to acceptance and recording thereof pursuant to Section 9.1(e), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.6, 2.7, and 9.12, in each case, and, to the extent accrued while a Lender, subject to the conditions and limitations thereof). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.2 hereof.

(d) Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment Amount of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.1(b)(iii) hereof and any written consent to such assignment required by Section 9.1(a) hereof, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, however, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.3(b), 2.14(b) or 9.12(a), Administrative Agent shall have no obligation to accept such Assignment and Assumption or record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.1.

9.2 Participations.

(a) Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to up to two (2) banks or other Approved Funds (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment Amount and the Advances owing to it); provided, however, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.11(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.6, 2.7 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.1 hereof. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 hereof as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) and 12.8 hereof as though it were a Lender.

(b) A Participant shall not be entitled to receive any greater payment under Section 2.6 or 2.10 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent; provided, that in the case of a Participant that would be a Foreign Lender if it were a Lender, such consent shall identify such Participant as an entity that would be a Foreign Lender if it was a Lender. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 hereof unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.10(e) hereof as though it were a Lender.

(c) In no event may a Participant be an Affiliate of Borrower, Guarantor or any other Loan Party.

9.3 Pledges by Lenders. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and Sections 9.1 and 9.2 above shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.4 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of (i) any Event of Default, (ii) any Unmatured Event of Default, or (iii) an incorrect representation or warranty at the time any credit is extended hereunder, and all such covenants, agreements, representations and warranties shall continue in full force and effect as long as the principal of, or any accrued interest on, any Advances, or any fee or any other amounts payable under this Agreement are outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.6, 2.7, 2.10 and 9.12 and Article 12 hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

9.5 Integration; Entire Agreement. This Agreement and the other Loan Documents contain the complete understanding and agreement of Borrower, Administrative Agent and the Lenders with respect to the transactions contemplated by this Agreement and supersede all prior representations, warranties, agreements, arrangements, understandings and negotiations with respect thereto.

9.6 Severability. If any provision or any part of any provision of any Loan Document is unenforceable, the enforceability of the other provisions and the remainder of the subject provision, respectively, will not be affected and they will remain in full force and effect.

9.7 CHOICE OF LAW. THIS AGREEMENT AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES OF THE STATE OF COLORADO.

9.8 Time of Essence; Time for Performance. Time is of the essence with regard to each provision of this Agreement and the other Loan Documents as to which time is a factor. Whenever any performance under this Agreement or any other Loan Document is stated to be due on a day other than a Business Day or whenever the time for taking any action under this Agreement or any other Loan Document would fall on a day other than a Business Day, then unless otherwise specifically provided in this Agreement and the other Loan Documents the due date for such performance or the time for taking such action, as the case may be, will be extended to the next succeeding Business Day, and such extension of time will be included in the computation of interest or fees, as the case may be.

9.9 Notices and Demands.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by electronic transmission (other than facsimile transmission) subject to Section 9.9(b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to Borrower, to it at Industrial Income Operating Partnership LP, c/o Dividend Capital Total Realty Trust, 518 17th Street, 17th Floor, Denver, Colorado 80202, Attention: Mr. Thomas McGonagle, Facsimile No. (303) 869-4602 and in addition providing a copy to the same address, Attention: General Counsel at Facsimile No. (303) 869-4602;

(ii) if to Administrative Agent, to it at JPMorgan Chase Bank, N.A., 201 North Central Avenue, 14th Floor, AZ1-1009, Phoenix, Arizona 85004, Attention: Commercial Real Estate Loan Administration, Facsimile No. (602) 221-1116; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Notices. In addition to those Sections of this Agreement that specifically allow notice by electronic transmission, Administrative Agent, the Lenders or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Changes in Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Borrower References. References in this Agreement to “Borrower” related to when notice is given by or to Borrower shall be deemed to refer to a notice given to or received by Operating Borrower on behalf of each Borrower.

9.10 Right of Set-Off. Each Project Borrower grants to each of the Lenders, without demand or notice to such Project Borrower, the right to set-off and apply deposits (whether certificates of deposit, demand, general, savings, special, time or other, and whether provisional or final) held by Lenders for Project Borrower (but specifically excluding any Tenant deposits pursuant to a Lease) and any other liabilities or other obligations of Lenders to any Project Borrower (“Borrower Deposits, Liabilities and Obligations”) against or to the Obligations of Borrower, regardless of whether the Borrower Deposits, Liabilities and Obligations are contingent, matured or unmatured, and Borrower grants a security interest to Lenders in the Borrower Deposits, Liabilities and Obligations to secure the Obligations of Borrower under the Loan Documents. Administrative Agent and each Lender waive any right of set-off against Guarantor or Operating Borrower.

9.11 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.11(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default or Unmatured Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Event of Default or Unmatured Default at the time.

(b) Waivers and Amendments. No provision of this Agreement or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and Administrative Agent with the consent of the Required Lenders; provided, however, that no such agreement shall (i) increase the Commitment Amount of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Advance or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Advance or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release Guarantor from any of its obligations under the Loan Documents or release the Collateral from the lien of the Loan Documents (except to the extent provided in Section 2.18 or other applicable provisions hereof), without the written consent of each Lender, or (vii) permit an assignment by Borrower of any rights or obligations under the Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent hereunder or a Swing Line Lender hereunder, as applicable, without the prior written consent of Administrative Agent or a Swing Line Lender, as the case may be.

(c) Actions by Administrative Agent; Required Consents. Each Lender authorizes Administrative Agent to enter into the Loan Documents (other than this Agreement) on behalf of, and for the benefit of, the Lenders and to take all actions which do not require the consent of any Lender pursuant to the terms hereof. Each Lender agrees that any action taken by Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and any action taken by Administrative Agent not requiring consent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) shall be authorized by and binding upon all Lenders. Notwithstanding the foregoing provisions of this Section 9.11(c), Administrative Agent shall not have the authority to bind the Lenders with respect to any of the following matters without Administrative Agent obtaining the prior written consent of the Required Lenders:

(i) the approval of any modification or amendment of a Lease which would cause the underlying Collateral property to no longer constitute a Qualified Property;

(ii) the approval of any action pursuant to, or modification of the provisions of Section 4.2 or Section 6.17 hereof;

(iii) the exercise of any rights and remedies against Borrower, Guarantor, the other Loan Parties or the Qualified Properties; provided, however, that Administrative Agent may, in its discretion but without obligation, in the absence of direction from the Required Lenders, take such interim action as it believes necessary to preserve the rights of the Lenders hereunder and in and to the Qualified Properties, including, without limitation, (i) the delivery of default notices to Borrower or any other Person, (ii) petitioning a court for injunctive relief, the appointment of a receiver or preservation of the proceeds of any collateral, (iii) the making of Advances for the payment of interest, and (iv) the exercise of the cure rights of Administrative Agent under this Agreement or the other Loan Documents; and

(iv) the expenditure of funds by Administrative Agent for which the Lenders are responsible under Section 9.12 hereof to cure Events of Defaults in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate; provided, however, that expenditures to pay any of the following items shall not be subject to the foregoing limitation in amount: (i) real estate taxes, assessments, charges and levies owing with respect to the Qualified Properties, (ii) insurance premiums owing with respect to insurance coverage required by the Loan Documents, (iii) claims of lienholders with priority over the lien of the Mortgage Instruments, (iv) expenditures necessary to respond to emergency conditions with respect to the Qualified Properties, and (v) expenditures necessary to preserve the validity and priority of the lien of the Mortgage Instruments.

9.12 Expenses; Indemnity; Damage Waiver.

(a) Expenses and Indemnity. Operating Borrower, Real Estate Holding Company, Guarantor and each Project Borrower shall, jointly and severally, (a) indemnify, defend and hold harmless Administrative Agent and the Lenders and their Affiliates, and their officers, directors, employees, advisors and agents (each, an “Indemnitee”) for, from and against any and all losses, claims, damages and liabilities to any third party to which any such Indemnitee may become subject arising out of or in connection with this Agreement, the other Loan Documents, the Commitment (and the syndication thereof), the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto, and to reimburse each Indemnitee upon demand for any expenses incurred in connection with investigating or defending any of the foregoing (including, without limitation, reasonable legal expenses); provided, however, that the foregoing indemnity obligations will not, as to any Indemnitee, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to have resulted from the willful misconduct or gross negligence of such Indemnitee, and (b) reimburse Administrative Agent, on demand for documentation expenses and all other out-of-pocket expenses (including due diligence expenses, appraisals, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Commitment (and the syndication thereof) and the Loan Documents, or incurred in connection with the administration, amendment, modification, waiver or enforcement thereof. Administrative Agent and Lenders acknowledge and agree that Borrower shall not be required to reimburse Lenders (and their respective Affiliates) for any costs, fees or expenses prior to the occurrence of an Event of Default; provided, however, Borrower shall be liable for such reimbursements after the occurrence of an Event of Default.

(b) Reimbursement by Lenders. To the extent that Borrower fails to pay any amount required to be paid by it to Administrative Agent under Sections 9.12(a) hereof, each Lender severally agrees to pay to Administrative Agent such Lender’s respective Commitment Amount Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent in its capacity as such.

(c) Damage Waiver. To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, including, without limitation, the other Loan Documents, the Commitment and Advances, or the use of the proceeds thereof.

(d) Payment of Amounts Due. All amounts due under this Section shall be payable immediately after written demand therefor.

9.13 Rescission or Return of Payments. If at any time or from time to time, whether before or after payment and performance of the Obligations in full, all or any part of any amount received by Lenders in payment of, or on account of, any Obligation is or must be, or is claimed to be, avoided, rescinded or returned by Lenders to Borrower or any other Person for any reason whatsoever (including, without limitation, bankruptcy, insolvency or reorganization of Borrower or any other Person), such Obligations and any liens, security interests and other encumbrances that secured such Obligations at the time such avoided, rescinded or returned payment was received by Lender will be deemed to have continued in existence or will be reinstated, as the case may be, all as though such payment had not been received.

9.14 Headings; References. The headings at the beginning of each section of the Loan Documents are solely for convenience and are not part of the Loan Documents. Unless otherwise noted, references in this Agreement to “Sections,” “Articles,” “Exhibits,” and “Schedules” refer to the Sections and Articles in this Agreement and the Exhibits and Schedules attached to this Agreement.

9.15 Number and Gender. In the Loan Documents the singular will include the plural and vice versa and each gender will include the other genders.

9.16 No Brokers. Except as disclosed to Administrative Agent in writing prior to the Effective Date of this Agreement, Borrower represents and warrants that it knows of no broker’s or finder’s fee due in respect of the transaction described in this Agreement and that it has not used the services of a broker or a finder in connection with this transaction. Borrower releases and shall indemnify, defend and hold harmless Administrative Agent and the Lenders for, from and against any claims, liabilities, costs, damages and expenses (including attorneys’ fees) based on Borrower’s failure or alleged failure to pay any realtors, brokers, finders or agents claiming by, through or on behalf of Borrower with respect to the Commitment, this Agreement or any of the other Loan Documents.

9.17 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Facsimile signature pages will be acceptable, provided originally signed signature pages are provided to each of the other parties by overnight courier.

9.18 Duty to Act in Good Faith. Each of the parties to this Agreement agrees to act in good faith with respect to all of its rights, privileges, duties and obligations under this Agreement.

9.19 USA PATRIOT ACT. Administrative Agent and the Lenders hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and the Lenders to identify Borrower in accordance with the Act. Borrower certifies to Administrative Agent and the Lenders that (i) it is not acting directly or indirectly for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation,” “Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Borrower is not engaged in this transaction (directly or indirectly) on behalf of, or instigating or facilitating this transaction (directly or indirectly) on behalf of, any such person, group, entity or nation. Borrower shall indemnify, defend, and hold harmless Administrative Agent and the Lenders for, from and against any claims, damages, losses, risks, liabilities and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification. None of Borrower or Guarantor, or their Affiliates, are in violation of any anti-terrorism Laws.

9.20 Confidentiality.

Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their Affiliates and their Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.20, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to holders of Ownership Interests in Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.20 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 9.20, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the Effective Date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.20 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Neither Lenders nor Administrative Agent shall issue any “tombstone”, press release or other similar announcement with respect to the Commitment or the transactions contemplated hereby without Operating Borrower’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.20) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING BORROWER, GUARANTOR AND THE OTHER LOAN PARTIES, AND THEIR AFFILIATES, OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION ABOUT BORROWER, GUARANTOR AND THE OTHER LOAN PARTIES, AND THEIR AFFILIATES, OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A REPRESENTATIVE WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.21 Replacement Documentation. Upon receipt of an affidavit of an officer of Administrative Agent or any of the Lenders as to the loss, theft, destruction or mutilation of a Note or any other Loan Document which is not of public record, Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor. In the event that Borrower issues any such replacement Note or other Loan Document, the Lender who is the payee on the lost, destroyed, mutilated or stolen Note or Loan Document shall indemnify and hold harmless Borrower from any liability incurred by Borrower in connection with the lost, stolen, destroyed or mutilated Note or Loan Document.

9.22 Swap Agreements. All Swap Agreements, if any, between Borrower and any Lender or Affiliate of any Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Administrative Agent relating to the Obligations shall not apply to said Swap Agreements.

9.23 Collateral and Release Matters. The Lenders and each Issuing Lender irrevocably authorize Administrative Agent to release any Lien on any of the Collateral (i) upon termination of the Aggregate Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the applicable Issuing Lender shall have been made), (ii) and any Project Borrower from the Loan Documents to which it is a party to the extent provided in Section 2.18, or (iii) subject to Section 9.11, if approved, authorized or ratified in writing by all the Lenders, (iv) which is worn out, obsolete, or no longer necessary for the operation of Borrower’s business.

9.24 Joint and Several Obligations. All agreements, covenants, liabilities and obligations of any Borrower under this Agreement are the joint and several obligations of each Borrower.

ARTICLE 10

POWER OF ATTORNEY

10.1 Power of Attorney Granted. Borrower and the other Loan Parties hereby irrevocably appoint Administrative Agent as their true and lawful attorney, with full power of substitution for and on behalf of them and in their name, after the occurrence of an Event of Default, to take any action reasonably required to preserve, maintain, protect or enforce the rights and interests of Borrower or the other Loan Parties with respect to the Collateral, including, without limitation, to (a) enforce, cure any default or otherwise act with respect to any agreements pertaining to or affecting any of the Collateral; (b) take all such action and to execute all such documents as Administrative Agent deems necessary or desirable to operate or preserve or protect the Collateral; and (c) sue for, demand or collect any sums owing to Borrower or any of the other Loan Parties under escrows or other agreements affecting the Collateral. The power so vested in Administrative Agent is one coupled with an interest and will be irrevocable, except by written instrument executed jointly by Borrower (or the applicable Loan Party) and Administrative Agent. Notwithstanding the foregoing, Administrative Agent is under no obligation to exercise any of the foregoing rights or take any action necessary to preserve any right in any Collateral against any other Person, and Administrative Agent, to the extent permitted herein or by applicable law, may exercise any of the foregoing rights without incurring any responsibility or liability to Borrower, the Loan Parties or any other Person and without in any way affecting this Agreement or the other Loan Documents or any other obligations of Borrower and the other Loan Parties to Administrative Agent and the Lenders. Borrower will reimburse Administrative Agent within fifteen (15) days following demand for any costs and expenses, including, without limitation, attorneys’ fees and collection costs, that Administrative Agent may incur while acting as the attorney-in-fact of Borrower or the other Loan Parties as provided hereunder.

ARTICLE 11

JURY WAIVER

11.1 JURY WAIVER. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.1.

ARTICLE 12

ADMINISTRATIVE AGENT

12.1 Appointment. Each of the Lenders hereby irrevocably appoints Administrative Agent as its agent and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof other than those reserved to the Lenders, together with such actions and powers as are reasonably incidental thereto.

12.2 Capacity as Lender. The bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower, Guarantor or any other Loan Party, or any Affiliates thereof, as if it were not Administrative Agent hereunder.

12.3 Duties and Obligations. Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and (c) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, Guarantor or any other Loan Party, or any of their subsidiaries or Affiliates, that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Default unless and until written notice thereof is given to Administrative Agent by Borrower or a Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to Administrative Agent, (vi) the value, sufficiency, creation, perfection or priority of any lien on the Qualified Properties or the Collateral, or (vii) the financial condition of Borrower or Guarantor or any other Loan Party.

12.4 Reliance. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.5 Sub-Agents. Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.6 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 12.6, Administrative Agent may resign at any time by notifying the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, with Operating Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed), to appoint a successor Administrative Agent which shall qualify as an Approved Fund or an Affiliate of any such Approved Fund; provided, however, no such Operating Borrower consent shall be required if at the time of such appointment an Event of Default or an Unmatured Event of Default (so long as Administrative Agent has delivered to Operating Borrower written notice of such Unmatured Event of Default) exists. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be an Approved Fund or an Affiliate of any such Approved Fund. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After Administrative Agent’s resignation hereunder, the provisions of this Article 12 and Section 9.12 hereof shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent (unless constituting gross negligence or willful misconduct). Notwithstanding anything to the contrary set forth in this Section 12.6, the Required Lenders shall have the right to remove Administrative Agent from its role as Administrative Agent hereunder if Administrative Agent’s performance of its obligations as Administrative Agent under this Agreement constitute gross negligence or willful misconduct. In such event, the Required Lenders shall appoint a successor Administrative Agent subject to the provisions set forth in this Section 12.6, including the Borrower’s consent rights.

12.7 Independent Credit Analysis. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any of the other Loan Documents or any related agreement or document furnished hereunder or thereunder.

12.8 Lender Actions Against Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Obligations, against Borrower, Guarantor, or any other Loan Party or against any of the Qualified Properties or other Collateral (including, without limitation, set-off rights) without the consent of the Required Lenders. With respect to any action by Administrative Agent to enforce the rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Administrative Agent to the extent necessary to enforce the rights and remedies of Administrative Agent for the benefit of the Lenders under the applicable Mortgage Instrument in accordance with the provisions hereof. Each Lender agrees to indemnify each of the other Lenders for any loss or damage suffered or cost incurred by such other Lender (including without limitation, attorneys’ fees and expenses and other costs of defense) as a result of the breach of this Section 12.8 by such Lender.

12.9 Lender Reply Period. All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (iii) shall include a legend substantially as follows, printed in capital letters or boldface type:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE. FAILURE TO RESPOND WITHIN FIVE (5) DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”

and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly to any such request, but in any event within five (5) days (or such longer period if specifically provided herein) after the delivery of such request by Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of the Required Lenders or all Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders or all of the Lenders, as the case may be, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

12.10 Foreclosure. In the event any Qualified Property is acquired by Administrative Agent as the result of a foreclosure or acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations (each a “Foreclosure Property”), title to any such Foreclosure Property or any portion thereof shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the benefit of the Lenders, or in an entity co-owned by the Lenders as determined by Administrative Agent. Administrative Agent shall prepare a recommended course of action for such Foreclosure Property (the “Post-Foreclosure Plan”) and submit it to the Lenders for approval by the Required Lenders. In the event that Administrative Agent does not obtain the approval of the Required Lenders to such Post-Foreclosure Plan, any Lender shall be permitted to submit an alternative Post-Foreclosure Plan to Administrative Agent, and Administrative Agent shall submit any and all such additional Post-Foreclosure Plan(s) to the Lenders for evaluation and the approval by the Required Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Foreclosure Property acquired and administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Foreclosure Property, and the collecting of rents and other sums from such Foreclosure Property and paying the expenses of such Foreclosure Property. Upon demand therefor from time to time, each Lender will contribute its ratable share (based on its respective Commitment Amount Percentage) of all reasonable costs and expenses incurred by Administrative Agent pursuant to the Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Foreclosure Property. In addition, Administrative Agent shall render or cause to be rendered by the managing agent, to each of the Lenders, monthly, an income and expense statement for such Foreclosure Property, and each of the Lenders shall promptly contribute its ratable share (based on its respective Commitment Amount Percentage) of any operating loss for the Foreclosure Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the Post-Foreclosure Plan. To the extent there is net operating income from such Foreclosure Property, Administrative Agent shall, in accordance with the Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in proportion to their respective Commitment Amount Percentage. The Lenders acknowledge that if title to any Foreclosure Property is obtained by Administrative Agent or its nominee, or an entity co-owned by the Lenders, such Foreclosure Property will not be held as a permanent investment but will be disposed of as soon as practicable and within a time period consistent with the regulations applicable to national banks for owning real estate. Administrative Agent shall undertake to sell such Foreclosure Property at such price and upon such terms and conditions as the Required Lenders shall reasonably determine to be most advantageous. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Foreclosure Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage defining the rights of the Lenders in the same, which agreement shall be in all material respects similar to the rights of the Lenders with respect to the Foreclosure Property. Lenders agree not to unreasonably withhold or delay their approval of a Post-Foreclosure Plan or any third party offer to purchase the Foreclosure Property. An offer to purchase the Foreclosure Property at a gross purchase price of 95% of the fair market value of the property as set forth in a current Appraisal, shall be deemed to be a reasonable offer.

12.11 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Voting Rights. A Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Commitment, this Agreement or the other Loan Documents (including any consent to any amendment or waiver pursuant to Section 9.11) shall be suspended for so long as such Lender remains a Defaulting Lender; provided, however, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender (provided the Defaulting Lender is so affected) pursuant to Section 9.11 hereof shall continue to require the consent of the Defaulting Lender.

(b) Turn Over of Payments. All amounts payable hereunder to the Defaulting Lender in respect of the Obligations (whether on account of principal, interest, fees or otherwise, including, without limitation, interest payments from interest reserve allocations to the Defaulting Lender and any amounts that would otherwise be payable to the Defaulting Lender pursuant to Section 2.14, but excluding Section 2.17(b)), shall be paid to Administrative Agent, retained in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Administrative Agent as follows: (i) first, to the payment of any amounts owing by the Defaulting Lender to Administrative Agent hereunder, (ii) second, to the funding of any Advance in respect of which the Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by Administrative Agent, (iii) third, to the payment of any amounts owing by the Defaulting Lender to the non-Defaulting Lenders hereunder, including without limitation for any Special Advance under paragraph (c) of this Section 12.11, (iv) fourth, to the payment of any other amounts owing to the Borrowers from the Defaulting Lender or on account of such Defaulting Lender’s defaults hereunder, (v) fifth, if so determined by Administrative Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, and (vi) sixth, to the Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Advances, and (y) made at a time when the conditions set forth in Section 4.1 are satisfied, such payment shall be applied solely to repay the Advances of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Advances owed to the Defaulting Lender.

(c) Special Advances. If a Defaulting Lender fails to fund its portion of any Advance, in whole or part, within three (3) Business Days after the date required hereunder and Administrative Agent shall not have funded the Defaulting Lender’s portion of the Advance under Section 2.3(b), Administrative Agent shall so notify the Lenders, and within three (3) Business Days after delivery of such notice, the non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to fund all or a portion of such deficiency (the amount so funded by any such non-Defaulting Lenders being referred to herein as a “Special Advance”) to Borrower. In such event, the Defaulting Lender and Borrower severally agree to pay to Administrative Agent for payment to the non-Defaulting Lenders making the Special Advance, forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of the Defaulting Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of Borrower, the then ABR Rate. In any event, to the extent a Lender makes a Special Advance, the amount of such Special Advance shall comprise a portion of such Lender’s Commitment Amount (i.e., a Lender shall not be required to make Advances (including Special Advances) that, in the aggregate, exceed its then Commitment Amount).

(d) Option to Purchase Future Commitment. The non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitment Amount Percentage of those Lenders electing to exercise such right), Defaulting Lender’s Commitment to fund future Advances (the “Future Commitment”). Upon any such purchase of the Defaulting Lender’s Future Commitment, (i) the Defaulting Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, (ii) the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest and, to the extent applicable, evidence its reduced Commitment Amount and Commitment Amount Percentage, and (iii) all Lenders (whether or not electing to exercise such acquisition right) shall promptly execute all documents reasonably necessary to evidence each such Lender’s increased Commitment Amount (if applicable) and increased or decreased (as the case may be) Commitment Amount Percentage.

(e) Replacement of Defaulting Lender.

(i) By Required Lenders. The Required Lenders may, upon notice to the Defaulting Lender and Administrative Agent, require the Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.1 hereof) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); and (ii) Administrative Agent shall have received payment of any amounts owing by such Defaulting Lender to Administrative Agent or the Lenders under this Agreement. The Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, such Lender shall cease to be a Defaulting Lender.

(ii) By Borrower. If the Lender has become a Defaulting Lender due to a failure to fund its Advances hereunder, Borrower may at its option replace such Defaulting Lender under Section 2.17(b).

(f) Indemnification. Each Defaulting Lender shall indemnify, defend and hold harmless Administrative Agent, each non-Defaulting Lender and Borrower for, from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatever which may be imposed on, incurred by or asserted against Administrative Agent, any non-Defaulting Lender or Borrower with respect to the Loan Documents in any way relating to or arising out of such Lender’s status as a Defaulting Lender. The obligations of the Defaulting Lender under this clause (f) shall survive the payment of the Obligations, the termination of this Agreement and the Defaulting Lender’s reversion to a non-Defaulting Lender under Paragraph (g) of this Section 12.11.

(g) Ceasing to be a Defaulting Lender. A Lender shall cease to be Defaulting Lender only upon (i) the payment of all amounts due and payable by Defaulting Lender to Administrative Agent or any Lender under this Agreement; (ii) the payment of any damages suffered by Borrower as a result of such Defaulting Lender’s default hereunder (including, without limitation, interest at the Prime Rate plus 3% on any portion of draw requests funded by Borrower with equity; (iii) the confirmation by the Defaulting Lender to Administrative Agent and Borrower in writing that the Defaulting Lender will comply with all of its funding obligations under this Agreement; and (iv) the circumstances described in clause (e) of the definition of “Defaulting Lender” not existing. An assignment by a Defaulting Lender of its rights and obligations under this Agreement shall not in and of itself cause the Defaulting Lender to cease to be a Defaulting Lender.

12.12 Borrower’s Rights. The provisions of this Article 12 are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights to rely on, enforce or consent to any waiver, modification or amendment of, any of the provisions hereof; provided, however, that Borrower (a) shall have the right to consent to any waiver, modification or amendment of any provision of the above-referenced subparagraphs of Article 12 that affect the rights or obligations of Borrower or any other Loan Party, (b) acknowledges and agrees to the limitations set forth in Section 9.11(c) hereof on Administrative Agent’s ability to act unilaterally with respect to this Agreement and the other Loan Documents, and (c) agrees that Administrative Agent’s inability to deliver any consent to, or approval of, an action requested by Borrower due lack of appropriate Lender consent in accordance with the provisions of Section 9.11(c) hereof shall not constitute an unreasonable withholding or delay by Administrative Agent in the giving of such consent or approval. Notwithstanding the foregoing, Borrower shall be entitled to rely on consents and approvals executed by Administrative Agent without investigation as to the existence of proper Lender authorization.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

OPERATING BORROWER:	INDUSTRIAL INCOME OPERATING PARTNERSHIP LP, a Delaware limited partnership

	BY:	Industrial Income Trust Inc., a Maryland corporation, its sole General Partner

		By:	/s/ Thomas G. McGonagle

Name:	Thomas G. McGonagle

		Title:	CFO

REAL ESTATE HOLDING COMPANY:	IIT REAL ESTATE HOLDCO LLC, a Delaware limited liability company

	By:	Industrial Income Operating Partnership LP, a Delaware limited partnership, its sole Member

		By:	Industrial Income Trust Inc., a Maryland corporation, its sole General Partner

			By:	/s/ Thomas G. McGonagle

Name:	Thomas G. McGonagle

		Its:	CFO

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., a national banking association

	By:	/s/ Amber Coffey

Name:	Amber Coffey

Title:	Credit Banker

[SIGNATURE PAGES CONTINUE]

LENDERS:	JPMORGAN CHASE BANK, N.A., a national banking association

	By:	/s/ Amber Coffey

Name:	Amber Coffey

Title:	Credit Banker

[SIGNATURE PAGES CONTINUE]

LENDERS:	U.S. BANK NATIONAL ASSOCIATION, a national banking association

	By:	/s/ J. Ralph Pace

Name:	J. Ralph Pace

Title:	SVP, Market Manager

[SIGNATURE PAGES CONTINUE]

LENDERS:	PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ James A. Harmann

Name:	James A. Harmann

Title:	Senior Vice President